Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-264769

Prospectus Supplement No. 18

(to Prospectus dated May 13, 2022)

Up to 12,380,260 Shares

CBL & ASSOCIATES PROPERTIES, INC.

Common Stock

This prospectus supplement (“Prospectus Supplement No. 18”) is being filed to update and supplement the information contained in the prospectus dated May 13, 2022 (as supplemented to date, the “Prospectus”) related to the resale or other disposition by the selling stockholders (the “Selling Stockholders”) identified in the Prospectus of up to an aggregate of 12,380,260 shares of common stock, par value $0.001 per share, of CBL & Associates Properties, Inc. (“CBL,” the “Company,” ”we,” “our” or “us”), with the information contained in the definitive proxy statement for our 2023 annual meeting of shareholders to be held on May 24, 2023, filed with the Securities and Exchange Commission (“SEC”) on April 24, 2023 (the “Proxy”). Accordingly, we have attached the Proxy to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “CBL.” On April 21, 2023, the last sale price of our common stock, as reported on the NYSE was $25.01 per share.

We are not selling any securities under the Prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the Selling Stockholders. We have agreed to bear all fees and expenses (excluding any underwriting discounts or commissions or transfer taxes, if any, of any Selling Stockholder) incident to the registration of the securities covered by the Prospectus.

Investing in us involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus and in any applicable prospectus supplement for a discussion of the risks that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 24, 2023.

April 24, 2023

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders which will be held on Wednesday, May 24, 2023 at 3:00 p.m. (EDT). In order to provide an opportunity for greater stockholder participation and reduce the environmental impact of our Annual Meeting, we have decided that our 2023 Annual Meeting will be virtual again this year. You will be able to attend the meeting, vote and submit your questions live via webcast by visiting www.virtualshareholdermeeting.com/CBL2023.

The Notice and Proxy Statement on the following pages contain details concerning the business to come before the meeting. Please sign and return your proxy card in the enclosed envelope, or vote your shares by telephone or via the Internet, to ensure that your shares will be represented and voted at the meeting even if you cannot attend via the live webcast. Even if you plan to attend the meeting via the live webcast, you are urged to sign and return the enclosed proxy card (or voting instruction form, as applicable), or to vote your shares by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or voting instruction form.

Thank you for your support.

Sincerely,

Chief Executive Officer

CBL & ASSOCIATES PROPERTIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 24, 2023

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CBL & Associates Properties, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 24, 2023 at 3:00 p.m. (EDT) via live webcast by visiting www.virtualshareholdermeeting.com/CBL2023. You will need the 16-digit control number included on your proxy card or voting instruction form. The meeting will be held for the following purposes:

1. To act on the re-election of the Board of Directors’ six director nominees to serve for a term of one year and until their respective successors are elected and qualified (“Proposal 1”);

2. To act upon a proposal to ratify the selection of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accountants for the Company’s fiscal year ending December 31, 2023 (“Proposal 2”);

3. To act upon a proposal for the advisory approval of the compensation of our Named Executive Officers as set forth herein (“Proposal 3”); and

4. To act upon an advisory vote on the frequency of future shareholder advisory votes relating to the compensation of our Named Executive Officers (“Proposal 4”); and

5. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

In order to provide an opportunity for greater stockholder participation and reduce the environmental impact of our Annual Meeting, we have decided that our 2023 Annual Meeting will be virtual again this year. You are entitled to attend and participate in the Annual Meeting only if you were a shareholder of record as of the record date or hold a valid proxy for the meeting. Those shareholders will be able to attend the virtual Annual Meeting, vote their shares and submit questions during the meeting via live audio webcast by visiting: www.virtualshareholdermeeting.com/CBL2023. To participate, you will need the 16-digit control number included in your proxy materials or on your proxy card. Please note that there will be no in-person meeting for you to attend.

In accordance with the provisions of the Company’s Bylaws, the Board of Directors has fixed the close of business on Thursday, April 6, 2023, as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement.

Your vote is very important. Whether or not you plan to attend the meeting via live webcast, we urge you to submit your Proxy. To submit your Proxy by mail, please sign, date and promptly return the enclosed Proxy (or voting instruction form) in order to ensure representation of your shares. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Alternatively, you may use the toll-free telephone number indicated on the enclosed Proxy (or voting instruction form) to vote by telephone or visit the website indicated thereon to vote via the Internet. This will not prevent you from voting your shares during the meeting if you desire to do so.

By Order of the Board of Directors

Chief Executive Officer

Chattanooga, Tennessee

April 24, 2023

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS AND RELATED MATTERS	91
HOUSEHOLDING OF PROXY MATERIALS	91
OTHER BUSINESS OF THE MEETING	92

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied in this summary to help you find further information in this Proxy Statement.

Our 2023 Annual Meeting

Time and Date	3:00 p.m. (EDT) on Wednesday, May 24, 2023

Location

The Annual Meeting will be held virtually via live webcast.

You can join the meeting by visiting www.virtualshareholdermeeting.com/CBL2023 and entering the 16-digit control number listed on your proxy card.

Record Date	April 6, 2023

Voting	Each share is entitled to one vote on each matter to be voted upon at our Annual Meeting. You can vote by proxy utilizing any of the following methods:

•
Internet: Go to the website shown on your Proxy or voting instruction form until 11:59 p.m. Eastern Time, the day before our Annual Meeting.
•
Telephone: As shown on the Proxy or voting instruction form you received until 11:59 p.m. Eastern Time, the day before our Annual Meeting.
•
Mail: Mark, sign, date and promptly return your Proxy or voting instruction form.
•
In Person at the Virtual Annual Meeting: You may vote in person during the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/CBL2023 and entering the 16-digit control number found on your proxy card or on the voting instruction form you received from your broker.

Internet Availability of Materials	This Notice of Annual Meeting and Proxy Statement, as well as our Annual Report for the Company’s fiscal year ended December 31, 2022, are also available via the internet at: www.proxyvote.com.

This Proxy Statement was first provided to shareholders on or about April 24, 2023.

Annual Meeting Proposals and Board Recommendations

Proposal	Board Recommendation	Page Reference
Proposal 1 – Election of Directors	For all nominees	7
Proposal 2 – Ratification of the selection of Deloitte as our independent registered public accounting firm for 2023	For	87
Proposal 3 – Advisory Vote to Approve the Compensation of Our Named Executive Officers	For	89
Proposal 4 – Advisory Vote on the Frequency of Future Shareholder Advisory Votes Relating to the Compensation of Our Named Executive Officers	For “one year” frequency	90
Transaction of any other business that properly comes before our Annual Meeting

Director Nominees (Page 8)

Name	Age	Director Since	Occupation	Independent (Yes/No)	Board Committee Memberships	Other Public Company Boards
Stephen D. Lebovitz	62	1993	Chief Executive Officer of the Company	No	None	None
David J. Contis	64	2021

Non-Executive Chairman of the Board of the Company
Founder and President of
Agora Advisors, Inc.
Former President - Mall Platform and Senior Executive Vice president of Simon Properties Group, Inc.
Former Executive Vice President and Chief Operating Officer of
The Macerich Company
Former President of
Equity Group Investments, L.L.C.

				Yes	Audit ($), Compensation	Equity Lifestyle Properties, Inc.; Acosta Verde
Marjorie L. Bowen	57	2021	Former Managing Director of the Fairness Opinion Practice at Houlihan Lokey, Inc.	Yes	Audit* ($), Nominating/ Corporate Governance

Diebold Nixdorf, Incorporated;
Bed Bath & Beyond, Inc. (2022-2023);
Sequential Brands Group, Inc.
(2021-2022);
Centric Brands, Inc. (2020);
Genesco, Inc. (2018-2019);
Navient Corporation
(2019-2020);
ShoreTel Inc. (2016-2017)

David M. Fields	65	2021	Executive Vice President, Chief Administrative Officer and General Counsel of Sunset Development Company	Yes	Compensation, Nominating/ Corporate Governance*	EastGroup Properties, Inc.
Robert G. Gifford	66	2021	Former Chief Executive Officer, AIG Global Real Estate Former Principal with AEW Capital Management	Yes	Audit ($), Compensation*, Nominating/ Corporate Governance	Lehman Brothers Holding, Inc. Retail Properties of America (2016-2021); Liberty Property Trust (2018-2020)
Jeffrey Kivitz	39	2022	Partner, Canyon Partners LLC	Yes	Compensation, Nominating/ Corporate Governance	None
* Denotes Committee Chairman ($) Audit Committee Financial Expert

Ratification of Auditors (Page 87)

We are asking our shareholders to ratify the appointment of Deloitte as the independent registered public accounting firm to serve as our auditors for the year ending December 31, 2023.

Say-on-Pay (Page 89)

Consistent with our shareholders’ preference, our Board of Directors is providing shareholders with an annual vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in our Proxy Statement.

Please review our Compensation Discussion and Analysis (beginning on page 32), which describes the principal components of our executive compensation program, the objectives and key features of each component and the compensation decisions made by our Compensation Committee for our named executive officers, and the accompanying executive compensation tables and related information (beginning on page 53) for additional details about our executive compensation programs, including information about our named executive officers’ fiscal year 2022 compensation.

Advisory Vote on the Frequency of Future Say-on-Pay Votes Relating to Our Executive Compensation (Page 90)

As discussed in Proposal 4 (beginning on page 90), in accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are including a proposal for our stockholders to vote to express, on a nonbinding, advisory basis, whether the frequency with which they wish to hold future nonbinding, advisory votes on the compensation paid to our Named Executive Officers is “every one year,” “every two years” or “every three years.”

PROXY STATEMENT

CBL & ASSOCIATES PROPERTIES, INC.

2030 Hamilton Place Blvd.

Suite 500

CBL Center

Chattanooga, Tennessee 37421

(423) 855-0001

ANNUAL MEETING OF SHAREHOLDERS

May 24, 2023

ANNUAL MEETING AND PROXIES

The enclosed proxy is solicited by and on behalf of the Board of Directors of CBL & Associates Properties, Inc., a Delaware corporation (the “Company” or “CBL”), for use at the annual meeting of shareholders of the Company (the “Annual Meeting”) to be held on Wednesday, May 24, 2023, at 3:00 p.m. (EDT) and at any and all postponements or adjournments thereof. This year’s annual meeting will be an entirely “virtual meeting” of shareholders. You will be able to attend the meeting as well as vote and submit your questions via live webcast by visiting www.virtualshareholdermeeting.com/CBL2023 and entering the 16-digit control number included on your proxy card or on the voting instruction form you received from your broker. Any proxy given may be revoked at any time before it is voted by filing with the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date. All expenses of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. In addition to solicitation by mail, Company officers and regular employees may solicit proxies from shareholders by telephone, telegram or personal interview but will not receive additional compensation for such services. The Company also intends to request persons holding stock in their name or custody, or in the name of nominees, to send proxy materials to their principals and request authority for the execution of the proxies. The Company will reimburse such persons for the associated expense.

In order to provide an opportunity for greater stockholder participation and reduce the environmental impact of our Annual Meeting, we have decided that our 2023 Annual Meeting will be virtual again this year. You are entitled to attend and participate in the Annual Meeting only if you were a shareholder of record as of the record date or hold a valid proxy for the meeting. Those shareholders will be able to attend the virtual Annual Meeting, vote their shares and submit questions during the meeting via live audio webcast by visiting: www.virtualshareholdermeeting.com/CBL2023. Please note that there will be no in-person meeting for you to attend.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 24, 2023:

The Company’s Notice of Annual Meeting and Proxy Statement for the Annual Meeting, as well as our Annual Report for the Company’s fiscal year ended December 31, 2022, are also available at www.proxyvote.com.

VOTING AT THE ANNUAL MEETING

Record Date and Shares Entitled to Vote

Only shareholders of record at the close of business on April 6, 2023 are entitled to vote on the matters to be presented at the Annual Meeting. The number of shares of the Company’s common stock, par value $.001 per share (“Common Stock”), outstanding on such date and entitled to vote was 32,060,922 shares.

Quorum Requirements

The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting with respect to those matters requiring approval by the holders of Common Stock (our only outstanding class of capital stock), but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Votes Necessary to Approve the Proposals

The vote required to approve each of the proposals at the Annual Meeting is as follows:

•
The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required for the election of the Board of Directors’ nominees for re-election as directors under Proposal 1.
•
The affirmative vote of a majority of the votes cast by the holders of shares of Common Stock present or represented at the Annual Meeting is required for approval of:
o
Proposal 2, ratification of the selection of Deloitte as the independent registered public accountants (referred to herein as the “independent registered public accountants” or the “independent auditors”) for the Company’s fiscal year ending December 31, 2023; and
o
Proposal 3, the advisory resolution approving the compensation of our named executive officers.
o
Proposal 4, the choice, on an advisory basis, of every one, two or three years as the frequency with which the Company will hold advisory votes on the compensation of our Named Executive Officers.

Each share of Common Stock is entitled to one vote with respect to those matters upon which such share is to be voted. No cumulative voting rights are authorized and dissenters’ rights are not applicable to these matters.

While the Company’s directors will be elected by plurality vote at the Annual Meeting, as further described below under “Corporate Governance Matters – Additional Policy Statements,” the Board of Directors has implemented a majority voting policy under our Corporate Governance Guidelines, which provides that a director who is nominated in an uncontested election, and who receives a greater number of votes “withheld” from his or her election than votes “for” such election, is required to immediately tender his or her resignation to the Board of Directors for consideration.

Special Note Regarding Shares Held in Broker Accounts

Under New York Stock Exchange (“NYSE”) Rule 452, NYSE member organizations are prohibited from giving a proxy to vote with respect to certain matters, including matters involving (i) an election of directors, (ii) any proposal related to executive compensation (including any shareholder advisory votes on the approval of executive compensation or on the frequency of such shareholder advisory votes) or (iii) an authorization to implement an equity compensation plan, or any material revision to the terms of any existing equity compensation plan, without receiving voting instructions from a beneficial owner. Therefore, brokers will not be entitled to vote shares at the Annual Meeting with respect to Proposal 1, Proposal 3 or Proposal 4 without instructions by the beneficial owner of the shares. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors (Proposal 1), or with taking action on Proposal 3 or Proposal 4.

Voting Procedures

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares and you are receiving a proxy card for the virtual Annual Meeting. If your shares are held in an account at a broker, bank or other similar organization, you are the beneficial owner of shares held in “street name” and you are receiving a voting instruction form. Holders of our Common Stock on the April 6, 2023 record date have three ways to vote: by mail, by phone and via the Internet using a computer:

By Mail: you may complete, sign and return your proxy card (or the voting instruction form received from your broker or bank, as applicable) by pre-paid mail.

By Telephone: you also may use the toll-free telephone number indicated on the proxy card or voting instruction form to vote by telephone until 11:59 p.m. Eastern Time the day before our Annual Meeting.

Via the Internet: you also may visit the website indicated on the proxy card or voting instruction form to vote via the Internet, until 11:59 p.m. Eastern Time the day before our Annual Meeting, or vote online during the virtual Annual Meeting, as describe below.

You must enter the 16-digit control number found on your proxy card (or voting instruction form) in order to vote in advance of the Annual Meeting as described above, and to vote and/or to participate during the Annual Meeting by visiting: www.virtualshareholdermeeting.com/CBL2023. (If you are a “street name” holder and previously requested a legal proxy from your broker, bank or other similar organization, you may also use such legal proxy to vote at and/or participate in the Annual Meeting.) Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote in advance of the Annual Meeting by one of the methods described above.

As noted above, under the rules of the NYSE, on certain routine matters brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the ratification of the selection of the independent registered public accountants (Proposal 2). In instances – such as voting on Proposals 1, 3 and 4 at the Annual Meeting – where brokers are prohibited from exercising discretionary authority (so-called “broker non-votes”), the shares for which they have not received voting instructions are counted as present for the purpose of determining whether or not a quorum exists at the Annual Meeting, but are not included in the vote totals. Because broker non-votes are not included in the vote, they are not counted as votes cast “for” or “against” a proposal. Accordingly, assuming the presence of a quorum at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of any nominee for director under Proposal 1, so long as such nominee receives any affirmative votes, and also will have no effect on the ratification of the selection of the independent registered public accountants under Proposal 2, the advisory resolution approving compensation of our named executive officers under Proposal 3, or the approval, on an advisory basis, of the selection of every one, two or three years as the frequency with which the Company will hold advisory votes on executive compensation under Proposal 4.

Unless contrary instructions are indicated on the accompanying form of proxy, the shares represented thereby will be voted by the persons named as proxies on such form FOR the election of the Board of Directors’ nominees for re-election as directors of the Company as described in Proposal 1; FOR ratification of the selection of Deloitte as the independent registered public accountants for the Company’s fiscal year ending December 31, 2023 as described in Proposal 2; FOR the advisory resolution approving compensation of our Named Executive Officers as described in Proposal 3 and FOR the selection of “one year” as the frequency with which the Company will hold advisory votes on executive compensation as described in Proposal 4.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Director Charles B. Lebovitz, Chairman Emeritus, will not stand for re-election this year. Our Board of Directors, upon the recommendation of our Nominating/Corporate Governance Committee, has nominated six of the Company’s seven current directors for re-election by shareholders at this year’s Annual Meeting. A majority of our directors are unaffiliated (“Independent Directors”) with the Company and its predecessor entity, CBL & Associates, Inc. and its affiliates (“CBL’s Predecessor”). Since the Company’s 2014 Annual Meeting, following the declassification of our Board of Directors as approved by our shareholders, all directors have been elected on an annual basis.

Our Board of Directors has delegated to the Nominating/Corporate Governance Committee, pursuant to the provisions of such Committee’s Charter and our Company’s Corporate Governance Guidelines, the responsibility for evaluating and recommending to the Board candidates to be considered as nominees for election as directors of our Company. In discharging these responsibilities, the Nominating/Corporate Governance Committee may solicit recommendations from any or all of the following sources: the Independent Directors, the Chairman of the Board, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate. The Nominating/Corporate Governance Committee’s criteria for the evaluation and selection of director candidates are described in more detail below under “Board of Directors’ Meetings and Committees – Nominating/Corporate Governance Committee.”

Impact of Our Voluntary Reorganization Under Chapter 11

Beginning on November 1, 2020, the Company and CBL & Associates Limited Partnership, a Delaware limited partnership (the Company’s “Operating Partnership”), together with certain of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions (the “Chapter 11 Cases”) under chapter 11 of title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). On November 1, 2021 (the “Effective Date”), by operation of the Debtors’ Third Amended Joint Chapter 11 Plan of CBL & Associates Properties, Inc. and its Affiliated Debtors (With Technical Modifications) (the “Plan”), the conditions to effectiveness of the Plan were satisfied and the Debtors emerged from the Chapter 11 Cases. On the Effective Date, all outstanding shares of the Company’s previously outstanding common stock, par value $0.01 per share (the “Old Common Stock”), as well as all outstanding shares of the Company’s previously outstanding preferred stock and related depositary shares (the “Old Preferred Stock”) were cancelled. The Operating Partnership’s previously outstanding common and special common units of limited partnership (the “Old LP Common Interests”), as well as its previously outstanding preferred units of limited partnership related to our Old Preferred Stock (the “Old LP Preferred Interests”) also were cancelled, as were all three series of the Operating Partnership’s previously outstanding publicly traded senior notes (the “Old Senior Notes”). Pursuant to the Plan, on the Effective Date (A) the Company issued (i) 1,089,717 shares of its new Common Stock to (a) holders of its Old Common Stock and (b) certain holders of the Old LP Common Interests that elected to receive shares of its new Common Stock in exchange for Old LP Common Interests, (ii) 1,100,000 shares of its new Common Stock to holders of the Old Preferred Stock, (iii) 15,685,714 shares of its new Common Stock to holders of the Old Senior Notes and other general unsecured claims, and (iv) 2,114,286 shares of its new Common Stock to existing holders of Consenting Crossholder Claims (as defined in the Plan) and (B) the Operating Partnership issued 200,000 new common units of general partner interest and 19,789,717 new common units of limited partner interest (the “New LP Interests”) to subsidiaries of the Company and issued 10,283 New LP Interests to certain of the holders of Old LP Common Interests that elected to remain limited partners in the Operating Partnership under the Plan.

Immediately following these transactions on the Effective Date, the Company had an aggregate of 20,000,000 shares of its new Common Stock issued and outstanding (on a fully diluted basis after giving effect to any future election to exchange all New LP Interests for the new Common Stock). On the Effective

Date, the Company also reserved an additional (i) approximately 9,000,000 shares of the new Common Stock for issuance upon the potential exercise of exchange rights by the Company or the holders of $150,000,000 of new 7.0% exchangeable senior secured notes due 2028 issued pursuant to the Plan (the “Exchangeable Notes”) and (ii) 3,222,222 shares of New Common Stock for issuance under the new CBL & Associates Properties, Inc. 2021 Equity Incentive Plan that was subsequently adopted by the Company pursuant to the Plan. As a result, pursuant to the Plan: (i) holders of (a) Old Common Stock and (b) Old LP Common Interests received 5.50% of the outstanding shares of the new Common Stock (on a fully diluted basis after giving effect to any future election to exchange all New LP Interests for new Common Stock), (ii) holders of Old Preferred Stock received 5.50% of the outstanding shares of the new Common Stock, (iii) holders of Old Senior Notes and general unsecured claims received 78.43% of the outstanding shares of the new Common Stock and (iv) holders of Consenting Crossholder Claims received 10.57% of the outstanding shares of the new Common Stock (in each case subject to dilution by awards issued or issuable under the 2021 Equity Incentive Plan on or after the Effective Date and shares of New Common Stock issuable upon any exchange of Exchangeable Notes).

Additional information concerning the terms of the Plan and the Chapter 11 Cases, as well as the new securities issued pursuant to the Plan, is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC, that accompanies this Proxy Statement.

Delaware Litigation

On January 12, 2023, a putative Company stockholder filed a proposed class action lawsuit in the Delaware Court of Chancery, styled Haynes v. Lebovitz, et al., 2023-0033-NAC (Del. Ch.) (the “Delaware Action”). The Delaware Action alleged, among other things, that the Company’s board of directors breached their fiduciary duties in setting March 25, 2022 as the record date for the May 26, 2022 annual meeting, contending that the record date was set for 62 days in advance of the annual meeting, and thus was in violation of Delaware law, which requires the record date for an annual meeting to be set for no more than 60 days in advance of the annual meeting. Through the Delaware Action, the plaintiff sought, among other relief, a judicial order declaring the 2022 annual meeting a nullity and the election of directors void. The Company and the board of directors denied and continue to deny any wrongdoing associated with the miscalculation of the record date. Further, the Company has determined that even though the record date had been set 62 days in advance of the 2022 annual meeting, and thus each director who stood for reelection at the 2022 annual meeting was not reelected, each of the Company’s directors nonetheless continued to validly hold office as holdover directors pursuant to Delaware law. The Company has further determined that given the directors’ status as holdover directors, any defect in the election of directors that occurred at the 2022 annual meeting would be cured through a valid reelection of any such director at the 2023 annual meeting. Company counsel conveyed this view to plaintiffs’ counsel in the Delaware Action. On February 15, 2023, the Delaware Action was voluntarily dismissed

Director Nominees

Upon the recommendation of the Nominating/Corporate Governance Committee, our Board intends to present for action at the Annual Meeting the re-election of Stephen D. Lebovitz, Marjorie L. Bowen, David J. Contis, David M. Fields, Robert G. Gifford and Jeffrey Kivitz, each to serve for a term of one year and until their successors are duly elected and shall qualify. Stephen D. Lebovitz serves as Chief Executive Officer of the Company, and David J. Contis serves as Non-Executive Chairman of the Board. Messrs. Contis, Fields, Gifford and Kivitz and Ms. Bowen are the Company’s five Independent Directors. Unless authority to vote for such nominees is withheld, the enclosed proxy will be voted for such nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve.

Mr. Kivitz was initially appointed to the Board effective August 10, 2022, and was recommended to the Nominating/Corporate Governance Committee and the Board for consideration by Canyon Partners LLC (together with its affiliates, “Canyon”) and by the Company’s Chief Executive Officer. Mr. Contis was appointed as the Non-Executive Chairman of the Company’s Board effective January 25, 2023, in connection with the resignation from the Board of the then-current Non-Executive Chairman, Jonathan M. Heller, due to a change in his principal business association.

Summary of Board Experience As a general matter, our Board believes that each of our directors has valuable individual qualifications, attributes and skills including significant leadership and strategic planning expertise gained through experience in one or more of the fields and capacities summarized below that, taken together, provide us with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of the management of a publicly traded real estate investment trust (“REIT”) in the shopping center industry such as our Company. The following table highlights our directors’ experience, qualifications, attributes and skills:

	S. Lebovitz	M. Bowen	D. Contis	D. Fields	R. Gifford	J. Kivitz
Chief Executive Officer/President/Founder	X		X
Chief Operating Officer/Business Unit Chief Executive			X	X	X
Commercial Real Estate	X		X	X	X
Financial Services / Capital Markets	X	X	X		X	X
Investment Banking		X
Legal Services			X	X
Corporate Restructuring		X	X		X	X
Corporate Governance		X	X	X
Retail Operations			X	X
International Business Experience			X
M&A Transactional Experience / Corporate Strategic Planning	X	X	X		X	X
Risk Oversight / Management	X	X	X	X	X	X
Financial Literacy	X	X	X	X	X	X
Accounting / Audit		X	X
Human Capital Management / Employee Benefits			X	X	X
ESG Experience			X	X		X
Gender Diversity		X
Ethnic Diversity				X

Additional details concerning the senior executive management, professional, public company and philanthropic leadership experiences that our Board, with the advice of the Nominating/Corporate Governance Committee, has determined qualify each director for service on our Company’s Board of Directors are set forth in each individual’s biography presented below. For each of these individuals, the position(s) shown in the left column represents the individual’s position(s) with the Company and with CBL & Associates Management, Inc., a Delaware corporation (the “Management Company”), through which the Company’s property management and development activities are conducted.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION

Stephen D. Lebovitz Chief Executive Officer Director since 1993 Age – 62

Stephen D. Lebovitz serves as Chief Executive Officer of the Company, and also served as President of the Company prior to Michael I. Lebovitz being promoted to serve as President in June 2018. He previously served as President and Secretary of the Company from February 1999 to January 1, 2010, when he became President and Chief Executive Officer, and has served as a director of the Company since the completion of its initial public offering in November 1993. Since joining CBL’s Predecessor in 1988, Mr. Lebovitz has also served as Executive Vice President – Development/Acquisitions, Executive Vice President – Development, Senior Vice President – New England Office, and as Senior Vice President – Community Center Development and Treasurer of the Company. Before joining CBL’s Predecessor, Mr. Lebovitz was affiliated with Goldman, Sachs & Co. from 1984 to 1986.

Mr. Lebovitz is currently Chairman-Elect of the Chattanooga Chamber of Commerce CEO Roundtable. He served as Chairman of the International Council of Shopping Centers, Inc. (“ICSC”) from May 2015 through May 2016 and is a past Trustee and Divisional Vice President of the ICSC (2002-08), as well as a former member of the Advisory Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Lebovitz holds a Bachelor’s degree in Political Science from Stanford University and a Master of Business Administration degree from Harvard University. Stephen D. Lebovitz is a son of Charles B. Lebovitz and a brother of Michael I. Lebovitz and Alan L. Lebovitz.

David J. Contis Chairman of the Board Director since 2021 Age – 64

David J. Contis joined the Board on November 1, 2021. Mr. Contis is the Non‑Executive Chairman of the Company’s Board of Directors and serves as a member of the Audit Committee and the Compensation Committee of the Company’s Board of Directors. Mr. Contis is the founder and President, since May 2017, of AGORA Advisors, Inc., which provides consulting services to real estate and retail companies in North and South America. Mr. Contis was President - Mall Platform and Senior Executive Vice president of Simon Properties Group, Inc., a publicly traded retail REIT, from May 2011 to May 2017. He previously served as President of Real Estate for Sam Zell’s Equity Group Investments from November 2006 to May 2011, and was Executive Vice President and Chief Operating Officer of The Macerich Company, a publicly traded shopping center REIT, from May 1997 to October 2006. Mr. Contis was employed in various capacities by affiliates of Equity Group Investments from 1980 to 1997, including as Vice Chairman, Executive Vice President and Chief Operating Officer of Equity Properties & Development L.P., from 1992 to 1997.

Mr. Contis has served on the boards of various companies, including his current service on the board of Equity Lifestyle Properties, Inc. a NYSE-listed REIT, where he chairs the Compensation, Nominating and Corporate Governance Committee and serves as a member of the Audit Committee. Mr. Contis also is a director and serves on the Investment Committee of Acosta Verde, which owns and operates shopping centers in Mexico and is listed on the Mexican Stock Exchange. He also serves as Senior Managing Director of the private Chai Trust Company. Mr. Contis is a graduate of DePaul University and DePaul University College of Law.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION

Marjorie L. Bowen Director since 2021 Age – 57

Marjorie L. Bowen joined the Board as of November 1, 2021. Ms. Bowen serves as Chair of the Audit Committee and as a member of the Nominating/Corporate Governance Committee of the Company’s Board of Directors. Ms. Bowen is a former Managing Director of the fairness opinion practice at Houlihan Lokey, having served in that capacity from 2000 through 2007 after having originally joined Houlihan Lokey in 1989. She has significant experience in the public REIT sector and has served as a Board member of numerous public and private companies in a variety of industries and has extensive Board experience with companies undergoing restructuring.

A qualified NYSE and NASDAQ financial expert, Ms. Bowen has chaired Special Committees, Audit Committees and Restructuring/Strategic Committees. In 2023, Ms. Bowen was appointed to the Board of Directors of Diebold Nixdorf, Incorporated, and to its Finance Committee. She has previously served on the boards of Bed Bath & Beyond Inc. (2022-2023); Sequential Brands Group, Inc. (2021-2022); Centric Brands, Inc. (2020); Genesco, Inc. (2018-2019); Navient Corporation (2019-2020); and ShoreTel Inc. (2016-2017). Ms. Bowen graduated with an M.B.A. from the University of Chicago Booth School of Business and holds a B.A., cum laude from Colgate University.

David M. Fields Director since 2021 Age – 65

David M. Fields joined the Board as of November 1, 2021. Mr. Fields serves as Chair of the Nominating/Corporate Governance Committee and as a member of the Compensation Committee of the Company’s Board of Directors. Mr. Fields has over 30 years of experience leading operations, administration and legal affairs for companies with large-scale branded real estate holdings. Since 2014, he has served as Executive Vice President, Chief Administrative Officer and General Counsel for Sunset Development Company, the developer of Northern California’s 585-acre Bishop Ranch. Prior to joining Sunset Development, Mr. Fields served as Executive Vice President, Chief Administrative Officer at Bayer Properties. Mr. Fields joined Bayer from the Irvine Company in Newport Beach, California, where he served as Vice President and General Counsel of Irvine’s retail properties division.

Mr. Fields also currently serves as a director and a member of the Board’s Compensation and Nominating and Corporate Governance Committees of EastGroup Properties, Inc., a NYSE-listed real estate investment trust focused on industrial properties. Mr. Fields is a graduate of Yale University and received his law degree from Harvard University.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION

Robert G. Gifford Director since 2021 Age – 66

Robert G. Gifford joined the Board as of November 1, 2021. Mr. Gifford serves as Chair of the Compensation Committee and as a member of the Audit Committee and the Nominating/Corporate Governance Committee of the Company’s Board of Directors. Mr. Gifford served as President and Chief Executive Officer of AIG Global Real Estate from 2009 through 2016. Previously he was a Principal with AEW Capital Management for 22 years, holding leadership positions in acquisitions, capital markets/capital raising, portfolio and asset management.

Mr. Gifford currently serves as a Director of Lehman Brothers Holding Inc., and previously served on the Boards of NYSE-listed real estate investment trusts Retail Properties of America (2016-2021) and Liberty Property Trust (2018-2020). He is also a member of the Advisory Boards of The Davis Companies, a private real estate investor, developer and operator based in Boston, Massachusetts, and Milhaus, a private multi-family developer based in Indianapolis, Indiana. Mr. Gifford received a B.A. from Dartmouth College and a master’s degree in Public and Private Management from the Yale School of Management.

Jeffrey Kivitz Director since 2022 Age – 39

Jeffrey Kivitz joined the Board on August 10, 2022. Mr. Kivitz serves as a member of the Compensation and Nominating/Corporate Governance Committees of the Company’s Board of Directors. Mr. Kivitz is a Partner in Canyon Partners, where he focuses on investments in the technology, software, building product, financial and retail sectors. Prior to joining Canyon in August of 2008, Mr. Kivitz worked as a consultant in both the private equity and general consulting practices at Bain & Company, where he acted as an advisor on buyout and corporate strategy. Mr. Kivitz received a B.A. in Economics, cum laude, from Williams College.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RE-ELECTION OF THE SIX DIRECTOR NOMINEES NAMED ABOVE

Additional Executive Officers

Set forth below is information with respect to those individuals serving as executive officers of the Company as of April 6, 2023 (other than Stephen D. Lebovitz):

Name	Age	Current Position (1)
Charles B. Lebovitz	86	Chairman Emeritus
Andrew F. Cobb	54	Executive Vice President – Accounting
Jeffery V. Curry	62	Chief Legal Officer and Secretary
Howard B. Grody	62	Executive Vice President – Leasing
Benjamin W. Jaenicke	39	Executive Vice President – Chief Financial Officer and Treasurer
Alan L. Lebovitz	55	Executive Vice President – Management
Michael I. Lebovitz	56	President
Katie A. Reinsmidt	44	Executive Vice President – Chief Investment Officer

(1) The position shown represents the individual’s position with the Company and with the Management Company.

Charles B. Lebovitz serves as Chairman Emeritus of the Company. Mr. Lebovitz served as Chairman of the Board of the Company from the completion of its initial public offering in November 1993 through November 1, 2021, at which time he became Chairman Emeritus. He previously served as Chief Executive Officer of the Company from the 1993 initial public offering until 2010, and also served as President of the Company until February 1999. Prior to the Company’s formation, he served in a similar capacity with CBL’s Predecessor. Mr. Lebovitz has been involved in shopping center development since 1961 when he joined his family’s development business. In 1970, he became affiliated with Arlen Realty & Development Corp. (“Arlen”) where he served as President of Arlen’s shopping center division, and, in 1978, he founded CBL’s Predecessor together with his associates.

Mr. Lebovitz is an Advisory Director of First Horizon Bank, N.A., Chattanooga, Tennessee and a member of the Urban Land Institute. He is a past president of the B’nai Zion Congregation in Chattanooga, a member of the National Board of Directors of Maccabiah USA/Sports for Israel (Maccabiah Games), and a National Vice Chairman of the United Jewish Appeal. He was the Campaign Chair for the Jewish Federation of Greater Chattanooga in 1989 and served as President in 1990-91. Mr. Lebovitz also has previously served as Chairman of the ICSC and as a Trustee and Vice President (Southern Division) of the ICSC and is a former member of the Board of Governors of NAREIT. He is a former member of the Chancellor’s Round Table for the University of Tennessee at Chattanooga, a Past President of the Alumni Council for The McCallie School, Chattanooga, and a past member of The McCallie School Board of Trustees, where he was named the recipient of the 1995 Distinguished Alumnus Award. He also is a past member of the Board of Trustees for Girls’ Preparatory School in Chattanooga. Mr. Lebovitz received the 2015 Leadership Fundraiser of the Year Award from the Association of Fundraising Professionals in conjunction with National Philanthropy Day. Mr. Lebovitz received his Bachelor of Arts degree in Business from Vanderbilt University. He is the father of Company executive officers Stephen D. Lebovitz, Michael I. Lebovitz and Alan L. Lebovitz.

Andrew F. Cobb serves as Executive Vice President – Accounting, a position to which he was promoted in September 2021. Mr. Cobb joined CBL in June 2002 as Vice President – Accounting, and previously served as Senior Vice President – Director of Accounting from February 2015 through his promotion in September 2021 and as Vice President – Director of Accounting from February 2007 to February 2015. Prior to joining the Company, Mr. Cobb was with Arthur Andersen LLP from 1991 to 2002, serving as an audit manager from 1996 to 2002. Mr. Cobb is a certified public accountant, licensed in the

State of Tennessee and a member of the Tennessee Society of Certified Public Accountants. Mr. Cobb received a Bachelor of Science in Accounting from Tennessee Technological University.

Jeffery V. Curry serves as Chief Legal Officer and Secretary of the Company. Mr. Curry initially was appointed to serve as Interim Chief Legal Officer of the Company simultaneously with the creation of the Chief Legal Officer position by the Board in February 2012, which appointment was made permanent effective April 3, 2012. He was appointed Secretary of the Company effective September 10, 2012. Mr. Curry also serves as the Company’s Compliance Officer. He previously had served since 1986 as a legal advisor to the Company. Prior to joining the Company, Mr. Curry was a partner in the national law firm of Husch Blackwell LLP, counsel to the Company, a position he held since 2006 when he joined the local office of that firm along with a group of lawyers relocating from a firm that formerly provided legal services to the Company. Mr. Curry received his Doctor of Jurisprudence degree in 1985 from the University of Memphis Cecil C. Humphreys School of Law, where he was on the Editorial Board of the Law Review, and received a LL.M. in Taxation from New York University School of Law in 1986. Mr. Curry serves as a vice president and a member of the board of directors for Chattanooga Inner City Outreach, Inc., a local non-profit organization, and he is a member of the Chattanooga Bar Association and the Tennessee Bar Association.

Howard B. Grody serves as Executive Vice President – Leasing, a position to which he was promoted in September 2021. Mr. Grody previously served as Senior Vice President – Leasing of the Company from June 2008 through his promotion in September 2021 and as Vice President – Mall Leasing since 2000. Mr. Grody joined CBL in 1991 as a Leasing Manager for the Turtle Creek Mall development in Hattiesburg, Mississippi, and subsequently was promoted to the position of Senior Leasing Manager, where he had leasing responsibility for many of the Company’s properties throughout the country. Prior to joining CBL, Mr. Grody worked in the real estate industry with Sizeler Real Estate Properties. Mr. Grody was awarded the designation of Certified Leasing Specialist as recognized by ICSC in 1994, the program’s inaugural year, and was awarded the designation of Senior Certified Leasing Specialist in 2008. Mr. Grody has served two terms on the ICSC Certified Leasing Specialist Committee. Mr. Grody received his Bachelor of Science in Management degree from Tulane University.

Benjamin W. Jaenicke serves as Executive Vice President - Chief Financial Officer and Treasurer, a position he has held since January 2023. Mr. Jaenicke joined CBL in September 2022 as Executive Vice President - Finance. Prior to joining CBL, Mr. Jaenicke spent more than a decade with Wells Fargo (and predecessor firm Eastdil Secured) in real estate investment banking. In his role at Wells Fargo, he worked closely with executives across the real estate industry on strategic and capital planning including advising clients on M&A transactions, recapitalizations, and capital markets executions. Prior to joining Wells Fargo/Eastdil, he worked at PricewaterhouseCoopers where he performed audits and other accounting services for public REIT clients. Mr. Jaenicke holds a Bachelor of Science in Business and a Master of Accounting from Miami University and received his MBA from the University of Virginia Darden School of Business. He is a CFA charterholder and former Certified Public Accountant.

Alan L. Lebovitz serves as Executive Vice President – Management of the Company. Mr. Lebovitz served as Senior Vice President - Asset Management of the Company from February 2009 to February 2018, when he was promoted to his current position. He previously served as Vice President - Asset Management having held that position from 2002 through February 2009, and had served in various positions in management, leasing and development since joining the Company in 1995. Prior to joining CBL in 1995, Mr. Lebovitz received his B.A. from Northwestern University in 1990, was affiliated with Goldman, Sachs & Co. from 1990 to 1992 and obtained an M.B.A. from Vanderbilt University. He has been an active community volunteer for organizations that include: Alzheimer Association’s Mid‑South Chapter, B’nai Zion Synagogue, Chattanooga Area Chamber of Commerce - Leadership Chattanooga and Workforce Development Task Force, Chattanooga Public Education Foundation, Jewish Federation of Greater Chattanooga, The McCallie School, Normal Park Museum Magnet School, and United Way of Greater Chattanooga. Alan L. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz and Michael I. Lebovitz.

Michael I. Lebovitz serves as President of the Company. Mr. Lebovitz served as Executive Vice President – Development and Administration of the Company from January 2010 through June 2018, when he was promoted to his current position. Mr. Lebovitz also served as Senior Vice President – Chief Development Officer of the Company from June 2006 through January 1, 2010. Previously, he served the Company as Senior Vice President – Mall Projects, having held that position since January 1997. Prior to that time, Mr. Lebovitz served as Vice President - Development and as a project manager for the Company. Mr. Lebovitz was promoted to Vice President in 1993. Prior to joining CBL’s Predecessor, he was affiliated with Goldman, Sachs & Co. from 1986 to 1988. He is past president of the Jewish Community Federation of Greater Chattanooga, a past member of the national board of Hillel and a past member of the national board of Jewish Federations of North America. He formerly served on the United States Holocaust Memorial Council and was National Campaign Chair for the Jewish Federations of North America from 2010 – 2011. He was also a member of the board of the United Way of Greater Chattanooga and formerly served on the board of The McCallie School in Chattanooga. Michael I. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz and Alan L. Lebovitz.

Katie A. Reinsmidt serves as Executive Vice President – Chief Investment Officer of the Company. She also serves as Chairperson of the Company’s Benefits Committee, heads CBL’s ESG Team and is the Executive Sponsor for the Company’s diversity, equity, inclusion and belonging (“DEIB”) council, CBL Community. Ms. Reinsmidt served as Senior Vice President – Investor Relations/Corporate Investments of the Company from September 2012 through February 2017, when she was promoted to her current position. She joined the Company as Director of Investor Relations in 2004 and previously was promoted to Director – Corporate Communications and Investor Relations in 2008 and to Vice President – Corporate Communications and Investor Relations of the Company in 2010. Prior to joining the Company, Ms. Reinsmidt served as an Associate Analyst at A.G. Edwards & Sons in St. Louis, Missouri, where she provided research coverage for retail, healthcare and lodging REITs. Ms. Reinsmidt received her Bachelor of Science degree in Economics from the University of Missouri – St. Louis. She also serves as a Trustee and Secretary of the City of Chattanooga General Pension Board, and served as its Vice Chairman from March 2011 through February 2017.

Involvement in Certain Legal Proceedings

As described above, our financial and operating results during 2020 were significantly impacted by the temporary closure of our portfolio for a significant period due to government mandates and operating restrictions related to the COVID-19 pandemic and, on November 1, 2020, the Company, along with the Operating Partnership and certain of its direct and indirect subsidiaries, filed the Chapter 11 Cases, pursuant to which the Company subsequently obtained Bankruptcy Court confirmation of the Plan and emerged from Chapter 11 reorganization on the Effective Date. Certain of our above-referenced executive officers (Charles B. Lebovitz, Stephen D. Lebovitz, Jeffery V. Curry, Alan L. Lebovitz, Michael I. Lebovitz and Katie A. Reinsmidt), as well as former Chief Financial Officer Farzana Khaleel, were executive officers of the Company at the time of such filing. The Board of Directors does not believe the filing of the Chapter 11 Cases is material to an evaluation of the ability or integrity of any of the Company’s executive officers.

Operation of the Company’s Business; Certain Aspects of the Company’s Capital Structure

Our Company operates through its two wholly owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation (“CBL Holdings I”), and CBL Holdings II, Inc., a Delaware corporation (“CBL Holdings II”). As of the April 6, 2023, record date for the Annual Meeting, through the referenced subsidiaries, our Company currently holds a 1.0% sole general partner interest and a 98.97% limited partner interest, for an aggregate total interest of 99.97% in our Operating Partnership.

Pursuant to the Operating Partnership Agreement, the limited partners possess certain rights (the “CBL Rights”), consisting of the right to exchange all or a portion of their Common Units in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company’s election. The CBL Rights may be exercised at any time and from time to time to the extent that, upon exercise of the CBL Rights, the exercising party shall not beneficially or constructively own shares of Common Stock in excess of the applicable share ownership limits set forth in the Company’s Certificate of Incorporation. The Company, however, may not pay in shares of Common Stock to the extent that this would result in a limited partner beneficially or constructively owning in the aggregate more than its applicable ownership limit or otherwise jeopardize, in the opinion of counsel to the Company, the Company’s qualification as a REIT for tax purposes.

Our Company conducts substantially all of its business through the Operating Partnership. Our Company conducts its property management and development activities through the Management Company, which is a taxable REIT subsidiary, to comply with certain technical requirements of the Internal Revenue Code of 1986, as amended.

CORPORATE GOVERNANCE MATTERS

Governance Highlights

• 5 out of 6 Director nominees are independent	• Independent compensation consultant
• Independent Chairperson	• Performance driven Executive Compensation, including specific ESG Goals
• Separate CEO and Board Chairperson	• Nominating/Corporate Governance Committee oversight of CBL’s ESG Program
• Fully independent Committees and Committee Chairpersons	• Prohibition against hedging, pledging and margin lending using Company shares
• All Directors elected annually	• Double-trigger Change of Control for Executive Compensation
• Director resignation policy	• Code of Conduct and Business Ethics for officers, employees and Directors certified annually
• Annual Board and Committee evaluations	• Robust minimum stock ownership requirements for executive officers and Non-employee Directors
• All Audit Committee Members are Audit Committee Financial Experts	• CBL does not make political contributions

Our Board has adopted guidelines on corporate governance (including director independence criteria), committee charters, and a code of business conduct and ethics setting forth the Company’s corporate governance principles and practices. These documents can be accessed in the “Investor Relations – Governance – Governance Documents” section of the Company’s website at cblproperties.com. Effective as of November 1, 2021, our Company adopted the Second Amended and Restated Guidelines on Corporate Governance incorporating all previous guidelines on corporate governance, including all of the additional policy statements that had previously been added to such guidelines as described below, and also to eliminate the Executive Committee, add ESG oversight responsibilities to the Nominating/Corporate Governance Committee and revise the policy on Minimum Stock Ownership for Executive Officers with respect to the Chief Executive Officer, as described below. The Second Amended and Restated Corporate Governance Guidelines, as further amended by the Board of Directors effective November 10, 2022 to revise and clarify the minimum stock ownership guidelines for our Non-Employee Directors and Executive Officers, are referred to herein as the “Corporate Governance Guidelines”). See also “Corporate Governance Matters – Additional Policy Statements” below.

Director Independence

Our Board has adopted a set of director independence standards (“Director Independence Standards”) for evaluating the independence of each of the directors in accordance with the requirements of the SEC and of the NYSE corporate governance standards. The Director Independence Standards are included as an exhibit to our Company’s Corporate Governance Guidelines, which can be found in the “Investor Relations – Governance – Governance Documents” section of the Company’s website at cblproperties.com. Pursuant to NYSE Rule 303A.02(a) and the provisions of our Company’s Director Independence Standards (as set forth below), our Board has reviewed whether any director has any relationship with the Company’s independent auditors that would preclude independence under SEC and NYSE rules, or any material relationship with our Company (either directly or as a partner, member, shareholder or officer of an organization that has a relationship with the Company) which could (directly or indirectly) materially impact the ability of such director or nominee to exert his or her independent judgment and analysis as a member of our Board. As a result of this review, our Board affirmatively determined that five of our Company’s six current directors were independent under the standards of the SEC and NYSE and as set forth in our Company’s Director Independence Standards. Stephen D. Lebovitz, who is the Chief Executive Officer of our Company and an employee of the Management Company, was deemed not independent.

In making the independence determinations with respect to the Company’s current Independent Directors, the Board of Directors considered the following factors:

•
With respect to each of Messrs. Contis, Fields and Gifford, as well as Ms. Bowen, the Board considered the fact that they initially were recommended to the Nominating/Corporate Governance Committee and Board for consideration by an Ad Hoc Bondholder Group, in connection with the Company’s Chapter 11 reorganization process and pursuant to a formal search that was conducted by the Korn Ferry management consulting firm.

•
With respect to Mr. Kivitz, the Board considered the fact that he is a partner at Canyon, which advised certain funds and accounts (the “Canyon Funds”) which were Consenting Crossholders in the Chapter 11 Cases that held, or were deemed to beneficially own, in excess of 20% of the aggregate principal amount of the Operating Partnership’s then-outstanding public bonds and served as a lender under the Company’s pre-emergence Credit Agreement, and the fact that, as Consenting Crossholders, the Canyon Funds, on account of their Allowed Consenting Crossholder Claim(s), received their Pro Rata share of the Consenting Crossholder Claims Recovery Pool pursuant to the terms of the Plan; provided that each Consenting Crossholder entitled to receive New Senior Secured Notes on account of its Crossholder Claim was entitled to make the Convertible Notes Election (all as defined in the Plan). The Board further considered (i) the fact that, in connection with his appointment to the Board of Directors, Mr. Kivitz agreed with Canyon that he will resign as a director of the Company if he ceases to be employed with Canyon and (ii) the fact that, as a partner in Canyon, Mr. Kivitz has an indirect interest in the above-described transactions, which could be material, in that he receives a portion of amounts received by Canyon related to the management and increase in value of certain of the funds and accounts advised by Canyon whose portfolios include an investment in the Company.

In each case, the Board of Directors determined that the factors described above did not interfere with the independence of each of the above-referenced Independent Directors.

Additional Policy Statements

As described above, the Company has included additional policy statements as part of the Corporate Governance Guidelines. A summary of these policy statements, as so amended and currently in effect, is as follows:

Director Resignation Policy – a policy statement that requires a director who is nominated in an uncontested election but does not receive a “majority vote” to immediately tender his or her resignation to the Board of Directors for consideration. A “majority vote” means that the number of shares voted “for” a director must exceed the number of votes “withheld” with respect to the election of that director. The policy provides that if a director does not receive a “majority vote” and tenders his or her resignation, the Nominating/Corporate Governance Committee will make a recommendation to our Board of Directors on whether to accept or reject the resignation. The Board will then consider the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision to either accept or reject the resignation within 90 days from the date of certification of the election results. The director whose resignation is being considered will not participate in the recommendation of the Nominating/Corporate Governance Committee or the decision of the Board of Directors.

Limits on Other Board Participation – a policy statement that limits to four (4) the number of other public company boards (not counting the Company’s Board) upon which a director may serve at any given time.

Minimum Stock Ownership for Non-Employee Directors – as amended, a policy statement that provides that by five (5) years from the later of (i) the adoption of the revised policy (November 10, 2022) or (ii) becoming a member of the Company’s Board, a Non‑Employee Director (a director that is not an employee of the Company, currently, the Independent Directors) must accumulate and hold at least an amount of shares of the Company’s Common Stock having a value, determined as set forth in the policy statement, equal to not less than five (5) times the amount of the Annual Cash Retainer that such Non‑Employee director shall receive from the Company. This policy statement includes an exemption for any Non‑Employee director who is prohibited by law or by the regulations of his or her employer from having an ownership interest in the Company’s securities.

Minimum Stock Ownership for Executive Officers – a policy statement that provides that by five (5) years from the later of (i) the adoption of the revised policy (November 10, 2022) or (ii) becoming an executive officer, such officer must own an amount of the Company’s Common Stock, determined as set forth in the policy statement, having a value at least equal to the following formula amounts:

Executive Officer	Level of Stock Ownership
Chief Executive Officer	6x prior calendar year’s annual base salary
President	3x prior calendar year’s annual base salary
Chief Financial Officer	3x prior calendar year’s annual base salary
Chief Investment Officer	3x prior calendar year’s annual base salary
Chief Legal Officer	3x prior calendar year’s annual base salary
Executive Vice Presidents	3x prior calendar year’s annual base salary

Additional Policies Applicable to Minimum Stock Ownership Requirements for Non-Employee Directors and Executive Officers – For purposes of these requirements, the ownership of interests that are exchangeable for shares of Company stock (such as stock options, performance stock units (“PSUs”), restricted stock units (“RSUs”) or similar interests) will be deemed “owned” by an individual only after (A) as to stock options, the individual’s exercise of such stock options and the resulting acquisition of shares of stock; and (B) as to PSUs, RSUs and similar interests: (i) a determination that the performance goals or factors that must be satisfied to allow for the exchange of such PSUs, RSUs or similar interests for shares of stock have been met and (ii) such exchange is then implemented. A valuation formula for purposes of annual compliance testing under these requirements provides that shares of the Company’s Common Stock will be “valued” for such purpose at the greater of (A) their actual cost basis, for shares purchased by a Non-Employee Director or executive officer, (B) the tax basis for shares awarded to Non-Employee

Directors and executive officers on a compensatory basis or (C) the average value of the Company’s Common Stock for the calendar year preceding the year in which such testing occurs, determined by using the average of the closing prices of the Company’s Common Stock on the NYSE on each trading day in the preceding calendar year. Further, any exceptions to the required minimum stock ownership levels for any Non-Employee Director or executive officer will be subject to review and discretionary approval by the Chairman of the Board’s Compensation Committee (or by the Chairman of the Nominating/Corporate Governance Committee, if such exception involves the Chairman of the Compensation Committee).

Changes in Director’s Principal Occupation or Business Association – a policy statement that provides that when the principal occupation or business association of a member of the Board of Directors changes substantially from the position he or she held at the time of their most recent election to the Board, such director shall promptly notify, in writing, the Chairperson of the Nominating/Corporate Governance Committee (or the other members of the Nominating/Corporate Governance Committee, if such affected director is the Chairperson). The Nominating/Corporate Governance Committee shall then review – with the affected director abstaining if he or she is a member – whether it is appropriate and in the best interests of the Company to allow the continued participation of such director as a member of the Board of Directors of the Company. If the Nominating/Corporate Governance Committee recommends that such director should no longer serve as a member of the Board of Directors of the Company as a result of such change, and the full Board of Directors (excluding the director at issue) ratifies such recommendation, then the Board of Directors shall request that the affected director submit a letter of resignation.

Initial Term of Director Appointed to Fill a Board Vacancy – a policy statement that provides that any director appointed by the Board of Directors of the Company to fill a vacancy created by the departure of another director shall serve only until the next regularly scheduled annual meeting of the Company’s shareholders. In order for such director to continue to serve thereafter, he or she must be nominated and duly elected for another full term.

Executive Sessions for Independent Directors

In accordance with the NYSE Rule 303A.03, the Independent Directors of the Company meet from time to time in scheduled executive sessions without management participation. Currently, these executive sessions are chaired by David J. Contis in his capacity as Non-Executive Chairman of the Board (prior to his becoming Non-Executive Chairman following the resignation of Jonathan M. Heller in January 2023, Mr. Contis chaired these sessions in his capacity as Lead Independent Director). The Independent Directors met in six executive sessions during 2022.

Board Leadership Structure

Our Board of Directors has no formal policy with respect to the separation of the offices of Chairman and Chief Executive Officer. Prior to January 1, 2010, Charles B. Lebovitz had served as Chairman of the Board and Chief Executive Officer of the Company since the completion of its initial public offering in November 1993. During the fourth quarter of 2009, the Board determined that Stephen D. Lebovitz should be promoted to serve as Chief Executive Officer of the Company effective January 1, 2010. Pursuant to the terms of the Plan and concurrently with the November 1, 2021 Effective Date, Charles B. Lebovitz became Chairman Emeritus and Jonathan M. Heller became Non-Executive Chairman of the Board of Directors. David J. Contis succeeded Mr. Heller as Non-Executive Chairman of the Board in conjunction with Mr. Heller’s resignation in January 2023.

In connection with each of these changes to the structure of Company’s Board leadership, our Board of Directors also has considered the strong, ongoing leadership and oversight role played by the Company’s Independent Directors, which may be summarized as follows:

•
Historically a majority of our Board has been comprised of Independent Directors at all times, in keeping with the listing requirements of the NYSE, and five of the six current nominees for re-election to the Company’s Board are Independent Directors as described above.
•
The Independent Directors are a sophisticated group of professionals, a majority of whom have significant experience in the commercial real estate industry in addition to possessing a variety of other expertise and skills, and many of whom either are currently, or have been, leaders of major companies or institutions.
•
Our Board has established three standing Committees composed solely of Independent Directors — the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee — each with a different Committee chair, and each with responsibility for overseeing key aspects of CBL’s corporate governance (see “Board of Directors Meetings and Committees” below).
•
As described above, the Independent Directors regularly meet in executive sessions without the presence of management, with the Non-Executive Chairman of the Board presiding over such sessions.
•
The Independent Directors, as well as our full Board, have complete access to the Company’s management team. The Board and its committees receive regular reports from management on the business and affairs of the Company and related strategic planning considerations.
•
Under the Company’s Corporate Governance Guidelines, all Company directors have full access to the executive officers of the Company (including the Company’s Chief Legal Officer), the Company’s independent counsel, independent registered public accountants, and any other advisors that the Board or any director deems necessary or appropriate.

Board Diversity

The Board values diversity and believes that having a diverse Board is a competitive advantage that will make our Company stronger over time. We believe it is important to routinely assess the composition of the Board with a goal of striking a balance between the knowledge and understanding of the business that comes from longer-term service on the Board and the fresh ideas and perspective that can come from adding new members. We consider all dimensions of diversity in selecting directors (as summarized below for our current Director Nominees), including race, gender, sexual orientation, depth and breadth of professional and life experiences, and ethnic background and will continue to pursue opportunities to improve Board diversity.

Average Director Age: 58.8 years Average Tenure: 6 years Independence: 83%

Gender Diversity: 17% Racial/Ethnic Diversity: 17%

Board and Management Role in Risk Oversight

Assessing and managing risk is the responsibility of the management of our Company. Our Board is responsible for overseeing our risk management. The Board administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board and its committees on topics relating to the risks that the Company faces, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, environmental and social matters, cyber-security risks and threat mitigation related to our technology and information systems, existing and potential legal claims against the Company and various other matters relating to the Company’s business; (2) the required approval by the Board of Directors of significant transactions that entail the expenditure of funds or incurrence of debt or liability in amounts in excess of certain threshold dollar amounts; (3) the review and discussion of regular periodic reports to the Board and its committees from the Company’s independent registered public accountants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes; and (4) the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating/Corporate Governance Committees.

In addition, under its charter, the Audit Committee is specifically responsible for reviewing and discussing management’s policies with respect to risk assessment and risk management. The Company’s Director of Internal Audit meets regularly in executive sessions with the Audit Committee (at least quarterly and more frequently if necessary), for discussions of the Company’s oversight of risk through the internal audit function, including an annual review of the Company’s internal audit plan, which is focused on significant areas of financial, operating, and compliance risk, and periodic updates on the results of completed internal audits of these significant areas of risk. The Audit Committee also monitors the Company’s SEC disclosure compliance, and any related reporting risks, and receives regular reports from the Company’s Compliance Committee which assists the Audit Committee in exercising certain oversight responsibilities concerning the Company’s use of interest rate hedging instruments to manage our exposure to interest rate risk (including but not limited to entering swaps for such purpose and the exemption of any such swaps from applicable execution and clearing requirements).

Cybersecurity Risk Oversight and Mitigation

As part of its regular oversight of risk management, the Audit Committee also is responsible for cybersecurity risk and threat mitigation related to our information technology and information systems including protection and security of employee and customer data. Our Vice President – Technology Solutions is responsible for the day-to-day management of our cybersecurity. The Vice President – Technology Solutions reports directly to our President. The Audit Committee is responsible for overseeing cybersecurity risks, and Management reports to the Audit Committee on the Company’s cybersecurity program, current cybersecurity projects and industry trends and efforts to mitigate cybersecurity risk on at least a semi-annual basis.

We contract with a third-party to perform a cybersecurity risk and vulnerability assessment annually. We regularly test areas of potential vulnerability, utilizing penetration testing, ransomware-focused disaster recovery tests as well as testing exercises for other higher risk areas. Additionally, our cybersecurity and information security controls are regularly tested by our auditors.

We have a comprehensive program designed to mitigate cybersecurity risk. We have adopted and require employees to abide by our Personally Identifiable Information Policy to help protect personal employee, vendor and tenant information. Employees are required to complete regular cybersecurity training and education annually, which is followed-up with quarterly testing and re-training, as necessary. We also maintain an incident response plan which outlines our response and action in the event of a major cybersecurity incident. The Company also maintains cybersecurity risk insurance coverage.

Over the past three years, we have not experienced a material information security breach and as a result, we have not incurred any material expenses from penalties and/or settlements related to such matters during that time. However, we have experienced two minor cybersecurity incidents, the latest of which occurred in November 2020. All incidents were resolved promptly, had no material impact on the Company’s reputation, financial performance, customer or vendor relationships, and posed no material risk of potential litigation or regulatory investigations or actions.

Communicating With the Board of Directors

The Company provides a process for shareholders and other interested parties to send communications to the Board or any of our directors. Such persons may send written communications to the Board or any of the directors c/o the Company’s Executive Vice President – Chief Investment Officer, CBL Properties, 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000. All communications will be compiled by the Company’s Executive Vice President – Chief Investment Officer and submitted to the Board or to the individual director(s) to whom such communication is addressed. It is the Company’s policy that all directors attend the Annual Meeting unless they are prevented from attending due to scheduling conflicts or important personal or business reasons; provided, however, it is the Company’s policy that a majority of the directors (including a majority of the Company’s Independent

Directors) attend each Annual Meeting. All eight of the Company’s then-current directors attended the virtual 2022 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics

Our Board has adopted a Fourth Amended and Restated Code of Business Conduct and Ethics (the “Code of Business Conduct”) that applies to all directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct is available in the “Investor Relations – Governance – Governance Documents” section of the Company’s website at cblproperties.com, or at no charge by directing a written request for a copy to the Company at CBL Properties, CBL Center, Suite 500, 2030 Hamilton Place Blvd., Chattanooga, Tennessee 37421-6000, Attention: Executive Vice President – Chief Investment Officer. The purpose of the Code of Business Conduct is to provide a codification of standards that is reasonably designed to deter wrongdoing and to promote accountability for and adherence to the standards of the Code, including honest and ethical conduct, as well as the prompt internal reporting to an appropriate person or persons of violations of the Code; the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in the Company’s filings with the SEC and in other public communications by the Company; and compliance with all applicable rules and regulations that apply to the Company and to its directors, officers and employees. On at least an annual basis, all employees and Directors of the Company are required to reaffirm their understanding of and willingness to comply with this Code by acknowledging such in writing or in a secure electronic form.

Environmental, Social and Governance Issues (ESG)

CBL’s dedicated ESG Team was established in 2021 to advance and sharpen the Company’s focus on sustainability, social and corporate governance, as well as on ESG reporting. The members that make up this committee represent various departments within the Company and the committee is led by CBL’s Executive Vice President – Chief Investment Officer. The ESG Team met monthly in 2022 and reports to the CEO and the Nominating/Corporate Governance Committee of CBL’s Board of Directors on at least a bi-annual basis.

CBL believes that we should embrace corporate responsibility, promoting a culture of accountability, fairness, and transparency in how we manage our relationships with investors, team members, tenants, and partners. We have a comprehensive set of policies and procedures that govern the activities of the group, including:

SOCIAL POLICIES: CBL sets standards on diversity and equal opportunity employment, worker rights, discrimination, stakeholder engagement, employee performance and career development, human rights and workplace accountability, freedom of association, and labor practices.

GOVERNANCE POLICIES: CBL maintains standards and policies on bribery and corruption, data protection & privacy, cybersecurity, executive compensation, fiduciary duty, fraud, political contributions, whistleblower protection, internal audit, and risk management.

SUSTAINABILITY POLICIES: CBL maintains policies outlining CBL’s commitment and programs related to sustainable building practices, sustainable property management, and is implementing green lease language in new lease contracts.

Environmental Programs

The Company is committed to reducing waste through the use of environmentally friendly materials, domestic products, and the implementation of green building practices in our new development projects, redevelopments and renovations.

As part of our ongoing commitment to reducing our overall environmental impact, in 2022 CBL rolled out a new Tenant Sustainability Guide, which provides tenants with best practices related to sustainable construction and development practices. We are also in the process of onboarding our consumption data with Conservice ESG, which will help provide the information we need to better measure portfolio consumption and to set goals to reduce consumption. During 2022, we completed nine new energy efficient lighting projects, which resulted in an estimated additional 3.4 million KwH savings annually. Additionally, we expanded existing partnerships and formed new partnerships with electric vehicle charging providers and increased the number of available charging stations to 113 across 18 properties. We are actively evaluating solar power pilot programs with the goal of launching our first project by the end of 2023.

Social Programs

We believe that we are stronger as a team and that collectively we can make an even bigger positive impact on our communities. CBL Cares, a team-member-led program that launched in 2012, gives our team the opportunity to do just that by contributing financially to a CBL Cares fund and contributing significant additional support through volunteer efforts, as discussed below. The CBL Cares committee reviews applications from non-profit organizations as well as recommendations from other team members and provides financial support to a wide array of organizations that work to meet the diverse needs of our communities. Through CBL Cares, each team member is provided 16 hours per year of volunteer time, making it easy for them to give of their time and expertise to an organization that means the most to them.

In 2022, we expanded our relationship with United Way of Greater Chattanooga and formed a new partnership with the Susan G. Komen Breast Cancer Foundation (the “Komen Foundation”). CBL joined with companies across Chattanooga to celebrate the United Way of Greater Chattanooga’s 100th birthday and recognized the milestone with a special monetary and in-kind gift of $25,000. Altogether, through our corporate donations and employee payroll deductions, CBL donated $138,000 to the United Way.

CBL team members also donated their time, taking part in United Way’s Impact Days, during which the entire Chattanooga community mobilized to complete hundreds of service projects over two days. 41 CBL team members donated a total of 322 hours during Impact Days alone and donated an additional 50 hours facilitating our annual United Way workplace campaign. Outside of our commitment to United Way, our team members volunteered more than 552 hours with various non-profit organizations in 2022 through our CBL Cares volunteer program. In total, through volunteer hours, corporate donations, CBL Cares funds, and in-kind donations, we provided support – valued at nearly $200,000 – to organizations across our portfolio that work to meet the diverse needs of our communities.

Additionally, this past year, CBL embarked on a new partnership with the Komen Foundation to host the organization’s More Than Pink Walk at two of CBL’s Tennessee properties. The events, which were both held in October, attracted nearly 2,000 participants, and raised over $300,000 for the organization. In 2023, we look forward to launching a new CBL Cares policy, which will encompass all areas of CBL’s Corporate Social Responsibility program. We plan to deepen our relationship with non-profit partners like United Way, while seeking out new partnerships with organizations that align with our company values.

Diversity, Equity, Inclusion and Belonging

CBL has long valued an inclusive and welcoming environment for our team members and the communities we serve. We are committed to a workplace free from discrimination and harassment, and we value the diverse perspectives, backgrounds, and experiences that we derive from our team, our tenants and our customers.

Over the last few years, CBL has taken steps to enhance its efforts around diversity, equity, inclusion, and belonging (DEIB), and in 2022 we made significant progress in a number of areas. Most notably, we developed and have begun executing a three-year DEIB strategy and roadmap with our inclusion partner, Hinton & Co., which will guide our progress in this area for the next few years. Internally,

CBL Community, which we launched in 2021, organized three Fireside Chats to help educate and inform CBL team members on various aspects of diversity. These events allow the CBL team to hear directly from their fellow team members on topics such as racial bias, anxiety, grief, LGBTQ+ issues, and the intergenerational workplace.

Externally, our efforts over the past year have been focused on diversifying our tenant mix. In 2022, we hosted four Black-owned business expos, and have demonstrated our commitment to our DEIB work by signing the CEO Action Pledge for Diversity & Inclusion and joining Open to All, a charter that aims to eliminate racial bias in the retail industry. In an effort to expand our recruiting outreach, we partnered with Transition Overwatch, which targets Veterans, and as well as Project Destined for internship opportunities in 2023. As we further execute on our DEIB strategic plan, in 2023, we will roll out comprehensive DEIB training for our entire team; we will host Black-owned business expos at additional properties and expand the program to host events highlighting Woman-owned businesses, Veteran-owned businesses, and Young Entrepreneurs. We will host additional Fireside Chat events on a quarterly basis and introduce a new Fireside Chat Forum to give team members an opportunity to participate in small-group conversations about the topics covered during Fireside Chats.

Our People

We believe our people are critical to the success of our company, and we are committed to providing a work environment that attracts, develops, and retains high-performing team members. In addition to competitive compensation and benefits, we believe investing in the ongoing development of our team is critical to the success of the organization and the overall wellbeing of our team members. In 2022, we held our first in-person CBL U Leadership Conference since 2020, which provided our team with several learning opportunities as well as a chance to network with teammates and external vendors.

Other training opportunities provided throughout the year included participation in various leadership programs as well as ad hoc training programs on topics such as career development and skills training; health, well-being, and safety; DEIB; cybersecurity, and more. To streamline learning opportunities, and to better account for the investment CBL team members make in the development of their skills, we rolled out a new tool for self-guided learning and on-demand educational content across a variety of topics. Our team members dedicated a total of 6,201 hours to training and development over the course of 2022. In early 2023, we implemented company-wide annual required ethics training as well as inclusion training.

In late 2022, we issued an employee engagement survey through Great Place to Work®, which resulted in CBL achieving Great Place to Work Certification™ in November. We are proud of the culture we have created at CBL and are very gratified to have our hard work recognized with this prestigious designation.

More information on our sustainability, DEIB, social responsibility, community involvement and employee engagement initiatives is available on dedicated web pages at cblproperties.com/about. The information on our web site is not, and should not be considered to be, a part of this Proxy Statement.

Board of Directors’ Meetings and Committees

The Company’s Board of Directors met nine times during 2022. Each director attended more than 75% of the aggregate of (i) the total number of Board meetings and (ii) the total number of meetings of Board committees on which the director served at the time during 2022.

Our Board of Directors has established standing Audit, Compensation and Nominating/ Corporate Governance Committees, as described in more detail below. Copies of each of the three committee charter documents referenced below are available and can be accessed in the “Investor Relations – Governance – Governance Documents” section of the Company’s website at cblproperties.com, or at no charge by written request to the Company’s Executive Vice President – Chief Investment Officer at the address provided above.

Additional information with respect to the three standing committees of the Company’s Board of Directors is as follows:

The Audit Committee
Current Members: Marjorie L. Bowen (Chair) David J. Contis Robert G. Gifford 2022 Committee Actions: 6 meetings Governing Document: Second Amended and Restated Charter adopted August 14, 2013

The Audit Committee is responsible for the engagement of the independent auditors and the plans and results of the audit engagement. The Audit Committee approves audit and non-audit services provided by the independent auditors and the fees for such services and reviews the adequacy of the Company’s internal accounting controls as well as the Company’s accounting policies and results and management’s policies with respect to risk assessment and risk management, including oversight of cybersecurity risk and threat mitigation related to our information technology and information systems. The Audit Committee also exercises certain oversight responsibilities concerning the Company’s use of interest rate hedging instruments to manage our exposure to interest rate risk (including but not limited to entering swaps for such purpose and the exemption of any such swaps from applicable execution and clearing requirements).

The Board of Directors has determined that each member of the Audit Committee is an Independent Director pursuant to the independence requirements of Sections 303A.02 and 303A.07(b) of the listing standards of the NYSE as currently applicable, and also has determined that each of Marjorie L. Bowen, David J. Contis and Robert G. Gifford qualify as an “audit committee financial expert” as such term is defined by the SEC.

The Compensation Committee
Current Members: Robert G. Gifford (Chair) David J. Contis David M. Fields Jeffrey Kivitz 2022 Committee Actions: 3 meetings Governing Document: Second Amended and Restated Charter adopted November 10, 2022

The Compensation Committee generally reviews and approves compensation programs and, specifically, reviews and approves salaries, bonuses, stock awards and stock options for officers of the Company of the level of executive president or higher. The Compensation Committee administers the CBL & Associates Properties, Inc. 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”), but typically has delegated the responsibility for routine, ministerial functions related to such plan and its predecessor plans, such as the documentation and record-keeping functions concerning awards issued under such plans, to employees in the Company’s accounting and finance departments, with assistance from Company counsel. The Compensation Committee also approves and oversees the Annual Incentive Plan and Long-Term Incentive Program components of the Company’s incentive programs for its Named Executive Officers. The Compensation Committee engages the independent compensation consulting firm Ferguson Partners Consulting, L.P. (“Ferguson”) to provide assistance and advice on the composition and components of the Company’s executive compensation. The discussion herein under the section entitled “Executive Compensation – Compensation Discussion and Analysis” which, together with the section entitled “Director Compensation,” provides additional information concerning the Compensation Committee’s processes and procedures for setting director and executive officer compensation.

The Board of Directors has determined that each member of the Compensation Committee is an Independent Director pursuant to the independence requirements of Sections 303A.02 and 303A.05(a) of the listing standards of the NYSE as currently applicable.

The Nominating/Corporate Governance Committee

Current Members:

David M. Fields (Chair)

Marjorie L. Bowen

Robert G. Gifford

Jeffrey Kivitz

2022 Committee
Actions:

2 meetings

Governing Document:

Second Amended and Restated Charter adopted
November 11, 2021

The Nominating/Corporate Governance Committee reviews and makes recommendations to the Board of Directors regarding various aspects of the Board of Directors’ and the Company’s governance processes and procedures. The Nominating/Corporate Governance Committee also evaluates and recommends candidates for election to fill vacancies on the Board, including consideration of the renominations of members whose terms are due to expire. As an additional element of its primary responsibilities, the Nominating/Corporate Governance Committee provides assistance and oversight concerning the Company’s responsibilities, initiatives and programs involving ESG matters.

The Nominating/Corporate Governance Committee requires a majority of the Company’s directors to be “independent” in accordance with applicable requirements of the rules of the SEC and NYSE (including certain additional independence requirements for Audit Committee and Compensation Committee members). A set of uniform Director Independence Standards, which was used in making all such Independent Director determinations, is included in the Company’s Corporate Governance Guidelines, a copy of which is available in the “Investor Relations – Governance – Governance Documents” section of the Company’s website at cblproperties.com. In addition, and as part of the evaluation of potential candidates, the Nominating/Corporate Governance Committee considers the breadth of a candidate’s business and professional skills and experiences, reputation for personal integrity, and ability to devote sufficient time to Board service, as well as the Company’s needs for particular skills, insight and/or talents on the Board of Directors. While the Company has no related, formal policy, both the Nominating/Corporate Governance Committee and the Board consider diversity in identifying director nominees, to assist in achieving a mix of Board members that represents a diversity of perspective, background, gender, ethnicity and experience. For incumbent directors, the Nominating/Corporate Governance Committee reviews such directors’ overall service during their term, including the number of meetings attended, level of participation and quality of performance.

The Nominating/Corporate Governance Committee will consider candidates for Board of Directors’ seats proposed by shareholders. Any such proposals should be made in writing to CBL Properties, 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000, Attention: Corporate Secretary, and must be received no later than December 26, 2023, in order to be considered for inclusion in the Company’s proxy statement for the 2024 Annual Meeting. In order to be considered by the Nominating/Corporate Governance Committee, any candidate proposed by shareholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates, including consent to an initial background check. The Nominating/Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates on the criteria set forth above regardless of whether the candidate was recommended by a shareholder or by the Company. As noted above, during 2022 Mr. Kivitz was recommended to the Nominating/Corporate Governance Committee and Board for consideration by Canyon and by the Company’s Chief Executive Officer.

The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is an Independent Director pursuant to the independence requirements of Sections 303A.02 of the listing standards of the NYSE as currently applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information available to the Company as of April 6, 2023, with respect to the ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company, as defined below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Except as otherwise indicated, the address of each beneficial owner of more than 5% of the outstanding Common Stock is the Company’s address.

	Number of Shares(1)	Rule 13d-3 Percentage(1)	Fully Diluted Percentage(2)
Canyon Capital Advisors LLC (3) 2728 North Harwood Street, 2nd Floor Dallas, TX 75201	8,396,293	26.2%	26.2%
Oaktree Capital Management (4) 333 S. Grand Avenue, 28th Floor Los Angeles, CA 90007	3,983,967	12.4%	12.4%
Strategic Value Partners, LLC and related entities (5) 100 West Putnam Avenue Greenwich, CT 06830	3,243,989	10.1%	10.1%
Howard Amster and related entities (6) 7681 Olympia Drive West Palm Beach, FL 33411-5785	2,327,601	7.3%	7.3%
Cetus Capital VI, L.P. and related entities (7) 8 Sound Shore Drive, Suite 303 Greenwich, CT 06830	2,045,912	6.4%	6.4%
BlackRock, Inc. (8) 55 East 52nd Street New York, NY 10055	1,775,328	5.5%	5.5%
The Vanguard Group, Inc. (9) 100 Vanguard Blvd. Malvern, PA 19355	1,684,067	5.3%	5.3%
Stephen D. Lebovitz (10)	369,655	1.2%	1.2%
Farzana Khaleel (11)	25,846	*	*
Michael I. Lebovitz (12)	71,271	*	*
Jeffery V. Curry (13)	70,351	*	*
Katie A. Reinsmidt (14)	71,605	*	*
Charles B. Lebovitz (15)	112,919	*	*
Marjorie L. Bowen (16)	20,862	*	*
David J. Contis (17)	65,307	*	*
David M. Fields (18)	13,362	*	*
Robert M. Gifford (19)	13,362	*	*
Jeffrey Kivitz (20)	5,028	*	*
All executive officers and directors and director nominees (15 persons) as a group (21)	991,523	3.1%	3.1%

* Less than 1%

(1) The Company conducts all of its business activities through the Operating Partnership. Pursuant to the Fifth Amended and Restated Agreement of Limited Partnership of CBL & Associates Limited Partnership (the “Operating Partnership Agreement”), each of the partners of the Operating Partnership has the right, pursuant to the exercise of CBL Rights as described above, to exchange all or a portion of such partner’s Common Units or Special Common Units (as applicable) in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company’s election. Under the terms of Rule 13d-3 promulgated under the Exchange Act, shares of Common Stock that may be acquired within 60 days are deemed outstanding for purposes of computing the percentage of Common Stock owned by a shareholder. Therefore, for purposes of Rule 13d-3 of the Exchange Act, percentage ownership of the Common Stock is computed based on the sum of (i) 32,060,922 shares of Common Stock actually outstanding as of April 6, 2023 and (ii) as described in the accompanying footnotes, each individual’s or entity’s share (if applicable) of 10,283 shares of Common Stock that may be acquired upon exercise of CBL Rights by the individual or entity whose percentage of share ownership is being computed (but not taking account of the exercise of CBL Rights by any other person or entity). Amounts shown were determined without regard to applicable ownership limits contained in the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

(2) The Fully-Diluted Percentage calculation is based on (i) 32,060,922 shares of Common Stock outstanding and (ii) assumes the full exercise of all CBL Rights for shares of Common Stock by all holders of Common Units and Special Common Units of the Operating Partnership (in each case, without regard to applicable ownership limits), for an aggregate of 32,071,205 shares of Common Stock.

(3) In a Schedule 13D/A filed on August 10, 2022 (the “Canyon 13D”) by Canyon Capital Advisors LLC (“CCA”), Mitchell R. Julis and Joshua S. Friedman: (i) CCA reported that it beneficially owns, and has sole voting power and sole dispositive power with respect to, 8,396,293 shares of Common Stock; (ii) Mr. Julis and Mr. Friedman each may be deemed to beneficially own and have shared voting power and shared dispositive power over all of the shares reported in the Canyon 13D, by virtue of the fact that they manage CCA and control entities which own 100% of CCA; and (iii) CCA is an investment advisor, direct or indirect, to various managed accounts, including those listed in the Canyon 13D, with the right to receive, or the power to direct receipt of, dividends from, or the proceeds from the sale of the securities held by, such managed accounts.

(4) In a Schedule 13D/A filed on April 22, 2022 (the “Oaktree 13D”), Oaktree Capital Management and several of its related parties reported ownership of an aggregate of 3,983,967 shares of Common Stock held directly by OCM Xb CBL-E Holdings, LLC (“Xb CBL-E”). Xb CBL-E reported having sole voting power and sole dispositive power over all of such shares. The Oaktree 13D further disclosed that the following additional parties joined in the filing in the following capacities: (a) Oaktree Fund GP, LLC (“Fund GP”) as the general partner of Xb CBL‑E; (b) Oaktree Fund GP I, L.P. (“GP I”) as the managing member of Fund GP; (c) Oaktree Capital I, L.P. (“Capital I”) as the general partner of GP I; (d) OCM Holdings I, LLC (“Holdings I”) is the general partner and a limited partner of Capital I; (e) Oaktree Holdings, LLC (“Holdings”) as the managing member of Holdings I; (f) Oaktree Capital Group, LLC (“OCG”) as the managing member of Holdings; (g) Oaktree Capital Group Holdings GP, LLC (“OCGH GP”) as the indirect owner of the class B units of OCG; (h) Brookfield Asset Management Inc. (“BAM”) as the indirect owner of the class A units of OCG; and (i) BAM Partners Trust (“BAM Partnership”) as the sole owner of Class B Limited Voting Shares of BAM. Each of Fund GP, GP I, Capital I, Holdings I, Holdings, OCG, OCGH GP, BAM and BAM Partnership also reported having sole voting power and sole dispositive power over the shares held directly by Xb CBL-E.

(5) In a Schedule 13D filed on September 1, 2022 (the “Strategic Value Partners 13D”), Strategic Value Partners, LLC and several of its affiliates reported ownership of an aggregate of 3,243,989 shares of Common Stock, consisting of shares held directly by the following entities, each of which reported having shared voting power and shared dispositive power over all of such entity’s reported shares:

Entity Identified as Holding Shares Directly	No. of Shares
Strategic Value Capital Solutions Offshore Fund, L.P. (“Capital Solutions Offshore Fund”)	409,305
Strategic Value Capital Solutions Offshore Fund, L.P. (“Capital Solutions Fund”)	138,796
Strategic Value Sullivan Offshore Fund, L.P. (“Sullivan Offshore Fund”)	48,615
Strategic Value Opportunities Fund, L.P. (“Opportunities Fund”)	128,770
Strategic Value Special Situations Offshore Fund IV, L.P. (“Special Situations Offshore Fund IV”)	753,111
Strategic Value Special Situations Fund IV, L.P. (“Special Situations Fund IV”)	296,095
Strategic Value Special Situations Offshore Fund V, L.P. (“Special Situations Offshore Fund V”)	848,997
Strategic Value Special Situations Fund V, L.P. (“Special Situations Fund V”)	490,906
Strategic Value Excelsior Fund, L.P. (“Excelsior Fund”)	129,394
TOTAL REPORTED HOLDINGS	3,243,989

The Strategic Value Partners 13D further disclosed that the following additional parties joined in the filing in the following capacities: (a) SVP Capital Solutions LLC (“SVP Capital Solutions”) as the investment manager of Capital Solutions Offshore Fund, Capital Solutions Fund and Sullivan Offshore Fund (Series 1); (b) SVP Special Situations III-A LLC (“SVP Special Situations III-A”) as the investment manager of Opportunities Fund; (c) SVP Special Situations IV LLC (“SVP Special Situations IV”) as the investment manager of Special Situations Offshore Fund IV and Special Situations Fund IV; (d) SVP Special Situations V LLC (“SVP Special Situations V”) as the investment manager of Special Situations Offshore Fund V, Special Situations Fund V and Sullivan Offshore Fund (Series 2); (e) SVP Excelsior Management LLC (“SVP Excelsior”) as the investment manager of Excelsior Fund; (f) Strategic Value Partners LLC (“Strategic Value Partners”) as the managing member of SVP Capital Solutions, SVP Special Situations III-A, SVP Special Situations IV, SVP Special Situations V and SVP Excelsior; and (g) Victor Khosla (“Mr. Khosla”) as an individual who holds indirect majority ownership and control with respect to Strategic Value Partners and also serves as the Chief Investment Officer of Strategic Value Partners. Each of SVP Capital Solutions, SVP Special Situations III-A, SVP Special Situations IV, SVP Special Situations V and SVP Excelsior reported having shared voting power and shared dispositive power over the shares held by the respective entities for which each such entity serves as investment manager as described above. Each of Strategic Value Partners and Mr. Khosla reported having shared voting power and shared dispositive power over the aggregate of 3,243,989 shares held directly by the nine funds listed in the table above.

(6) In a Schedule 13D filed on March 14, 2023 (the “Amster 13D”), Howard Amster and eighteen other related entities reported ownership of an aggregate of 2,327,601 shares of Common Stock, consisting of shares held directly as follows:

Entity Identified as Holding Shares Directly	No. of Shares
Howard Amster (individually)	1,485,909
Ramat Securities Ltd. LLC	108,153
Pleasant Lake Apartments Corp.	506
Pleasant Lake Apts. Limited Partnership	350,318
Pleasant Lake Skoien Investments LLC	75,567
Laughlin Holdings LLC	101,935
Amster Limited Partnership (“Amster LP”)	8,257
Howard M. Amster Foundation (“Amster Foundation”)	2,348
Samuel J. Heller Trust U/A dated 8/7/2002 (the “Heller Trust)	2,430
Howard Amster 2005 Charitable Remainder Unitrust U/A dated 1/11/2005 (the “Amster 2005 Charitable Trust”)	439
Howard Amster 2019 Charitable Remainder Unitrust Nos. 1, 2, 3, 4, 5 and 7, each U/A dated 5/20/2019 (aggregate holdings) (collectively, the “Amster 2019 Charitable Trusts”)	3,511
Howard Amster 2021 Charitable Remainder Unitrust #1 U/A dated 8/10/2021 (the “Amster 2021 Charitable Trust #1”)	177
Howard Amster 2005 Charitable Remainder Unitrust #3 U/A dated 11/23/2021 (the “Amster 2021 Charitable Trust #3”)	165,836
Howard Amster 2022 Charitable Remainder Unitrust #1 U/A dated 3/9/2022 (the “Amster 2022 Charitable Trust #1”)	22,215
TOTAL REPORTED HOLDINGS	2,327,601

The Amster 13D reported that Mr. Amster has shared voting power and shared dispositive power with respect to 2,430 reported shares held by the Heller Trust, in his capacity as one of three trustees, and that he may be deemed, in the aggregate, to have sole voting and sole dispositive power with respect to 2,325,171 of the reported shares. The Amster 13D reported that this total includes the following shares as to which Mr. Amster has sole voting power and sole investment power: shares held by Mr. Amster individually and shares held by Ramat Securities Ltd., in his capacity as authorized representative and majority member. The Amster 13D also reported that such total includes the following shares as to which Mr. Amster may be deemed to have sole or shared voting power and sole or shared dispositive power: (i) shares held by Pleasant Lake Apartments Corp., Pleasant Lake Apts. Limited Partnership, Laughlin Holdings, LLC and Pleasant Lake Skoien Investments LLC, in his capacity as President of Pleasant Lake Apartments Corp. which serves as the General Partner of Pleasant Lake Apts. Limited Partnership and as the Manager of Laughlin Holdings, LLC and Pleasant Lake Skoien Investments LLC; (ii) shares held by Amster LP (in his capacity as General Partner); (iii) shares held by Amster Foundation (in his capacity as President); and (iv) in his capacity as sole trustee, shares held by the Amster 2005 Charitable Trust, the Amster 2019 Charitable Trusts, the Amster 2021 Charitable Trust #1, the Amster 2021 Charitable Trust #3 and the Amster 2022 Charitable Trust #1.

(7) In a Schedule 13G/A filed on February 1, 2023 (the “Cetus Capital 13G”), Cetus Capital VI, L.P. and three other related entities reported ownership of an aggregate of 2,045,912 shares of Common Stock, consisting of : (i)

860,800 shares held by Cetus Capital VI, L.P. with sole voting power and sole dispositive power; (ii) 132,042 shares held by Littlejohn Opportunities Master Fund LP with sole voting power and sole dispositive power; (iii) 1,028,880 shares held by OFM II, L.P. with sole voting power and sole dispositive power; and (iv) 24,190 shares held by VSS Fund, LP with sole voting power and sole dispositive power.

(8) In a Schedule 13G filed on February 3, 2023 by BlackRock, Inc. (“BlackRock”), BlackRock reported that as of December 31, 2022, it beneficially owned 1,775,328 shares of Common Stock in its capacity as a parent holding company or control person with respect to the entities listed in Exhibit A thereto. BlackRock reported that it possessed sole dispositive power with respect to all of such shares of Common Stock, and sole voting power with respect to 1,736,135 of such shares of Common Stock.

(9) In a Schedule 13G filed on February 9, 2023 by The Vanguard Group, Inc. (“Vanguard”), Vanguard reported that as of December 31, 2022, it beneficially owned 1,684,067 shares of Common Stock, in its capacity as investment adviser to various investment companies registered under the Investment Company Act of 1940, as amended, and other managed accounts that have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares. Vanguard reported it possesses shared voting power with respect to 20,039 of such shares, sole dispositive power with respect to 1,649,149 of such shares and shared dispositive power with respect to 34,918 of such shares.

(10) Includes (i) 116,664 shares of unrestricted Common Stock owned directly; (ii) 252,695 shares of restricted Common Stock that Stephen D. Lebovitz received under the 2021 Equity Incentive Plan; and (iii) 296 shares of Common Stock owned by a trust, as to which Mr. Lebovitz serves as trustee, for the benefit of the children of one of his brothers (of which Mr. Lebovitz disclaims beneficial ownership).

(11) Includes 25,846 shares of unrestricted Common Stock owned directly.

(12) Includes (i) 21,663 shares of unrestricted Common Stock owned directly; (ii) 49,040 shares of restricted Common Stock that Michael I. Lebovitz received under the 2021 Equity Incentive Plan; (iii) 10 shares owned by Mr. Lebovitz’ wife; and (iv) 558 shares owned by trusts, as to which Mr. Lebovitz serves as trustee, for the benefit of the children of two of his brothers (of which Mr. Lebovitz disclaims beneficial ownership).

(13) Includes (i) 21,311 shares of unrestricted Common Stock owned directly (including 21,094 shares which Mr. Curry holds in a joint account with his wife, as to which Mr. Curry has shared voting and dispositive power) and (ii) 49,040 shares of restricted Common Stock that Mr. Curry received under the 2021 Equity Incentive Plan.

(14) Includes (i) 22,565 shares of unrestricted Common Stock owned directly and (ii) 49,040 shares of restricted Common Stock that Ms. Reinsmidt received under the 2021 Equity Incentive Plan.

(15) Includes (i) 9,319 shares of unrestricted Common Stock owned directly; (ii) 18,750 shares of restricted Common Stock that Charles B. Lebovitz received under the 2021 Equity Incentive Plan; (iii) 142 shares held in trusts for the benefit of his grandchildren (of which Mr. Lebovitz disclaims beneficial ownership), all as to which Mr. Lebovitz may be deemed to share voting and investment power; and (iv) 84,708 shares of Common Stock beneficially owned by CBL & Associates, Inc., which Mr. Lebovitz may be deemed to beneficially own by virtue of voting and investment power held in his capacity as President of CBL & Associates, Inc.

(16) Includes (i) 15,834 shares of unrestricted Common Stock owned directly and (ii) 5,028 shares of restricted Common Stock granted to Ms. Bowen under the 2021 Equity Incentive Plan.

(17) Includes (i) 22,779 shares of unrestricted Common Stock owned directly and (ii) 42,528 shares of restricted Common Stock granted to Mr. Contis under the 2021 Equity Incentive Plan.

(18) Includes (i) 8,334 shares of unrestricted Common Stock owned directly and (ii) 5,028 shares of restricted Common Stock granted to Mr. Fields under the 2021 Equity Incentive Plan.

(19) Includes (i) 8,334 shares of unrestricted Common Stock owned directly and (ii) 5,028 shares of restricted Common Stock granted to Mr. Gifford under the 2021 Equity Incentive Plan.

(20) Includes 5,028 shares of restricted Common Stock granted to Mr. Kivitz under the 2021 Equity Incentive Plan.

(21) Includes an aggregate of (i) 397,614 shares of unrestricted Common Stock beneficially owned directly or indirectly by members of such group and (ii) 600,909 shares of restricted Common Stock that members of such group received under the 2021 Equity Incentive Plan.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon the Company’s review of copies of such reports furnished to it through the date hereof, or written representations that no other reports were required to be filed, the Company believes that during the fiscal year ended December 31, 2022 all officers, directors and ten percent shareholders complied with the filing requirements applicable to them, except for the following late filings for the following reporting persons: (A) one Form 3 initial statement of beneficial ownership and one Form 4 report covering two transactions was filed late by each of (i) Oaktree Capital Management LP; (ii) Oaktree Value Opportunities Fund Holdings, L.P.; (iii) Oaktree Value Opportunities Fund GP, L.P.; (iv) Oaktree Value Opportunities Fund GP Ltd.; (v) OCM Xb CBL-E Holdings, LLC; (vi) Oaktree Fund GP, LLC; (vii) Oaktree Fund GP I, L.P.; (viii) Oaktree Capital I, L.P.; (ix) OCM Holdings I, LLC; and (x) Oaktree Holdings, LLC; (B) one Form 3 initial statement of beneficial ownership and one Form 4 report covering two transactions was filed late by each of (i) Oaktree Capital Management GP, LLC; (ii) Atlas OCM Holdings, LLC; (iii) Oaktree Capital Group, LLC; (iv) Oaktree Capital Group Holdings GP, LLC; (v) Wells Street Global Partners LP (vi) Brookfield Public Securities Group LLC; (vii) Brookfield Public Securities Group Holdings LLC; (viii) Brookfield US Inc.; (ix) Brookfield US Holdings Inc.; and (x) Brookfield Holdings Canada Inc.; and (C) one Form 3 initial statement of beneficial ownership and one Form 4 report covering two transactions was filed late by each of (i) Brookfield Asset Management Inc. and (ii) BAM Partners Trust.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis reviews the factors, objectives and policies underlying each element of compensation paid for fiscal year 2022, and certain elements of our 2023 compensation program, for the following five individuals who are “named executive officers” as determined under SEC rules (the “Named Executive Officers” or “NEOs”):

Introduction

This Compensation Discussion and Analysis reviews the factors, objectives and policies underlying each element of compensation paid for fiscal year 2022, and certain elements of our 2023 compensation program, for the following five individuals who are “named executive officers” as determined under SEC rules (the “Named Executive Officers” or “NEOs”):

Named Executive Officer	Title
Stephen D. Lebovitz	Chief Executive Officer
Farzana Khaleel	Former Executive Vice President – Chief Financial Officer and Treasurer(1)
Michael I. Lebovitz	President
Katie A. Reinsmidt	Executive Vice President – Chief Investment Officer
Jeffery V. Curry	Chief Legal Officer and Secretary
Benjamin W. Jaenicke	Executive Vice President – Chief Financial Officer and Treasurer(2)
(1)
Ms. Khaleel ceased serving as Executive Vice President – Chief Financial Officer and Treasurer effective as of year-end 2022.
(2)
Mr. Jaenicke became Executive Vice President – Chief Financial Officer and Treasurer of CBL effective January 1, 2023, pursuant to the Company’s previously announced CFO transition plan. Mr. Jaenicke is included in the CD&A discussion of certain elements related to 2023 compensation.

2022 Performance Highlights

In November 2021, we successfully emerged from Chapter 11 proceedings as a restructured company (the “Emergence”). Following our Emergence, CBL experienced a strong and successful 2022, and we continue to make substantial progress in executing our short-term and long-term strategies. Below is a summary of our 2022 performance highlights following Emergence:

•
Financial Results: 2022 FFO, as adjusted, of $243.5 million and 2022 same-center NOI of $443.4 million (both exceeding expectations)
•
Portfolio Occupancy: 91.0% as of December 31, 2022 (representing a 170-basis point increase from occupancy of 89.3% as of December 31, 2021)
•
Dividends: Declared a total of $2.95 per share in dividends on its common stock, including $0.75 per share in regular quarterly dividends as well as a special all-cash dividend of $2.20 per share (demonstrating CBL's commitment to returning value to shareholders)
•
Balance Sheet: The strength and flexibility of our balance sheet improved materially in 2022, with over $1.1 billion in financing activity completed. Major milestone achievements include refinancing our 10% Notes with non-recourse mortgage debt at favorable spreads to the prior rate, as well as several other notable financings through the year. Additionally, through amortization and other efforts we reduced our pro rata share of total debt by more than $430 million as of December 31, 2022, compared with the prior year-end.
•
ESG: Completed Materiality Assessment and 3-year ESG roadmap. CBL also improved its MSCI ESG score in 2022, implemented annual surveys to support ongoing ESG assessments and made significant progress on other initiatives.

Executive Compensation Design and Annual “Say-on-Pay” Advisory Vote

We provide shareholders with an annual “say-on-pay” advisory vote on the Company’s compensation program for our Named Executive Officers. In 2022, shareholder support for our compensation programs continued to be strong with 98% of votes cast in approval. Our Compensation Committee believes that our shareholders’ substantial approval over the past five years indicates strong support for our approach to executive compensation.

Say-on-Pay Shareholder Approval Rating
2022	98%
2021	93%
2020	92%
2019	91%
2018	94%

Evolution of our Executive Compensation Program following our Emergence

Post-Emergence Compensation Decisions	Go-Forward 2023 Compensation Decisions
Post-emergence program intended to encourage the stabilization of our operations	Stabilized program design intended to drive future growth and sustained performance going forward
•
Established 2022 base salaries and 2022 target annual incentive opportunities tied to the achievement of pre-established objective corporate goals and subjective individual goals
•
Adopted the Emergence Management Incentive Equity Award Program (MIP) that was intended to replace the pre-emergence long-term incentive program (“LTIP”)
•
Granted awards under the MIP that consisted of time-based restricted stock awards granted in December 2021 and performance-based awards granted in February 2022 to encourage further stabilization of the restructured Company going forward. Performance-based awards are fully earned only to the extent that both a (i) quantitative total market return (“TMR”) and (ii) Company specific stated goal are achieved in each year over a four-year performance period.

•
Established 2023 base salaries, which remained unchanged from 2022 amounts, and 2023 target annual incentive opportunities, which were increased by 5%
•
The majority of the 2023 annual incentive program will continue to be tied to objective corporate goals, including financial and operational goals
•
Adopted a new go-forward LTIP that is more aligned with traditional LTIPs utilized by our peers
•
Established 2023 target LTIP award values that represent approximately 10-25% of 2021 and 2022 MIP emergence awards. 2023 target LTIP awards were allocated
40% to time-vesting restricted stock awards and 60% to performance stock unit awards (45%/55% for our new CFO pursuant to his employment agreement)

Benchmarking and Use of Executive Compensation Peer Groups

To help ensure that CBL’s executive compensation programs are fair, competitive and support retention, we annually review compensation programs of a peer group. Generally, peers are selected based on similar size (defined as 0.5x to 2.5x CBL in terms of total capitalization), industry (regional malls and shopping centers) and companies with which we may compete for executive talent. While the Compensation Committee does not set specific competitive pay targets or objectives in conducting these reviews, it has utilized these reviews to generally compare the compensation of the Company’s NEOs with similarly situated executive officers at peer companies.

The Compensation Committee, with input from Ferguson, reviews the peer group annually to add or eliminate companies based on changes to their size or industry focus. The chart below lists the companies included in the peer group the Compensation Committee has utilized in conducting post-Emergence reviews for 2022 and 2023, including three REIT peers added for 2023 (along with the elimination of Seritage Growth Properties) as a result of the annual review process with Ferguson:

2022 Executive Compensation Peer Group for CBL
• Acadia Realty Trust (NYSE – AKR)	• Retail Opportunity Investments Corp. (NASDAQ – ROIC)
• Kite Realty Group Trust (NYSE – KRG)	• The Macerich Company (NYSE – MAC)
• Pennsylvania Real Estate Investment Trust (NYSE – PEI)	• Tanger Factory Outlet Centers, Inc. (NYSE – SKT)
• Phillips Edison & Company (NASDAQ – PECO)	• Urban Edge Properties (NYSE – UE)
• Seritage Growth Properties (NYSE – SRG)

2023 Executive Compensation Peer Group for CBL
• Acadia Realty Trust (NYSE – AKR)	• RPT Realty (NYSE – RPT) (1)
• InvenTrust Properties Corp. (NYSE – IVT) (1)	• SITE Centers Corp. (NYSE – SITC) (1)
• Kite Realty Group Trust (NYSE – KRG)	• Tanger Factory Outlet Centers, Inc. (NYSE – SKT)
• Pennsylvania Real Estate Investment Trust (NYSE – PEI)	• The Macerich Company (NYSE – MAC)
• Phillips Edison & Company (NASDAQ – PECO)	• Urban Edge Properties (NYSE – UE)
• Retail Opportunity Investments Corp. (NASDAQ – ROIC)
(1)
Added to the Company’s Compensation Peer Group for 2023.

Summary of Our Executive Compensation Program:

The elements of our senior executive compensation program are summarized in the table below, followed by additional details concerning the Compensation Committee’s actions on base salaries and incentive compensation awards for the Company’s NEOs during 2022 and early 2023.

Element	Objectives	Key Features	Summary of Recent Committee Actions
Base Salary	▪ Attract and retain high performing executives ▪ Provide competitive fixed pay that takes into consideration each individual’s level of responsibility, experience, and tenure with the Company	▪ Fixed element of compensation
▪
2022 Post-Emergence: Executive Base Salaries for 2022 reflect a 3-7% increase from 2021, consistent with REIT salary adjustments
▪
2023 Go-Forward: During
Q-4 2022, determined to maintain 2023 NEO Base Salaries at 2022 levels

Annual Incentive Plan (AIP)
▪
On an annual basis, motivates the achievement of company and individual strategic objectives
▪
Balances objectivity with subjectivity to support the Company’s annual business plan and operating goals
▪
Drives annual performance that ultimately creates shareholder value

▪
Objective measures under the AIP program include Corporate Goals related to (1) Operational Goals; (2) Financial Goals; and (3) Balance Sheet
Goals, each as set by the Compensation Committee and described further below
▪
Subjective goals vary per individual based on responsibilities

▪
2022 Post-Emergence: The AIP program was mostly
tied to objective/quantitative criteria in three categories of Corporate Goals, each with an equal 1/3 weighting
▪
2023 Go-Forward: AIP
Target compensation values increased by 5% over 2022 and the objective Corporate Goals will be consolidated into two categories (operational and financial goals)

Element	Objectives	Key Features	Summary of Recent Committee Actions
Long-Term Incentive Program (LTIP)
▪
Encourages executives to create shareholder value, aligning the interests of executives and shareholders over a longer-term
▪
Incentivizes executives to achieve specific and targeted annual and longer-term corporate goals
▪
Provides a retention mechanism

▪
Following the Company’s Emergence, the Management Incentive Program (MIP) replaced the Company’s traditional LTIP, but similarly, the MIP incorporated both time-based restricted stock and performance-based equity awards
▪
New performance and time-based Emergence awards granted during Q‑4 2021 and Q‑1 2022 under the new 2021 Equity Incentive Plan are spread over a 4‑year vesting/ performance period
▪
2022 MIP Performance awards are fully earned for each year if both (i) a quantitative total market return (“TMR”) goal for the Company’s equity is met and (ii) a Company specific stated goal for each relevant year is met
▪
Beginning in 2023, the LTIP returned to a traditional structure with 40% allocated to time-based awards that vest ratably over 3-years, and 60% allocated to performance stock unit awards that may be earned at the end of three-years based on absolute and relative TSR performance
▪
Shares issued at the conclusion of the 3-year performance period will be issued as restricted stock subject to a one-year cliff vesting and, following vesting, a two-year restriction on sale or transfer

▪
Time-based restricted stock awards granted in December 2021 in connection with the Emergence
▪
Compensation Committee determined it could not establish meaningful performance criteria during 2021 due to the impact of the Chapter 11 Cases and did not grant any performance-based awards in 2021
▪
2022 Post-Emergence: Initial Post-Emergence
performance-based
equity awards granted in
Q-1 2022 after the new Compensation Committee
had the opportunity to evaluate and set appropriate performance metrics
▪
2023 Go-Forward: The Compensation Committee approved a traditional LTIP with amounts equal to approximately 10% and 25% of the aggregate value of the 2021 and 2022 time-based and performance-based Emergence awards for the CEO and other NEOs, respectively. Awards to the Company’s new CFO were in accordance with his employment agreement.

Components of Our 2022 Executive Compensation Program:

Base Salaries

Historically, in reviewing and establishing base salaries for NEOs, the Compensation Committee has considered each Named Executive Officer’s level of responsibility, experience and tenure with the Company, as well as such officer’s performance in carrying out his or her responsibilities and overseeing those under his or her supervision.

Base salaries for 2021 were set in accordance with the Amended and Restated Executive Employment Agreements discussed above. As further illustrated in the chart below, in connection with the

Company’s emergence from Chapter 11 reorganization during the fourth quarter of 2021, the Compensation Committee determined to increase the NEO’s base salaries by 3% for 2022 plus certain additional adjustments. Following the 2022 increases, the Compensation Committee decided to keep 2023 base salaries for the NEOs at 2022 levels and focus all 2023 increases in NEO compensation on the performance-based 2023 Annual Incentive Plan awards and LTIP grants discussed below.

Named Executive Officer	2021 Base Salary	2022 Base Salary (1)	2023 Base Salary
Stephen D. Lebovitz	$672,315	$719,442	$719,442
Farzana Khaleel	$507,565	$522,792	N/A
Michael I. Lebovitz	$404,973	$428,691	$428,691
Katie A. Reinsmidt	$300,000	$309,000	$309,000
Jeffery V. Curry	$394,605	$406,443	$406,443
Benjamin W. Jaenicke	N/A	$350,000 (2)	$350,000

(1)
2022 base salaries reflect a 3-7% increase from 2021 and are consistent with REIT salary adjustments. The 2022 base salaries incorporate adjustments approved by the Compensation Committee for Stephen D. Lebovitz and Michael I Lebovitz, in connection with the cancellation of certain pre-Emergence contractual arrangements that resulted in lost income related to (i) the assignment to CBL’s Management Company of interests in 3 partnerships that lease spaces operated as food service establishments in 5 of the Company’s malls, as described further herein under “Certain Relationships and Related Person Transactions – Certain Retail Leases” ($20,639 and $5,250, respectively) and (ii) the cancellation, in connection with the Chapter 11 cases, of an arrangement from prior years whereby the Management Company effectively grandfathered health insurance costs for a broad group of both officer and non-officer employees by paying an incremental portion of their health insurance premiums ($6,319 for both).
(2)
For Mr. Jaenicke, who became the Company’s new CFO on January 1, 2023, represents his annualized base salary, which was pro-rated from his employment effective September 1, 2022 through December 31, 2022.

The base salaries reflected above took effect as of January 1 for each year.

Incentive Compensation Elements: What We Pay and Why

The Compensation Committee established the overall compensation program for our Named Executive Officers, including our NEO incentive program, to appropriately balance compensation based on (i) short-term vs. long-term performance and (ii) operational goals vs. stock price performance. The Compensation Committee further aims to provide an appropriate level of objectivity while retaining some subjectivity and flexibility to support the Company’s business plans and strategy consistent with changing market conditions.

Historically, our Named Executive Officers have been compensated separately for short-term performance through cash awards under an Annual Incentive Plan (“AIP”), and rewarded for value creation over a multi-year period through a Long-Term Incentive Plan (“LTIP”) that maintains accountability for the achievement of longer-term, sustained performance.

Annual Incentive Compensation

2022 Annual Incentive Program

In March 2022, the Compensation Committee approved a 2022 AIP for the Named Executive Officers. The 2022 AIP, similar to the Annual Incentive Plans adopted for prior years beginning with fiscal year 2015, is designed to reward the Named Executive Officers for the achievement of three categories of annual Corporate Goals and the achievement of Individual Performance Goals, as assessed by the Compensation Committee. As in 2021 and prior years, for the Chief Executive Officer 70% of the total AIP opportunity was based on the Corporate Goals, which are generally quantitative, and the remaining 30% was based on qualitative Individual Performance Goals. For the other NEOs, 60% of the total award was based on Corporate Goals and the remaining 40% was based on Individual Performance Goals.

The 2022 AIP established Corporate Goals allocated between the following three categories of performance measures, each with an equal 1/3 weighting: (i) Operational Goals; (ii) Financial Goals; and (iii) Balance Sheet Goals. The remaining portion of the 2022 AIP award was based on specific Individual Goals under the qualitative portion. A visual overview of the structure of the AIP for the CEO and the other named executive officers is provided below:

CEO	Other NEOs	Performance Goals

23.3%	20.0%	Operational Goals

23.3%	20.0%	Financial Goals	Corporate Goals

23.3%	20.0%	Balance Sheet Goals

30.0%	40.0%	Individual Goals	Qualitative Goals

For cash bonus awards based on performance in relation to the corporate goal metrics under the AIP:

➣
Performance that meets threshold requirements results in a 50% (of target) payout of the quantitative portion of the award based on that performance metric.
➣
Achievement of target performance for a metric results in a 100% (of target) payout of the quantitative portion of the award based on that performance metric.
➣
Achievement of the stretch performance for a metric results in a 150% (of target) payout of the quantitative portion of the award based on that performance metric.
➣
Performance achieved between threshold and stretch level for either metric results in a prorated bonus payout.
➣
There is no payout for the portion of any award that is based on a performance metric for which less than the threshold level of performance is achieved.

If a Named Executive Officer’s employment should be terminated prior the conclusion of the AIP performance period, he or she would not receive any cash payout with respect to the 2022 AIP, and instead would be entitled to severance payments pursuant to the terms of the Amended and Restated Executive Employment Agreements as described in more detail below under the headings “Additional Information Concerning Executive Compensation” and “Potential Payments Upon Termination or Change in Control.”

Pursuant to this structure, the actual Corporate Goals established by the Compensation Committee for the 2022 AIP were as follows:

Operational Goals

Weighting: 23.3% for CEO/ 20% for Others

Goal	Threshold (50%)	Target (100%)	Stretch (150%)	Actual Results
Achieve new and renewal leasing square footage	2.9 million square feet	3.2 million square feet	3.5 million square feet	4.1 million square feet of new and renewal leasing executed in 2022
Number of new/ redevelopment project openings completed at or near pro forma returns	2	3	4	5 new or redevelopment projects completed at or near targeted pro forma returns
New commitments achieved for vacant/junior anchors	2	4	6	5 new anchor commitments
Successful rollout of budget system and implementation of Financial Planning & Analysis (“FP&A”) software platform to allow for segmentation reporting and analysis				Compensation Committee evaluated as 90% achieved. CBL successfully completed implementation of the new budgeting system in 2022. FP&A software implementation in process.
Complete Environmental, Social and Governance (ESG) Materiality Assessment and develop 3-year roadmap

Compensation Committee evaluated as 125% achieved. Materiality Assessment and 3-year roadmap completed. CBL also improved its MSCI ESG score in 2022, implemented annual surveys to support ongoing ESG assessments and made significant progress on other initiatives.

Overall Operational Goals Payout				128%

Financial Goals:

Weighting: 23.3% for CEO/ 20% for Others

Goal	Threshold (50%)	Target (100%)	Stretch (150%)	Actual Results
Adjusted FFO (“AFFO”), as reported in CBL’s Forms 10-K and 10-Q filed with the SEC (the “Periodic Reports”)	$203 million	$224 million	$244 million	AFFO of $242.1 million
Gross Net Operating Income (“NOI”), as reported in CBL’s Periodic Reports	$391 million	$412 million	$432 million or greater	Gross NOI of $459.8 million
General and Administrative Expense (“G&A”), as reported in CBL’s Periodic Reports, as a percentage of revenue compared to the 2022 asset-based peer group identified above	Third Quartile of Peers (51% - 75%)	Second Quartile of Peers (26% - 50%)	First Quartile of Peers (1% - 25%)	CBL’s G&A as a percentage of revenues was 11.9% as of 12/31/22, placing CBL in the Third Quartile of its peers
Maintenance Capital Expenditures	Not greater than $40 million	$30 million	Below $20 million	Maintenance Capital Expenditures of $17.4 million
Net Accounts Receivable Balance at year-end, excluding prepaid rents	Below $25 million	Below $17.5 million	Below $10.0 million	CBL’s 12/31/2022 Net Accounts Receivable Balance was $13.0 million
Overall Financial Goals Payout				123.0%

Balance Sheet Goals:

Weighting: 23.3% for CEO/ 20% for Others

Goal	Threshold (50%)	Target (100%)	Stretch (150%)	Actual Results
Address 2022 property level mortgage maturities through completed or in-process refinancing, extension/ modification or working with lender to convey the property or other satisfactory solution.

Compensation Committee evaluated as 125% achieved. In addition to addressing 2022 maturities, CBL addressed certain future maturities, including closing a new loan on Ambassador Town Center and refinancing its 10% Senior Secured Notes due 2029.

Amount of gross asset sales completed	$10 million	$20 million	$40 million or greater	CBL completed $13.4 million in 2022 gross asset sales, at its share
Net debt-to-EBITDA ratio	Below 6.3 times	6.0 times	Below 5.7 times	6.0 times, net of cash
Overall Balance Sheet Goals Payout				96.7%

The Compensation Committee has the ability to adjust each metric, if appropriate, to account for significant unbudgeted transactions or events, such as acquisitions, dispositions, joint ventures, equity or debt issuances and other capital markets activities, mark-to-market adjustments and certain one-time extraordinary charges for purposes of determining the portion of any Corporate Goals AIP Bonus Award payment based on these metrics. The Compensation Committee did not make any adjustments to metrics in determining 2022 AIP Payouts.

The qualitative component of the 2022 AIP bonus opportunity for each Named Executive Officer was based on the Compensation Committee’s subjective evaluation of each Named Executive Officer’s performance in relation to the 2022 qualitative performance objectives established by the Compensation Committee and outlined below for each such officer:

Named Executive Officer	2022 Individual Performance Objectives
Stephen D. Lebovitz

(1) refining, enhancing and executing the Company’s strategic and business plans

(2) progressing enhanced senior staffing and capabilities in financial services

(3) coordinating closely with the Board Chairman and Lead Director and regularly communicating with other members of the Board

(4) Maintaining and enhancing key retailer, financial and other important relationships

Farzana Khaleel

(1) successfully executing the Company’s Capital Plan including managing future debt maturities

(2) progressing enhanced senior staffing and capabilities in financial services

(3) effectively managing the accounting function including relationship with outside auditors

(4) maintaining and improving key financial stakeholder and joint venture partner relationships

(5) effectively overseeing cash management, insurance, real estate taxes and other key responsibilities of the CFO

Michael I. Lebovitz

(1) supervising redevelopment projects with a focus on managing capital investment as well as achieving approved pro forma returns and scheduled openings

(2) managing and enhancing anchor/department store and joint venture partner relationships

(3) effectively overseeing of the Company’s IT and HR divisions including the implementation of technology and organizational initiatives

(4) ongoing involvement with the leasing, marketing and management divisions of the Company

Named Executive Officer	2022 Individual Performance Objectives
Katie A. Reinsmidt

(1) successfully executing the Company’s capital markets and disposition programs as well as coordinating and participating in development of certain required disclosures and public filings

(2) progressing enhanced senior staffing and capabilities in financial services

(3) effectively managing and overseeing corporate communications and investor relations programs as well as the Company’s ESG program

(4) continuing involvement in Board material preparation and Board support

(5) involvement in financing transactions

Jeffery V. Curry

(1) overseeing and pursuing favorable resolution of litigation

(2) effectively managing and overseeing the legal department and managing spend on outside counsel

(3) continued involvement in Board material preparation and Board support as necessary

(4) coordinating and supporting other members of the senior executive team

The following table illustrates the actual 2022 AIP cash bonus payouts approved by the Compensation Committee for each Named Executive Officer, in relation to their original AIP bonus targets:

Named Executive Officer	Actual Corporate Goals Performance Award	Actual Individual Achievement Award (Qualitative Measures)(1)	Total Award	Target Award	Overall Percent of AIP Target
Stephen D. Lebovitz	$812,598	$318,957	$1,131,555	$1,000,650	113%
Farzana Khaleel	$228,760	$138,033	$ 366,793	$328,650	112%
Michael I. Lebovitz	$228,760	$139,676	$ 368,436	$328,650	112%
Katie A. Reinsmidt	$219,259	$138,600	$ 357,859	$315,000	114%
Jeffery V. Curry	$146,904	$ 89,696	$ 236,600	$211,050	112%
(1)
The Compensation Committee determined to pay out the qualitative component of the 2022 AIP bonus opportunity at the following percentages of Target for each Named Executive Officer: Stephen D. Lebovitz (106.25%); Farzana Khaleel (105%); Michael I. Lebovitz (106.25%); Katie A. Reinsmidt (110%); and Jeffery V. Curry (106.25%).

Long-Term Incentive Compensation

Adoption of 2021 Equity Incentive Plan

Following the Effective Date of the Plan, and as previously approved by the Bankruptcy Court in accordance with its terms, on November 10, 2021 the Company’s Compensation Committee and Board of Directors adopted the 2021 Equity Incentive Plan as a means of providing equity-based compensation and incentives to the Company’s officers, employees, directors, consultants and independent contractors in the form of stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards. Initially, as approved by the Bankruptcy Court, 3,222,222 shares of Common Stock were reserved to be available for awards granted under the 2021 Equity Incentive Plan, with such total number of shares subject to an annual increase (beginning with 953,403 shares added effective January 1, 2023) equal to 3% of the number of shares of the Company’s Common Stock issued and outstanding at the end of the preceding calendar year, or such lesser amount as the Board of Directors may determine. As contemplated by the Plan, the Compensation Committee will determine the participants who will be granted awards under the 2021 Equity Incentive Plan and the terms and conditions of such awards.

Post-Emergence Management Equity Incentive Program

The Compensation Committee and senior management worked with Ferguson to develop a post-Emergence MIP that was based on the following considerations and analysis:

➣
In accordance with the Chapter 11 bankruptcy proceedings, all unearned portions of prior years’ PSUs were cancelled without payment and accordingly, the Named Executive Officers had no outstanding equity-based compensation to align their interests with shareholders.
➣
Analyzed comparable peer MIP benchmarking to understand the competitive market in terms of potential dilutive impact and vesting terms, which generally reflects a one-time program that is designed to achieve certain post-Emergence goals.
➣
Time-based restricted stock awards should be designed to reward performance in 2021, serve as a go-forward retention tool and reinforce alignment with the Company.
➣
Performance-based equity awards should comprise the majority of the MIP and be designed to drive value creation for our shareholders by incentivizing the executive team to achieve targeted corporate goals as well as robust market returns over a four-year performance period.

We believe these programs have allowed us to attract and retain highly qualified personnel, while also serving our overall objective of linking senior management’s long-term economic interests with those of the Company’s shareholders.

The Compensation Committee determined that it was appropriate to take time to evaluate and establish appropriate performance metrics under the performance-based award portion of the MIP. Accordingly, the time-based restricted stock awards were granted in December 2021 and the performance-based equity awards were granted shortly thereafter in February 2022.

2022 Performance Stock Unit Awards

The Compensation Committee structured the initial Performance Stock Units (“PSUs”) granted pursuant to the MIP based on a challenging set of four-year total market return goals, coupled with meaningful stated corporate goals intended to further stabilize and grow the business of the restructured Company moving forward. These PSU awards, coupled with the additional alignment of economic interests and retention incentives created by the Emergence restricted stock awards discussed above, were intended by the Compensation Committee to drive – and appropriately reward – significant shareholder value creation for the Company. In determining the size of awards, structure and goals for the initial PSUs granted under the 2021 Equity Incentive Plan, the Compensation Committee and senior management worked closely with Ferguson to review similar programs of companies recently emerged from Chapter 11 reorganization, as well as traditional long-term compensation programs for similarly sized REITs in CBL’s industry. The size, structure and goals were determined to be in-line and appropriate based on common market practice.

In February 2022, the Compensation Committee, having had time to review the Company’s long-term strategic goals in relation to setting appropriate corporate targets, approved the terms of new awards of PSUs to a group of selected officers at the level of Senior Vice President and above, including the following PSU awards to the Named Executive Officers:

Named Executive Officer	Number of PSUs Granted
Stephen D. Lebovitz	366,667
Farzana Khaleel	61,111
Michael I. Lebovitz	61,111
Katie A. Reinsmidt	61,111
Jeffery V. Curry	61,111

These PSU awards provide the participating officers with equity incentives based on performance over a four‑year period aligned with fiscal years 2022 through 2025, with one-quarter of the PSUs assigned to each fiscal year within the four-year performance period (each, an “Annual Performance Period” and all four, collectively, the “Full Performance Period”). The number of PSUs earned for each fiscal year within the four-year performance period will be determined based on the achievement of both (i) a quantitative total market return goal (the “TMR Goal”), and (ii) a Company-specific stated goal (the “Stated Goal”), for such fiscal year, as follows:

Performance Period (1)	TMR Goal (2)	+	Stated Goal (3)	Earned PSUs
Year 1 (14 months) 11/1/21 – 12/31/22	$728,000,000	+	Complete exchange of the Company’s 7% Notes and Refinance of the Company’s 10% Notes	25%
Year 2 (12 months) 1/1/23 – 12/31/23	$815,360,000	+	Achieve an MSCI ESG Rating of B or higher for the Company	25%
Year 3 (12 months) 1/1/24 – 12/31/24	$913,203,200	+	Address secured mortgage loans through purchase, sale, conveyance, refinance, restructure or extension, based on a schedule of debt maturities approved by the Compensation Committee	25%
Year 4 (12 months) 1/1/25 – 12/31/25	$1,022,787,584	+	Execute an extension option or refinance the Company’s term loan	25%
(1)
Performance Periods are exclusive of the TMR Year 4 Grace Period and the Stated Goal Grace Period applicable to each year, as described below.
(2)
TMR Goal is based on a 12% cumulative annual return over the Full Performance Period, against an assumed base of $650 million.
(3)
If at the end of the program, all four Stated Goals were achieved by the end of the Grace Period for each year, but TMR Goals have not, 50% of the remaining unvested shares will vest.

The structure and interaction of these TMR Goals and Stated Goals, and the related potential PSU payouts for the participating officers, may be summarized as follows:

•
The total market return (or TMR) is calculated as the sum of: (i) the average of the multiple of the Company’s average number of shares of common stock outstanding and the average closing share price of common stock for twenty consecutive trading days, and (ii) the value of cash dividends declared during the applicable fiscal year performance period.
•
The TMR Goal will be met if the required level of total market return is achieved at any time during the last 90 trading days of the applicable fiscal year; provided that an additional six month extended measurement period will be applied for the fourth and final fiscal year (the “TMR Year 4 Grace Period”).
•
The Stated Goal for each year will be met if it is achieved at any time during a cumulative performance period beginning November 1, 2021 and ending on December 31 of the applicable calendar year (the “Stated Goal Performance Period”), subject to a grace period of 6-months following the last day of each Stated Goal Performance Period (the “Stated Goal Grace Period”). If the Stated Goal is not achieved for any fiscal year measurement period (including the applicable grace period), then the PSUs allocable to that fiscal year will be forfeited.

•
If the Stated Goal for a fiscal year is achieved but the TMR Goal is not achieved, then the unearned PSUs for the fiscal year will carry over to the succeeding fiscal year and may be earned based on attainment of the goals for the subsequent performance period.
•
If the Stated Goal is achieved for all four fiscal years, then 50% of any outstanding PSUs will be earned.
•
If a participating officer’s employment is terminated prior to the end of any Annual Performance Period due to death or disability (as defined in the PSU award agreements), or due to a termination by the Company without “Cause” (as defined in the PSU award agreements), then the officer will be entitled to receive a pro rata portion of any PSUs earned for that Annual Performance Period (determined by dividing the number of days from January 1 of the applicable Annual Performance Period through the date of such termination by 365), and any remaining PSUs for such Annual Performance Period, and any subsequent Annual Performance Period, will be forfeited.

As cash or stock dividends (if any) are paid on the shares of the Company’s common stock underlying the PSUs, those dividends will increase the number of a participant’s outstanding PSUs. In the case of cash dividends, the number of additional PSUs will be determined based on the number of shares of Common Stock that could be purchased with such cash dividends at the then-current price of the Common Stock on the dividend record date.

As soon as administratively practicable following the date on which the Compensation Committee certifies that a PSU award is earned for a fiscal year, the Company will issue to the participant one share of Common Stock for each earned PSU (including additional PSUs accrued for dividend equivalency as described above). Settlement of the PSUs will be subject to applicable tax withholding.

Outcome of Year 1 Performance Period Under 2022 PSU Awards

During February 2023, the Compensation Committee reviewed and certified the fact that both the TMR Goal (based on a TMR value of $1.079 billion as of August 25, 2022 against the assumed base value of $650 million) and the annual stated goals (completion by the Company of both the exchange for equity of its 7% Exchangeable Notes due 2028 and the refinancing of its 10% Notes due 2029) for the Year 1 Performance Period under these PSUs had been achieved. Accordingly, the NEOs earned the full 25% of their PSUs allocated to Year 1 performance, increased as described above for cash dividends paid on the Company’s Common Stock during the Year 1 performance period, as illustrated in the following table:

Named Executive Officer	Total PSUs Granted in February 2022	Additional Dividend Equivalency PSUs Added During Year 1(1)	Adjusted Total PSUs Outstanding at End of Year 1 Performance Period	Total PSUs Earned for Year 1 Performance Period (25%)	Value of PSUs Earned/ Shares Issued for Year 1 Performance Period(2)	Unearned PSUs Remaining Following Payout for Year 1 Performance Period
Stephen D. Lebovitz	366,667	41,486.70	408,153.70	102,038	$2,355,037	306,115.70
Farzana Khaleel(3)	61,111	6,914.43	68,025.43	17,006	$ 392,498	—
Michael I. Lebovitz	61,111	6,914.43	68,025.43	17,006	$ 392,498	51,019.43
Katie A. Reinsmidt	61,111	6,914.43	68,025.43	17,006	$ 392,498	51,019.43
Jeffery V. Curry	61,111	6,914.43	68,025.43	17,006	$ 392,498	51,019.43
(1)
Based on total dividends of $2.95 per share declared on the Company’s Common Stock during 2022 (including three quarterly dividends of $0.25 per share and a special dividend of $2.20 per share), with the number of Dividend Equivalency PSUs added for each such dividend determined based on the number of shares of Common Stock that could be purchased with such cash dividends at the then-current price of the Common Stock (using the closing price per share for the Common Stock on the NYSE on the applicable dividend record date).

(2)
Based on $23.08 per share, the closing market price for the Company’s Common Stock on the NYSE on December 30, 2022, the last trading day of fiscal year 2022 prior to vesting of the PSUs at the conclusion of the Year 1 Performance Period on December 31, 2022.
(3)
Pursuant to the Company’s previously announced CFO transition plan, Farzana Khaleel ceased to serve as Executive Vice President – Chief Financial Officer and Treasurer of CBL effective as of 11:59 p.m. Eastern Time on December 31, 2022. Accordingly, Ms. Khaleel received the shares of Common Stock that the Compensation Committee determined she had earned for the Year 1 Performance Period ended December 31, 2022 with respect to her PSUs granted in February 2022, and all of her remaining PSUs were forfeited.

Components of Our 2023 Executive Compensation Program:

2023 Annual Incentive Program

In February 2023, the Compensation Committee approved a 2023 AIP for the four continuing Named Executive Officers as well as Benjamin W. Jaenicke, who became the Company’s Executive Vice President – Chief Financial Officer and Treasurer effective January 1, 2023, pursuant to the previously announced CFO transition plan. The 2023 AIP, similar to the 2022 AIP described above, is designed to reward the participating Executive Officers for the achievement of annual Corporate Goals and Individual Performance Goals, as assessed by the Compensation Committee. As in 2021 and prior years, for the Chief Executive Officer 70% of the total AIP opportunity will be based on the Corporate Goals, which are generally quantitative, and the remaining 30% will be based on qualitative Individual Performance Goals. For the other participating Executive Officers, 60% of the total award will be based on Corporate Goals and the remaining 40% will be based on Individual Performance Goals.

In a slight change from 2022, the Corporate Goals portion of the 2023 AIP awards will be allocated between two categories of performance measures as described below, with (A) the Financial Goals weighted 42% for the CEO and 36% for the other participating Executive Officers and (B) the Operational Goals weighted 28% for the CEO and 24% for the other participating Executive Officers:

(1)
Financial Goals, including goals related to (i) Funds From Operations (“FFO”), as adjusted, as reported in the Company’s Periodic Reports filed with the SEC, (ii) Net Operating Income as reported in the Periodic Reports, (iii) addressing property level mortgage maturities and (iv) achievement of designated levels of discretionary cash flows; and

(2)
Operational Goals, including goals related to (i) square footage of new and renewal leases signed, (ii) achievement of new development and redevelopment project openings, (iii) achievement of targets related to anchor and junior anchor transactions at the Company’s properties and (iv) successful completion of designated Environmental, Social and Governance (ESG) Goals.

As with the 2022 AIP, the remaining portion of the award will be based on specific Individual Goals set under the qualitative portion, and the actual payout ultimately received by each participating Executive Officer based on the Corporate Goal metrics set under the 2023 AIP will be determined in relation to the threshold, target and maximum performance levels established for such metric by the Compensation Committee in the same manner as described above for the 2022 AIP.

The target cash bonus award levels were set by the Compensation Committee under the 2023 AIP for each of the Company’s participating Executive Officers as specified below at amounts representing a 5% increase from the target bonus levels set under the Company’s 2022 Annual Incentive Plan, as follows:

Executive Officer	Total 2023 Target Cash Bonus Award ($)	Quantitative Allocation	Qualitative/ Individual Allocation
Stephen D. Lebovitz, Chief Executive Officer	1,050,683	70%	30%
Benjamin W. Jaenicke, Executive Vice President – Chief Financial Officer and Treasurer	338,000	60%	40%
Michael I. Lebovitz, President	345,083	60%	40%
Katie A. Reinsmidt, Executive Vice President – Chief Investment Officer	330,750	60%	40%
Jeffery V. Curry, Chief Legal Officer and Secretary	221,603	60%	40%

As in the case of the 2022 AIP, payouts for cash bonus awards based on performance in relation to the corporate goal metrics under the AIP may range from 50% (threshold) to 150% (stretch). Performance achieved between threshold and stretch level for either metric results in a prorated bonus payout. There is no payout for the portion of any award that is based on a performance metric for which less than the threshold level of performance is achieved.

Approval of 2023 Long Term Incentive Compensation Program

Effective February 17, 2023, the Compensation Committee, in a return to the Company’s normal pre-Chapter 11 practice of establishing a Long Term Incentive Program (“LTIP”) in February of each year consisting of both a PSU component and an Annual Restricted Stock Award component, approved 2023 LTIP awards under the 2021 Equity Incentive Plan for the four continuing Named Executive Officers as well as Benjamin W. Jaenicke, who became the Company’s Executive Vice President – Chief Financial Officer and Treasurer effective January 1, 2023 (collectively, the “Designated Executive Officers”), consisting of the following elements:

•
"Performance Stock Unit Awards” – 60% of the value of each named executive officer’s LTIP Award (55% for the CFO) consists of a PSU award authorized by the Compensation Committee. The amount of Common Stock that each officer may receive upon the conclusion of the applicable three-year performance period will be determined by two measures: (i) a portion (40%) of the number of shares issued will be determined based on the Company’s achievement of specified levels of long-term relative Total Stockholder Return (“TSR”) performance (stock price appreciation plus aggregate dividends) versus the Retail Sector Component (excluding companies comprising the Free-Standing Subsector) of the FTSE NAREIT All Equity REIT Index (the “Designated Index”), provided that at least a “Threshold” level must be attained for any shares to be received, and (ii) a portion (60%) of such number of shares issued will be determined based on the Company’s absolute TSR performance over such period, provided again that at least a “Threshold” level must be attained for any shares to be received, as described below.
•
“Annual Restricted Stock Awards” – 40% of the value of each officer’s LTIP Award (45% for the Chief Financial Officer (CFO)) consists of a grant of shares of time-vesting restricted Common Stock having the terms and conditions described below.

Designated Executive Officer Grants under 2023 LTIP

The following table illustrates the LTIP Awards approved by the Compensation Committee for the Company’s 2023 year and the 2023 – 2025 performance cycle with respect to the Performance Stock Units:

Plan Participants – Designated Executive Officers	Target Value of Long-Term Incentive Award	Target Value of PSU Award (1)	Target Number of Performance Stock Units (2)	Value of Annual Restricted Stock Award (1)	Number of Shares of Annual Restricted Stock Awarded (3)
Stephen D. Lebovitz, Chief Executive Officer	$1,856,250	$1,113,750	41,542	$742,500	27,695
Benjamin W. Jaenicke, Executive Vice President, Chief Financial Officer and Treasurer	$1,537,800	$838,800	31,287	$699,000	26,072
Michael I. Lebovitz, President	$773,500	$464,100	17,311	$309,400	11,540
Katie Reinsmidt, Executive Vice President and Chief Investment Officer	$773,500	$464,100	17,311	$309,400	11,540
Jeffery V. Curry, Chief Legal Officer	$773,500	$464,100	17,311	$309,400	11,540
(1)
The Long-Term Incentive Awards are divided into two parts: 60% (55% in the case of the CFO) for the Performance Stock Unit Awards and 40% (45% in the case of the CFO) for Annual Restricted Stock Awards.
(2)
The number of PSUs granted was determined by dividing the target value of each such PSU Award by $26.81, the average of the high and low prices reported for the Company’s Common Stock on the New York Stock Exchange (“NYSE”) on the date that the Compensation Committee set the target value for the Long Term Incentive Award (February 17, 2023).
(3)
The number of shares of restricted Common Stock per each Annual Restricted Stock Award likewise was determined by dividing the value of each such Annual Restricted Stock Award by $26.81, determined as stated above.

Performance Stock Unit Awards Component of 2023 LTIP Awards

Structure of Designated Index Measure Component of PSU Awards

As noted above, 40% of the number of shares issuable to a Designated Executive Officer upon conclusion of the 3-year performance period will depend on the Company’s achievement of at least a “Threshold” level of TSR performance as compared to the TSR for the Designated Index over the same time period. The level of achievement will be determined based on how the Company’s TSR ranks among the constituents that comprise the Designated Index.

The “Threshold,” “Target,” and “Maximum” benchmarks established for the TSR achieved by the Company over the relevant three-year performance period in comparison to the Designated Index, the resulting impact on the number of shares of restricted Common Stock earned by each Designated Executive Officer for 40% of the PSU award upon maturity at the conclusion of the three-year performance period, and the additional service-based vesting schedule applicable to any shares earned is summarized in the following table:

Performance Benchmark Achieved	Number of Shares Awarded at Payout of Performance Stock Units	Vesting Schedule
Below “Threshold” Level	No performance stock earned

The number of shares of restricted Common Stock earned by (and then issued to) a Designated Executive Officer for each rolling three-year performance cycle is equal to the multiple indicated in the preceding column of the number of PSUs issued to each Designated Executive Officer at the beginning of the
3-year performance period.

Such shares, when issued at the conclusion of the 3-year performance period, will then vest in full on the first anniversary date following the date of issuance of such shares. Additionally, upon vesting, the Designated Executive Officer is required to retain ownership of shares representing the after-tax value of the shares for a period of two years following the vesting date except upon the Employee’s termination of employment with the Company.

“Threshold” No less than 30th Percentile of the Designated Index TSR	Shares issued equal to 0.5 x 40% of the PSUs issued for such 3-year Cycle, with excess over Threshold Benchmark pro-rated between Threshold and Target levels
“Target” No less than 50th Percentile of the Designated Index TSR	Shares issued equal to 1.0 x 40% of the PSUs issued for Such 3-year Cycle, with excess over Target Benchmark pro-rated between Target and Maximum levels
“Maximum” At least 75th Percentile of the Designated Index TSR	Shares issued equal to 2.0 x 40% of the PSUs issued for Such 3-year Cycle

If the calculated comparison is between Threshold and Maximum for any performance period, then the number of Performance Stock Units earned will be prorated as indicated in the preceding table.

Structure of Company Absolute Return Measure Component of PSU Awards

As noted above, 60% of the number of shares issuable to a Designated Executive Officer upon conclusion of the 3-year performance period will depend on the Company’s achievement of at least a “Threshold” level of absolute TSR for holders of the Company’s Common Stock over the same time period.

The “Threshold,” “Target,” and “Maximum” benchmarks established for the absolute TSR achieved by the Company over the relevant three-year performance period, the resulting impact on the number of shares of restricted Common Stock earned by each Designated Executive Officer for the 60% of the award based on the Company Absolute Return Measure upon the maturity of PSUs at the conclusion of the three-year performance period, and the additional service-based vesting schedule applicable to any shares earned is summarized in the following table:

Performance Benchmark Achieved	Number of Shares Awarded at Payout of Performance Stock Units	Vesting Schedule
Below “Threshold” Level Annualized Company TSR of less than 5.5%	No performance stock earned

The number of shares of restricted Common Stock earned by (and then issued to) a participating officer for each rolling 3‑year performance cycle is equal to the multiple indicated in the preceding column of the number of PSUs issued to each participating officer at the beginning of the 3‑year performance period.

Such shares, when issued at the conclusion of the 3-year performance cycle, will then vest in full on the first anniversary date following the date of issuance of such shares. Additionally, upon vesting, the Designated Executive Officer is required to retain ownership of shares representing the after-tax value of the shares for a period of two years following the vesting date except upon the Employee’s termination of employment with the Company.

If a participating officer’s employment terminates prior to conclusion of the vesting period (i) due to death or disability (as defined in the PSU award agreements) or (ii) due to a termination by the Company without “cause” (as defined in the PSU award agreements), then, in either case, the unvested shares (and the non-vested portion of any cash required to be paid pursuant to the NYSE Grant Limitation described below) will vest in the officer or his/her estate, as applicable.

“Threshold” Annualized Company TSR of 5.5%	Shares issued equal to 0.5 x 60% of the Performance Stock Units issued for Such 3-year Cycle, with excess over Threshold Benchmark pro-rated between Threshold and Target levels
“Target” Annualized Company TSR of 9%	Shares issued equal to 1.0 x 60% of the Performance Stock Units issued for Such 3-year Cycle, with excess over Target Benchmark pro- rated between Target and Maximum levels
“Maximum” Annualized Company TSR of 15% or greater	Shares issued equal to 2.0 x 60% of the Performance Stock Units Issued for Such 3-year Cycle

If the calculated basis point comparison is between benchmarks as noted above for the 3-year performance period, then the number of PSUs earned will be prorated as indicated in the preceding table.

As reflected above, once issued, the shares of restricted Common Stock issued in connection with performance under either the Designated Index Measure or the Company Absolute Return Measure components of the PSUs will then vest one (1) year after the date of issuance. Upon vesting, the shares will not be subject to forfeiture, but the Designated Executive Officers will be required to retain ownership of shares representing the after-tax value of the shares for a period of two (2) years following the vesting date, except upon the Designated Executive Officer’s termination of employment with the Company.

Additional terms and conditions of the PSU component of the 2023 LTIP Awards to the Designated Executive Officers may be summarized as follows:

•
NYSE rules include an annual equity grant limit which effectively limits the number of shares that can be subject to stock awards to any individual NEO, without shareholder approval, to one percent (1%) of the total number of outstanding shares of the Company’s Common Stock (the “NYSE Annual Grant Limit”). However, since the 2021 Equity Incentive Plan, as approved pursuant to the Plan in connection with the Company’s Emergence from the Chapter 11 Cases, includes an annual grant limitation of one million (1,000,000) shares for awards to any single participant, the effective NYSE Annual Grant Limit for the 2021 Equity Incentive Plan is 1,000,000 shares. To maintain NYSE compliance, the 2023 LTIP Awards provide that if a grant of PSUs could result in the issuance of a number of shares to a NEO at the conclusion of the 3-year performance period that would exceed the NYSE Annual Grant Limit, when coupled with the number of shares subject to other stock awards (e.g., the time-vesting restricted stock component of the LTIP) issued in the same year that such PSUs were issued, any such excess will instead be converted to a cash bonus award equivalent to the number of shares of Common Stock constituting the excess times the average of the high and low trading prices reported for the Company’s Common Stock on the NYSE on the date such shares would have otherwise been issuable, while remaining subject to vesting conditions as described above. To the extent cash is to be paid to a participating officer for all or any portion of the value of the PSUs due to the NYSE Annual Grant Limit, the cash will be paid first ahead of the issuance of shares of restricted Common Stock.
•
Shares subject to PSU Awards will not be issued until the maturity of each such award at the end of a 3-year performance period and, accordingly, will not have any voting rights and will not receive dividend payments (though dividends paid on outstanding Common Stock will increase the number of PSUs held for dividend equivalents as described below). As soon as administratively practicable following the date on which the Company’s Compensation Committee certifies that a PSU award is earned for the applicable performance period, the Company will issue to the participant one share of the Company’s Common Stock for each earned PSU (subject to the NYSE Annual Grant Limit provision discussed above). Settlement is subject to applicable tax withholding.
•
As cash or stock dividends are paid on the shares of Common Stock underlying the PSUs, those dividends will increase the number of a participant’s outstanding PSUs. In the case of cash dividends, the number of additional PSUs will be determined based on the number of shares of Common Stock that could be purchased with such cash dividends based on the closing price of Company Common Stock on the applicable record date. Dividend equivalents will be paid out in additional shares of Common Stock at the time the PSUs are earned. Dividend equivalents related to PSUs that are not earned will be forfeited.
•
If a participating officer’s employment is terminated prior to the end of any annual performance period due to death or disability (as defined in the PSU award agreements), or due to a termination by the Company without “Cause” (as defined in the PSU award agreements), then the officer will be entitled to receive a pro rata portion of any PSUs earned for that Annual Performance Period (determined by dividing the number of days from January 1 of the applicable annual performance period within the 3-year performance period through the date of such termination by 365), and any remaining PSUs for such annual performance period, and any subsequent annual performance period, will be forfeited.
•
If a participating officer’s employment is terminated other than for “Cause” (as defined in the PSU award agreements) within 24 months following a Change in Control (as defined in the PSU award agreements) and prior to the end of the 3-year performance period, then the officer will be entitled to receive a pro rata portion of any PSUs earned through the date of such termination (determined by dividing the number of days from January 1 of the applicable annual performance period within the 3-year performance period through the date of such termination by 365), and any remaining PSUs for such annual performance period, and any subsequent annual performance period, will be forfeited.

Annual Restricted Stock Awards Component of LTIP

As referenced above, each LTIP Award includes a target value amount (40% and 45% in the case of the CFO) that a Designated Executive Officer will receive in the form of an Annual Restricted Stock

Award. The terms and conditions of the Annual Restricted Stock Awards to the Designated Executive Officers may be summarized as follows:

•
The shares vest over a three (3) year period, with restrictions expiring on one third of the shares subject to each award annually beginning on the first anniversary of the date of grant.
•
The grantee generally has all of the rights of a stockholder during the vesting/restricted period, including the right to receive dividends on the same basis and at the same rate as all other outstanding shares of Common Stock and the right to vote such shares on any matter on which holders of the Company’s Common Stock are entitled to vote.
•
The shares generally are not transferable during the restricted period, except for any transfers which may be required by law (such as pursuant to a domestic relations order).
•
If the grantee’s employment terminates during the restricted period for any reason other than (i) termination by the Company without “cause” (as defined in the award), (ii) death or disability (as defined in the award) or (iii) termination by the Company upon a Change in Control (as defined in the EIP), the award agreements provide that any non-vested portion of the restricted stock award will be immediately forfeited by the grantee.
•
If employment terminates during the restricted period (i) due to a termination by the Company without “cause” (as defined in the award), (ii) due to death or disability (as defined in the award) or (iii) due to termination by the Company upon a Change in Control (as defined in the EIP), the award agreements provide that any portion of the restricted stock award that is not vested as of such date shall immediately become fully vested in the grantee or his or her estate, as applicable.

Additional Compensation Policies and Practices

Farzana Khaleel Compensation in Connection with CFO Transition Plan

Pursuant to the Company’s CFO transition plan as originally announced in September 2022, the Company provided Farzana Khaleel with equity compensation earned for her service as the Company’s Executive Vice President – Chief Financial Officer and Treasurer through December 31, 2022, consistent with the terms of her Emergence Restricted Stock Award and February 2022 PSU Award, as well as a severance payment for termination without cause pursuant to the terms of her existing Amended and Restated Executive Employment Agreement. The Company also entered into a short-term post-employment Consulting Agreement with Ms. Khaleel pursuant to which she will be compensated for continuing to provide consulting services for up to six months following December 31, 2022, to ensure the completion of a smooth transition. For additional information, see discussion herein under the heading “Executive Compensation – Potential Payments Upon Termination or Change in Control – Actual Compensation and Post-Employment Consulting Agreement for Farzana Khaleel”.

Role of Senior Management in Compensation Decisions

The Compensation Committee receives recommendations from the Company’s senior management as to all elements of NEO compensation and considers such recommendations in establishing base salary levels, as well as both the targeted award levels and the performance criteria utilized in determining AIP and performance-based LTIP equity awards under the incentive compensation programs. Stephen D. Lebovitz has the primary responsibility for presenting management’s recommendations as well as evaluating performance of the other executive officers (other than evaluation of his own performance), and regularly participates in the Compensation Committee meetings to provide this information. In making compensation decisions for the Named Executive Officers, the Compensation Committee gives significant weight to the recommendations made by the Company’s senior management, but the Compensation Committee is not bound by management’s recommendations and makes its own determinations as to these matters. The Compensation Committee also considers management’s recommendations in light of such issues as historical compensation levels for each officer, the relationship of each officer’s compensation to the overall compensation of the Company’s officers and the performance of the Company’s business for the year in question.

Clawback Policy

In 2015, the Company’s Board of Directors and Compensation Committee implemented a clawback policy applicable to the Company’s Named Executive Officers. This policy requires reimbursement to the Company of any incentive compensation paid to a Named Executive Officer where: (i) the incentive compensation was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of the Company’s financial statements filed with the SEC; (ii) the Board determines, after a thorough investigation involving, if necessary, independent legal counsel, and after considering the totality of the circumstances and the information gleaned from such investigation, that the Named Executive Officer engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (iii) a lower amount of incentive compensation would have been paid to the Named Executive Officer based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the Named Executive Officer the amount by which his or her incentive compensation for the relevant period exceeded the lower amount of incentive compensation that would have been paid to such Named Executive Officer based on the restated financial results.

Anti-Hedging Policy

In February 2016, the Company’s Board of Directors adopted a policy prohibiting CBL’s officers and directors from engaging in “hedging” transactions involving any stock or securities of the Company. Specifically, except for indirect transactions not effectively under the control of a covered officer or director (such as transactions carried out by a mutual fund or similar vehicle in which an officer or director may invest, pursuant to investment decisions made by an independent third party manager), the policy prohibits the Company’s directors and officers of the Company or any of its subsidiaries of the level of vice president or above from engaging in hedging or monetization activities through transactions in Company securities or through the use of financial instruments designed for such purposes (including without limitation short-sales, options, puts, calls, and sales against the box, as well as derivative transactions including swaps, forwards, futures, collars and exchange funds). Under the policy, such individuals are generally prohibited from (i) owning financial instruments or participating in investment strategies that represent a direct or indirect hedge of the economic risk of owning Company securities or (ii) owning or participating in any other securities, instruments, contracts, arrangements or understandings that give the holder any rights to acquire any such Company securities.

Corporate Aircraft Usage

Pursuant to a policy adopted by the Company’s Board of Directors, upon approval by the Independent Directors (including the members of the Compensation Committee), and subject to the requirements and limitations of the Federal Aviation Regulations as currently interpreted by the Federal Aviation Administration’s Chief Counsel, Company executives who utilize a private aircraft owned and/or leased by the Management Company for personal transportation (as specified in such policy) reimburse the Company in connection with such usage. Such reimbursement is in an amount equal to the estimated aggregate incremental cost to the Company of such flights (including the variable direct costs of each flight, such as fuel, airport and landing fees, supplies and catering, direct crew costs, and a proportionate share of operating costs for airframe and engines and the cost of repositioning or “deadhead” flights, but excluding costs that do not vary with each flight, such as pilots’ salaries and training, insurance, hangar expense at home base and depreciation, capital and leasing costs associated with the aircraft). As such, the Company was reimbursed for the cost of all trips that were of a personal nature taken by a Named Executive Officer. This policy, however, does not require such reimbursement in certain instances, including but not limited to travel to and from Company offices, where the trip is primarily for a business purpose that benefits the Company. In these instances, allowing the use of aircraft owned or leased by the Company for executive travel serves the Company’s business purposes by enhancing the executive’s security and ability to attend to business matters while in transit, notwithstanding the fact that current SEC rules may require disclosure of the aggregate incremental cost attributable to such trips as additional “perquisite” compensation for the Named Executive Officers. As detailed in the Summary Compensation Table below, for 2022 Stephen D. Lebovitz received $308,100 of compensation attributable to such aircraft usage.

Retiree Insurance Programs

The Company has three programs in place for providing limited post-retirement coverage under the Company’s group medical insurance plan for certain eligible employees – (1) the Tier I Legacy Retiree Program, which applies to Company employees who retire with 30 or more years of service with the Company and/or its affiliates or predecessors; (2) the Tier II Legacy Retiree Program, which applies to Company employees who retire at age 60, but less than age 65, with a total of 20 or more (but less than 30) years of service; and (3) the Tier III Post-65 Retiree Program, which applies to Company officers at the level of senior vice president and above who retire at age 65 or above with 40 or more years of service to the Company and/or its affiliates or predecessors. Details of the Tier I program, which is the only level applicable to at least one of the Company’s NEOs for purposes of the disclosures herein under the heading “Executive Compensation – Potential Payments Upon Termination or Change in Control,” are further described in that section of this Proxy Statement.

Effect of Regulatory Requirements on Executive Compensation

Accounting Treatment and Tax Deductibility of Executive Compensation. The Committee generally considers the accounting treatment and tax implications of the compensation awarded or paid to our executives. Grants of equity compensation awards under our long-term incentive program are accounted for under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a $1,000,000 ceiling on a publicly traded corporation’s federal income tax deduction for compensation paid in a taxable year to the corporation’s chief executive officer and certain other executive officers. Prior to passage of the Tax Cuts and Jobs Act in December 2017 (the “2017 Tax Act”), this limitation did not apply to any compensation that satisfies certain requirements to be treated as “performance-based compensation” under Section 162(m) and the related regulations. Following the 2017 Tax Act, this “performance-based” exclusion only applies to certain contracts in effect on November 2, 2017 and not materially modified thereafter.

Because substantially all services performed by the Company’s executive officers are rendered on behalf of our Operating Partnership and/or the Management Company, our executive officers receive all of their compensation as employees of the Management Company. We believe the compensation paid to our executive officers is not subject to Section 162(m) of the Code to the extent such compensation is attributable to services rendered for the Operating Partnership and/or the Management Company. Further, since we have elected to qualify as a REIT under the Code, we generally will not be subject to federal income tax. Thus, the deduction limit contained in Section 162(m) of the Code for compensation paid to CEOs and certain other public company executive officers is not material to the design and structure of our executive compensation program.

Section 409A. Section 409A of the Code generally affects the federal income tax treatment of most forms of deferred compensation (subject to limited grandfathering for certain deferred compensation arrangements in place on or prior to October 3, 2004) by accelerating the timing of the inclusion of the deferred compensation to the recipient for federal income tax purposes and imposing an additional federal income tax on the recipient equal to 20% of the amount of the accelerated income. Management and the Compensation Committee consider the potential adverse federal income tax impact of Section 409A of the Code in determining the form and timing of compensation paid to the Company’s executive officers and other employees.

Summary Compensation Table

The following table sets forth information regarding the compensation of the Company’s Named Executive Officers (as determined pursuant to SEC rules) for the Company’s fiscal years ended December 31, 2020, 2021 and 2022:

Importantly, pursuant to SEC rules, the table below includes amounts related to the LTIP awards made to each NEO in February 2020, that were later canceled in connection with the Company’s Chapter 11 restructuring. Total Compensation for 2020 excluding these canceled awards for each affected NEO would have been $2,102,035 for Stephen D. Lebovitz, $905,315 for Farzana Khaleel, $796,169 for Michael I. Lebovitz and $686,944 for Jeffery V. Curry.

Summary Compensation Table (1)
Name and Principal Position(2)	Year	Salary($) (3)	Bonus($) (4)	Stock Award(s) ($) (5)	Non-equity Incentive Plan Compensation ($) (6)	All Other Compensation ($) (7)	Total Compensation ($)
Stephen D. Lebovitz, Director, Chief Executive Officer	2022	719,442	318,957	9,046,372	812,598	315,725	11,213,094
	2021	672,315	257,310	8,271,000	852,209	307,151	10,359,985
	2020	601,549	953,000	1,709,128	—	191,927	3,455,604
Farzana Khaleel, Executive Vice President – Chief Financial Officer and Treasurer (8)	2022	522,792	138,033	1,507,724	228,760	1,720,413	4,117,722
	2021	507,565	112,680	1,654,200	239,911	7,335	2,521,691
	2020	477,959	313,000	454,300	—	7,125	1,252,384
Michael I. Lebovitz, President	2022	428,691	139,676	1,507,724	228,760	7,625	2,312,478
	2021	404,973	112,680	1,378,500	239,911	13,569	2,149,633
	2020	362,347	313,000	454,300	—	13,591	1,143,238
Katie A. Reinsmidt, Executive Vice President – Chief Investment Officer	2022	309,000	138,600	1,507,724	219,259	7,625	2,182,208
	2021	300,000	108,000	1,378,500	229,947	4,500	2,020,947
Jeffery V. Curry, Chief Legal Officer and Secretary	2022	406,443	89,696	1,507,724	146,904	7,625	2,158,393
	2021	394,605	72,360	1,378,500	154,064	7,250	2,006,779
	2020	371,588	201,000	454,300	—	7,125	1,034,013

(1) All compensation cost resulting from amounts paid to the Named Executive Officers as shown in this table is recognized by the Management Company, which is a taxable REIT subsidiary.

(2) The position shown represents the individual’s position with the Company and the Management Company.

(3) Each of the Named Executive Officers also elected to contribute a portion of his or her salary to the CBL & Associates Management, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”) during 2020, 2021 and 2022. For 2020, the amount shown reflects the impacts of temporary executive base salary reductions in effect from April 1, 2020 through September 1, 2020, prior to commencing salary payments under what became the Amended and Restated Executive Employment Agreements with each NEO in connection with the Company’s financial reorganization and subsequent Chapter 11 Cases.

(4) For 2021 and 2022, represents the qualitative component of each Named Executive Officer’s cash bonus paid under the 2021 Annual Incentive Plan and the 2022 Annual Incentive Plan for Named Executive Officers (as described above in the “Compensation Discussion and Analysis” section). For 2020, represents KERP Retention Bonus amounts paid to each NEO effective October 29, 2020, subject to clawback if the executive had voluntarily resigned or was terminated for Cause (as defined in his or her Retention Bonus Agreement) on or before September 27, 2021.

(5) We report all equity awards at their full grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. For the Emergence restricted stock awards granted pursuant to the MIP in 2021 (which vest over four years as discussed in the Compensation Discussion and Analysis section above), as well as the time-vested restricted Common Stock component of awards under the Company’s LTIP for NEOs in 2022 and 2020, such value is calculated based on the NYSE market price, determined as the average of the high and low trading prices reported on the NYSE for shares of our Common Stock subject to the award on the grant date for the award. For PSUs awarded to NEOs under the Company’s LTIP in 2022, the fair value was estimated on the date of grant using a Monte Carlo Simulation model. Such valuation consisted of computing the fair value using the Company’s simulated stock price as well as Total Market Return (“TMR”) during each Annual Performance Period from November 1, 2021 through December 31, 2025, which resulted in a grant-date fair value of $24.67 per PSU for each Named Executive Officer. For PSUs awarded to NEOs under the Company’s LTIP in 2020, while all of such PSUs remained unearned and ultimately expired or were cancelled pursuant to the Plan, the fair value was estimated on the date of grant using a Monte Carlo Simulation model. Such valuation consisted of computing the fair value using the Company’s simulated stock price as well as TSR over the performance period from January 1, 2020 through December 31, 2022. For the PSUs granted on February 10, 2020, this resulted in a weighted average grant-date fair value (based on the fact that 2/3 of the PSUs granted in 2020 will vest based on the relative TSR metric and 1/3 of the PSUs granted in 2020 were set to vest based on the absolute cumulative CBL TSR metric) of $0.84 per PSU for each Named Executive Officer. Generally, the aggregate grant date fair value represents the amount that the Company expects to expense in its financial statements over the award’s vesting schedule and does not correspond to the actual value that will be realized by each Named Executive Officer. For the PSUs granted on February 17, 2022, the aggregate grant date fair value represents the amount the Company expects to expense in its financial statements if the Stated Goals component is achieved. For additional information, refer to Note 16 – Share-Based Compensation in the Company’s audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC, that accompanies this Proxy Statement.

(6) For 2022 and 2021, amounts shown include annual incentive compensation to the Named Executive Officers pursuant to the Corporate Goals portion of their 2022 Annual Incentive Plan award and their 2021 Annual Incentive Plan award, respectively. For 2020, none of the NEOs received such bonus payments due to the cancellation of the 2020 AIP in connection with implementing the KERP.

(7) For 2022, amounts shown include matching contributions by the Management Company under the 401(k) Plan for each of the Named Executive Officers. For Farzana Khaleel, amount shown also includes (i) $1,671,584 of additional compensation expense for the severance benefit paid in connection with her termination without cause and (ii) $12,119 of additional compensation expense accrued pursuant to the continuation of health insurance benefits for 18 months following her termination, both pursuant to the terms of her Amended and Restated Executive Employment Agreement with the Company, as well as (iii) $13,000 representing the value of a $10,000 travel voucher provided to Ms. Khaleel in recognition of her service to the Company together with a related tax gross-up payment of $3,000 and (iv) $16,085 of additional cash compensation related to payment for unused paid time off in connection with Ms. Khaleel’s termination. For Stephen D. Lebovitz, also includes $308,100 reflecting the incremental cost to the Company of his personal use (including use by family members accompanying the executive) of a private aircraft owned by the Management Company for certain travel including, but not limited to, travel to and from Company offices, where the trip is primarily for a business purpose that benefits the Company and such usage may be deemed a “perquisite” under current SEC rules. For the Management Company owned aircraft, the incremental cost is determined by estimating the variable portion of the Company’s per hour cost of owning, operating and maintaining such aircraft, less any portion reimbursed by the executives. Since the Management Company owned aircraft is used primarily for business travel, our Company does not include the fixed costs that do not change based on usage, such as management fees and acquisition costs. Depending on availability, family members of executive officers also are permitted to ride along on the corporate aircraft when it is already going to a specific destination for a business purpose. We consider this use to have no incremental cost to the Company, since the business flight would have occurred regardless of the additional passengers.

(8) In accordance with the Company’s previously announced CFO transition plan, Farzana Khaleel served as Executive Vice President – Chief Financial Officer and Treasurer of CBL through December 31, 2022, and Benjamin W. Jaenicke assumed the duties of Executive Vice President – Chief Financial Officer and Treasurer of the Company effective January 1, 2023.

2022 Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen D. Lebovitz	2/16/2022	—	—	—	91,667	183,334	366,667	9,046,372
	3/23/2022	350,228	700,455	1,050,683	—	—	—	—
Farzana Khaleel	2/16/2022	—	—	—	15,278	30,556	61,111	1,507,724
	3/23/2022	98,595	197,190	295,785	—	—	—	—
Michael I. Lebovitz	2/16/2022	—	—	—	15,278	30,556	61,111	1,507,724
	3/23/2022	98,595	197,190	295,785	—	—	—	—
Katie A. Reinsmidt	2/16/2022	—	—	—	15,278	30,556	61,111	1,507,724
	3/23/2022	94,500	189,000	283,500	—	—	—	—
Jeffery V. Curry	2/16/2022	—	—	—	15,278	30,556	61,111	1,507,724
	3/23/2022	63,315	126,630	189,945	—	—	—	—

(1) These columns represent the potential value of the payout for each Named Executive Officer if the Threshold, Target or Maximum (Stretch) goals were satisfied under the Corporate Goal Measures components of the 2022 Annual Incentive Plan, as described above in the “Compensation Discussion and Analysis” section. The amounts actually earned by each NEO with respect to 2022 performance under the AIP are reported in the Bonus (for the Qualitative Measures component) and Non-Equity Incentive Plan Compensation (for the Corporate Goal Measures component) columns in the 2022 Summary Compensation Table above.

(2) Represents the potential number of shares to be earned by each Named Executive Officer as of the initial grant date with respect to the PSUs granted in 2022 under the LTIP. As described in greater detail above under “2022 Performance Stock Unit Awards” in the “Compensation Discussion and Analysis” section, the shares underlying these PSUs may be earned based on performance over a four-year period at the rate of 25% per year:

•
based on achievement of the quantitative total market return goal (“TMR Goal”) and a Company-specific stated goal (the “Stated Goal”) specified for each year;
•
subject to the potential operation of the TMR Year 4 Grace Period and the annual Stated Goal Grace Period (each as described in such disclosure above in the “Compensation Discussion and Analysis” section); and
•
further subject to increase in the number of each NEO’s outstanding PSUs as any cash or stock dividends are paid on the shares of Common Stock underlying the PSUs, with the amount of any such increase determined for any cash dividends based on the number of shares of Common Stock that could be purchased with such dividends at the then-current price for the Common Stock.

Accordingly, the amounts shown above in the “Threshold”, “Target” and “Maximum” columns were determined as follows:

•
the “Threshold” column assumes achievement of both the TMR Goal and the Stated Goal for only one of the four years included in the total LTIP performance period, which would result in earning only 25% of the total number of shares underlying the PSUs;
•
the “Target” column assumes earning 50% of the total number of shares underlying the PSUs, which could occur either (A) by virtue of achieving both the TMR Goal and the Stated Goal for two out of the four years included in the total LTIP performance period or (B) by virtue of achieving the Stated Goal for all four years in the total LTIP performance period but not achieving any of the TMR Goals; and

•
the “Maximum” column assumes full achievement of both the TMR Goal and the Stated Goal for all four years include in the total LTIP performance period.

The amount of Common Stock actually earned by each of the NEOs pursuant to these PSUs for the Year 1 Performance Period ended December 31, 2022, is reported in the Stock Awards column in the 2022 Option Exercises and Stock Vested Table below. The aggregate number of shares that potentially could be earned pursuant to these PSUs by each of the NEOs over the Year 2, Year 3 and Year 4 annual performance periods is reported under “Equity Incentive Plan Awards” in the Stock Awards column of the 2022 Outstanding Equity Awards at Fiscal Year-End Table. (In both cases, such amounts reflect applicable increases to the initial number of PSUs granted to each NEO due to the payment of cash dividends on outstanding shares of Common Stock, as described above).

Additional Information Concerning Executive Compensation

The following discussion presents additional information relevant to the compensation reported above for each of the Named Executive Officers in the Summary Compensation Table and the 2022 Grants of Plan-Based Awards Table.

Amended and Restated Executive Employment Agreements

The material terms of the Amended and Restated Executive Employment Agreements, which were approved by the Company’s then-current Compensation Committee following extensive consultation and review by Ferguson and the Company’s legal advisors as described in the “Compensation Discussion and Analysis” section of our proxy statement for the Company’s 2022 Annual Meeting, may be summarized as follows:

Term:	Initial term runs from August 18, 2020 through April 1, 2024, with automatic renewals for successive 1-year terms if not terminated (including any such renewals, the “Term”).
Base Salary:

Initially equivalent to originally approved 2020 base salaries, with future increases or decreases at discretion of the Compensation Committee (provided that base salary shall not be decreased by more than 5% during the Term).

Annual Bonus:

Executives to be provided with annual bonus opportunities, structured as determined by the Compensation Committee, for 2021 and future years after their 2020 bonuses were determined pursuant to the Key Employee Retention Plan (KERP) as described in our proxy statement for the Company’s 2021 Annual Meeting.

Other Incentives:

Participation and amounts applicable to future equity incentives under the 2021 Equity Incentive Plan to be as determined by the Company’s new (now current) Compensation Committee following emergence from the Chapter 11 process.

Insurance/Benefits:

Continuation of health insurance benefits for 18 months following termination (24 months for CEO), subject to longer continuation, if applicable, under the terms of the Company’s Tier I, Tier II and Tier III Legacy Retiree Programs as described herein under “Additional Compensation Policies and Practices – Retiree Insurance Programs,” subject to the executive not having been terminated for Cause (as described below).

Severance:

If employment is terminated either (A) by the Company without Cause or (B) by the executive for Good Reason (each as defined in the Agreement and described below) following a Change in Control (as defined in the 2021 Equity Incentive Plan), severance is twice (2x) the sum of (i) then-current annual base salary plus (ii) the executive’s Retention Bonus that was paid pursuant to Key Employee Retention Plan (KERP) as described in our proxy statement for the Company’s 2021 Annual Meeting.

Death/Disability:	If employment is terminated due to death or disability (other than for the CEO), severance is twice (2x) then-current annual base salary. In the case of CEO Stephen

D. Lebovitz, such severance would equal 1x then-current annual base salary plus the amount of his Retention Bonus paid pursuant to the KERP ($953,000).
Non-Solicitation/ Non-Compete:	Non-Competition Period is six months following termination, while Non-Solicitation Period is one year following termination.

For purposes of the provisions described above:

“Cause” means:

(i)
any act of fraud or willful malfeasance committed by the executive;
(ii)
the executive’s engaging in conduct which is injurious to the Company or any of its affiliates, monetarily or otherwise (subject to a 30-day cure period after written notice from the Board or the Compensation Committee, if such conduct is capable of being cured to the reasonable satisfaction of the Board or the Compensation Committee, as applicable);
(iii)
the executive’s failure to perform the executive’s material duties under the Agreement, or the executive’s material breach of the Agreement (subject to a 30-day cure period after written notice from the Board or the Compensation Committee, if such conduct is capable of being cured to the reasonable satisfaction of the Board or the Compensation Committee, as applicable);
(iv)
the executive’s conviction of, or pleading guilty or no contest to, a felony, or a conviction of, or a plea of guilty or no contest to, any criminal offence involving fraud, willful malfeasance, embezzlement, extortion, bribery, misappropriation or moral turpitude; or
(v)
the executive’s (A) material violation of the Company’s policies and procedures including, but not limited to, (I) the Company’s policies prohibiting conduct that constitutes sexual misconduct, harassment (including sexual harassment), discrimination or retaliation and (II) the Code of Business Conduct; and (B) engagement in any conduct or cover-up of such conduct that is in violation of any of the Company’s policies and procedures (including but not limited to policies listed in (I) and (II) above) that could cause or has caused damage to the reputation or business of the Company or any of its affiliates or their respective employees (subject to a 30-day cure period after written notice from the Board or the Compensation Committee, if such conduct (other than criminal conduct described in clause (iv) above) is capable of being cured to the reasonable satisfaction of the Board or the Compensation Committee, as applicable).

“Good Reason” means:

(i)
a material diminution in the executive’s duties and responsibilities; provided, however, that the executive shall not have Good Reason to terminate employment pursuant to this clause if such change in duties and responsibilities results solely from the Company’s ceasing to be a publicly traded company;
(ii)
a reduction in the executive’s Base Salary, other than a reduction not in excess of five percent (5%) as provided in the Agreement; or
(iii)
the relocation of the geographic location of the executive’s principal place of employment to a location more than fifty (50) miles from the executive’s principal place of employment as of the date of the Agreement; (subject to a 30-day cure period following executive’s written notice to the Company of the existence of such condition or conditions, and a requirement that, if any such condition is not remedied within the cure period, executive must terminate his or her employment immediately following the end of the cure period).

“Disability” means the employee’s complete and permanent disability as defined by the Company’s health insurance plans or as otherwise defined by the Company from time to time consistent with applicable law.

“Change in Control” as defined in the 2021 Equity Incentive Plan means the first to occur of any of the following events:

(i)
An acquisition by any individual, entity or group (within the meaning of Exchange Act Sections 13(d)(3) or 14(d)(2)) (a “Person”) of beneficial ownership (within the meaning of SEC Rule 13d‑3) of 30% or of either (A) the Company’s then outstanding shares of Common Stock (the “Outstanding Common Stock”)

or (B) the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however: (I) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being converted was acquired directly from the Company, (II) any acquisition by the Company and/or members of our management, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a corporation controlled by the Company or (IV) any acquisition by a Person pursuant to a transaction which complies with clauses (A), (B) and (C) of Subsection (iii) of this definition or (V) any acquisition by a Person who as of the Effective Date has beneficial ownership of 20% or more of the Outstanding Common Stock or Outstanding Voting Securities (each, an “Excluded Holder”); or
(ii)
A change in composition of the Board (other than changes in the composition of the Board that occur within three (3) months following the Effective Date), such that the individuals who, as of the Effective Date or as of the first day of the fourth month following the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to such Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this provision) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (e.g., an election of directors involving a proxy solicitation subject to SEC Rule 14a-12(c)) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered a member of the Incumbent Board; or
(iii)
The consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination:
(A)
all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, other than as a result of an increase in ownership of Outstanding Common Stock and Outstanding Voting Securities by an Excluded Holder;
(B)
no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company, any Excluded Holder or any corporation controlled by the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock of the corporation resulting from such or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Company prior to the Business Combination; and
(C)
individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination; or
(iv)
a complete liquidation or dissolution of the Company.

The 2021 Equity Incentive Plan also provides that, notwithstanding the foregoing, for purposes of an award that provides for a deferral of compensation under Section 409A of the Code, to the extent the impact of a Change in Control on such award would subject a plan participant to additional taxes under Section 409A of the Code, a Change in Control described in subsection (i), (ii), (iii) or (iv) above with respect to such award must also constitute a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of Section 409A of the Code, as applied to the Company.

Annual Bonus Arrangements for Named Executive Officers

The terms of both the quantitative and qualitative components of the bonus arrangements for the Named Executive Officers under the 2022 Annual Incentive Plan are described above in the “Compensation Discussion and Analysis” section.

Terms of Performance Stock Unit Grants to the Named Executive Officers Under the MIP

The terms of the PSUs granted to the Named Executive Officers in February 2022 under the 2021 Equity Incentive Plan are detailed above in the “Compensation Discussion and Analysis” section.

Risks Arising From Design of Compensation Programs

Both senior management and the Compensation Committee believe that the design of the Company’s compensation programs, including our executive compensation program, does not encourage our executives or employees to take unnecessary and excessive risks, and that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company. Factors supporting these conclusions include, among others, the following:

•
Both annual performance bonuses and grants of equity awards under our 2021 Equity Incentive Plan are not automatic, but are granted in the discretion of senior management and the Compensation Committee and are subject to downward adjustment as the Compensation Committee or management may deem appropriate.
•
As noted above, approval by our Board of Directors (or a committee thereof) is required for significant transactions that entail the expenditure of funds or incurrence of debt or liability in amounts in excess of certain threshold dollar amounts, thereby limiting the risks to which employees, or even senior management, may expose the Company without higher-level Board review. Company policy also provides similar checks against the creation of risk by compensation-based incentives at the operational level – such as a procedure that employees who are compensated based in part on leasing results may have the authority to negotiate new and renewal lease terms, but the authority to approve and execute the leases rests with a higher level of management whose compensation is not subject to the same incentives.
•
Due to the scope of their authority, risk-related decisions concerning the Company’s business are primarily under the control of our executive officers. As discussed above, we maintain stock ownership guidelines for all executive officers – supported by the features of our compensation programs that encourage our executives to achieve and maintain a significant proprietary interest in the Company. These guidelines tend to align our senior executives’ long-term interests with those of our shareholders and serve as a disincentive to behavior that is focused only on the short-term and risks material harm to the Company.

Additionally, as discussed on page 51 above in the Compensation Discussion and Analysis, effective March 24, 2015 in conjunction with the implementation of new annual and long-term incentive programs for the Company’s Named Executive Officers, the Company’s Board of Directors and Compensation Committee implemented a compensation clawback policy applicable to the Company’s Named Executive Officers as described therein.

2022 Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Stephen D. Lebovitz	225,000 (4)	5,193,000	306,116	7,065,157
Farzana Khaleel (3)	—	—	—	—
Michael I. Lebovitz	37,500 (5)	865,500	51,019	1,177,519
Katie A. Reinsmidt	37,500 (5)	865,500	51,019	1,177,519
Jeffery V. Curry	37,500 (5)	865,500	51,019	1,177,519

(1) These shares were issued in December 2021 as part of the Company’s Emergence Restricted Stock Awards to officers and other key employees under the 2021 Equity Incentive Plan, as described in more detail in the “Compensation Discussion and Analysis” section of our proxy statement for the Company’s 2022 Annual Meeting. Shares issued pursuant to these awards vest in 25% increments on each of the first through fourth anniversaries of their date of grant. Market value shown for all unvested shares of restricted stock is calculated based on the closing price for the Company’s Common Stock on the NYSE on the last trading day of fiscal year 2022 (December 30) of $23.08 per share.

(2) Represents the number of shares of Common Stock that could be earned during the remaining Year 2, Year 3 and Year 4 Performance Periods pursuant to the PSUs granted to each of the NEOs in February 2022 under the Company’s LTIP (in each case, reflecting applicable increases to the initial number of PSUs granted to each NEO due to the payment of cash dividends on outstanding shares of Common Stock, as described in more detail above under “2022 Performance Stock Unit Awards” in the “Compensation Discussion and Analysis” section). Market value shown for the unearned shares of Common Stock underlying such PSUs is calculated based on the closing price for the Company’s Common Stock on the NYSE on the last trading day of fiscal year 2022 (December 30) of $23.08 per share.

(3) Pursuant to the Company’s previously announced CFO transition plan, Farzana Khaleel ceased to serve as Executive Vice President – Chief Financial Officer and Treasurer of CBL effective as of 11:59 p.m. Eastern Time on December 31, 2022. In connection with her termination without cause: (i) pursuant to the terms of Ms. Khaleel’s Emergence Restricted Stock Award, 50% (22,500 shares) of the shares of restricted stock that remained unvested pursuant to such award on December 31, 2022 were vested as of such date and the remaining 50% (22,500 shares) were forfeited and (ii) in accordance with the terms of the 2022 LTIP awards and of a Separation and General Release Agreement between the Company and Ms. Khaleel, Ms. Khaleel received the shares of Common Stock that the Compensation Committee determined she had earned for the Year 1 Performance Period ended December 31, 2022 with respect to her PSUs granted in February 2022, and all of her remaining PSUs were forfeited.

(4) Such shares are scheduled to vest as follows: 75,000 shares will vest on December 15 in each of the years 2023, 2024 and 2025.

(5) Such shares are scheduled to vest as follows: 12,500 shares will vest on December 15 in each of the years 2023, 2024 and 2025.

2022 Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Stephen D. Lebovitz	177,038	4,221,037
Farzana Khaleel	54,506	1,284,998
Michael I. Lebovitz	29,506	703,498
Katie A. Reinsmidt	29,506	703,498
Jeffery V. Curry	29,506	703,498

(1)
Represents the aggregate of (i) shares of the Company’s Common Stock which were received by each Named Executive Officer pursuant to time-vested restricted stock awards granted under the Company’s 2021 Equity Incentive Plan which vested during fiscal 2022 and (ii) the shares of Common Stock earned by each of the NEOs pursuant to the PSUs granted in February 2022 for the Year 1 Performance Period ended December 31, 2022, which were delivered to the NEOs as of February 15, 2023 following certification of the related performance by the Compensation Committee (including shares delivered pursuant to applicable increases to the initial number of PSUs granted to each NEO due to the payment of cash dividends on outstanding shares of Common Stock, as follows: Stephen D. Lebovitz – 10,371 shares; Farzana Khaleel – 1,728 shares; Michael I. Lebovitz – 1,728 shares; Katie A. Reinsmidt – 1,728 shares; and Jeffery V. Curry – 1,728 shares). In the case of Ms. Khaleel, also includes 22,500 shares representing 50% of the shares of restricted stock that remained unvested pursuant to her Emergence Restricted Stock which were vested effective December 31, 2022 in connection with the termination of her employment without cause. The following table presents for each NEO the number of shares acquired upon the vesting of these equity awards for each applicable vesting date, the number of shares withheld/surrendered to the Company with respect to estimated tax liability, and the net number of shares retained by the NEO with respect to each such vesting event:

Shares of Common Stock Received Pursuant to Restricted Stock and PSUs that Vested During 2022 Pursuant to the Terms of the 2021 Equity Incentive Plan
Name	Award Type/ Vesting Date	Number of Shares of Common Stock Acquired Upon Vesting	Number of Shares Surrendered for Estimated Taxes	Net Number of Shares Retained By the Executive
Stephen D. Lebovitz	Restricted Stock/ 12/15/2022	75,000	29,513	45,487
	PSUs/ 12/31/2022	102,038	40,152	61,886
Farzana Khaleel	Restricted Stock/ 12/15/2022	15,000	3,653	11,347
	PSUs/ 12/31/2022	17,006	4,141	12,865
	Restricted Stock/ 12/31/2022	22,500	8,854	13,646
Michael I. Lebovitz	Restricted Stock/ 12/15/2022	12,500	4,919	7,581
	PSUs/ 12/31/2022	17,006	6,692	10,314
Katie A. Reinsmidt	Restricted Stock/ 12/15/2022	12,500	3,044	9,456
	PSUs/ 12/31/2022	17,006	4,141	12,865
Jeffery V. Curry	Restricted Stock/ 12/15/2022	12,500	3,044	9,456
	PSUs/ 12/31/2022	17,006	4,141	12,865

(2)
Amounts shown are based on the closing market price for the Company’s Common Stock on the NYSE on the respective dates when each installment vested (or on the immediately preceding trading day, if such date was not a business day). As each installment vests, the officer may choose either (A) to sell all (or some portion) of the underlying shares, net of shares surrendered for taxes, immediately following the vesting date (or, if later, the delivery date as in the case of shares earned pursuant to the PSUs that are delivered following certification of the related performance by the Compensation Committee) or (B) to hold all (or some portion) of the underlying shares indefinitely or for sale at a later date. Accordingly, such amounts do not correspond to the actual value that will be realized by each Named Executive Officer.

Potential Payments Upon Termination or Change in Control

The Company’s current agreements with its Named Executive Officers involving employment, severance or change in control provisions that could have resulted in additional compensation as of December 31, 2022 include the following, each as further described below:

•
the non-solicitation and non-competition arrangements included in the Amended and Restated Executive Employment Agreements,

•
the severance and continuation of insurance benefits provided under the Amended and Restated Executive Employment Agreements;

•
the automatic vesting of any unvested shares subject to restricted stock awards if the Company terminates the recipient’s employment during the restricted period without “cause” as defined in the award (50% vesting), or upon the occurrence of the recipient’s death, disability or a Change in Control as defined in the 2021 Equity Incentive Plan (100% vesting);

•
the Tier I Legacy Retiree Program described below; and

•
in the case of Farzana Khaleel, additional compensation for consulting services following the cessation of her service as Executive Vice President – Chief Financial Officer and Treasurer of the Company as described below under the heading “Actual Compensation and Post-Employment Consulting Agreement for Farzana Khaleel.”

Apart from the terms of these arrangements, the Named Executive Officers will not receive compensation in connection with any termination of employment due to a change in control of the Company, death, disability, retirement or any other reason, except for such benefits as are available generally to all employees under the Company’s 401(k) Plan, insurance and other benefits programs.

As of December 31, 2022, the end of the Company’s most recently completed fiscal year, the Named Executive Officers who are not eligible for the Tier I Legacy Retiree Program also did not meet the age and service requirements for continuation of medical benefits under the Company’s Tier II Legacy Retiree Program, which is generally available to all employees who retire at age 60, but less than age 65, and have been employed by the Company and/or its affiliates or predecessors for a total of 20 or more (but less than 30) years of service, or the Tier III Post-65 Retiree program, which applies to Company officers at the level of senior vice president and above who retire at age 65 or above with 40 or more years of service to the Company and/or its affiliates or predecessors.

Payments Under Amended and Restated Executive Employment Agreements

As discussed above in the Compensation Discussion and Analysis section under the heading “Amended and Restated Executive Employment Agreements,” potential severance payments and continuation of insurance benefits to the NEOs in the event of a termination or a change in control of the Company may be summarized as follows:

Continuation of Insurance/Benefits:

Continuation of health insurance benefits for 18 months following termination
(24 months for CEO), subject to longer continuation, if applicable, under the terms of the Company’s Tier I, Tier II and Tier III Legacy Retiree Programs, subject to the executive not having been terminated for Cause.

Severance Upon Termination Without Cause or in Connection With a Change in Control:

If employment is terminated either (A) by the Company without Cause or (B) by the NEO for Good Reason following a Change in Control, each NEO will receive severance equal to twice (2x) the sum of (i) then-current annual base salary plus (ii) the amount of such NEO’s Retention Bonus paid pursuant to the Key Employee Retention Plan (KERP) as described in our proxy statement for the Company’s 2021 Annual Meeting.

Death/Disability:

If employment is terminated due to death or disability (other than for the CEO), severance is twice (2x) then-current annual base salary. In the case of CEO Stephen D. Lebovitz, such severance would equal 1x then-current annual base salary plus the amount of his Retention Bonus paid pursuant to the KERP ($953,000).

Non-Solicitation/ Non-Compete:

Each NEO has agreed not to (i) engage in any competing solicitation of employees, customers, clients or suppliers of the Company for a period of one (1) year following termination or (ii) otherwise, directly or indirectly, engage in business in competition with the Company for a period of six (6) months following termination.

For purposes of the above-described provisions, the terms “Cause” and “Good Reason” have the definitions described above under the heading “Additional Information Concerning Executive Compensation – Amended and Restated Executive Employment Agreements.” “Disability” is defined to mean the NEO’s complete and permanent disability as defined by the Company’s health insurance plans or as otherwise defined by the Company from time to time consistent with applicable law. For purposes of calculating the severance payments described above, the amounts of the Retention Bonuses payable to each of the NEOs under the terms of KERP were as follows:

Named Executive Officer	Amount of Retention Bonus Previously Paid Pursuant to the KERP
Stephen D. Lebovitz, Chief Executive Officer	$953,000
Farzana Khaleel, Executive Vice President – Chief Financial Officer and Treasurer	$313,000
Michael I. Lebovitz, President	$313,000
Katie A. Reinsmidt, Executive Vice President – Chief Investment Officer	$300,000
Jeffery V. Curry, Chief Legal Officer and Secretary	$201,000

Vesting of Restricted Stock Upon Termination Without Cause, Death, Disability or Change in Control

The terms of the Emergence restricted stock awards granted to the NEOs under the 2021 Equity Incentive Plan pursuant to the MIP provide that:

•
if the NEO’s employment terminates during the restricted period due to a termination by the Company without “Cause,” fifty percent (50%) of any portion of the restricted stock award that is not vested as of such date shall immediately become fully vested in the NEO, and the balance of such shares will immediately be forfeited; and
•
if the NEO’s employment terminates during the restricted period due to death or disability (as defined in the award), or due to termination by the Company upon a Change in Control (as defined in the 2021 Equity Incentive Plan), any portion of the restricted stock award that is not vested as of such date shall immediately become fully vested in the NEO or his or her estate, as applicable.

For purposes of these provisions:

“Cause” has the same meaning as described above for purposes of the Amended and Restated Executive Employment Agreements under the heading “Additional Information Concerning Executive Compensation – Amended and Restated Executive Employment Agreements.”

“Disability” means the employee’s complete and permanent disability as defined by the Company’s health insurance plans or as otherwise defined by the Company from time to time consistent with applicable law.

“Change in Control” has the meaning described above under the heading “Additional Information Concerning Executive Compensation – Terms of Emergence Restricted Stock Awards.”

Partial Payout of PSUs Under the MIP in the Event of Death, Disability or Termination Without Cause

As described in the Compensation Discussion and Analysis section under the heading “New 2022 Performance Stock Unit Awards,” if a NEO’s employment is terminated prior to the end of one of the four Annual Performance Periods applicable to the PSU awards under the MIP due to death, disability or a termination by the Company without Cause, the NEO would be entitled to receive a pro rata portion of any PSUs earned for the then-current Annual Performance Period (determined by dividing the number of days from January 1 of the applicable Annual Performance Period through the date of such termination by 365), and any remaining PSUs for such Annual Performance Period, and any subsequent Annual Performance Period, would be forfeited. For purposes of these provisions, the Cause and Disability have the same meanings as referenced above for purposes of determining the vesting of any shares of restricted stock granted to the NEOs under the 2021 Equity Incentive Plan pursuant to the MIP.

Tier I Legacy Retiree Program

The Company’s Tier I Legacy Retiree Program provides certain benefits concerning the continuation of health insurance coverage to certain employees who meet its requirements. The “Tier I Retirees” covered by the Tier I Retiree Legacy Program include any Company employee who retires after the program’s effective date and:

•
has been employed by CBL and/or its affiliates or predecessors for a total of 30 or more years prior to their date of retirement;
•
is participating in the CBL group medical insurance plan on the date of their retirement; and
•
is not eligible for health benefit coverage pursuant to any other group insurance plan or Medicare.

Program benefits for each eligible Tier I Retiree (and his or her spouse who is insured by CBL’s health insurance plan on the date of the retirement of the Tier I Retiree) are as follows:

•
for an initial period of 24 months (two years) from the date of the Tier I Retiree’s retirement, the Tier I Retiree and his or her covered spouse will be entitled to continue to participate in the CBL group medical insurance plan at no cost to the Tier I Retiree and/or his or her covered spouse;
•
the Tier I Retiree and his or her covered spouse will be entitled to continue participation in the CBL group medical insurance plan (as such may be amended, revised or modified from time to time and as available to then-active employees of CBL) following his or her retirement, but with the Tier I Retiree and his or her covered spouse paying the full cost for such coverage (i.e., equivalent to the then-prevailing COBRA rate) following the expiration of 24 months from the date of the Tier I Retiree’s retirement;
•
any period of time during which a Tier I Retiree (and spouse, if applicable) participates in CBL’s group medical insurance plan as a Tier I Retiree (or spouse) after the participant’s retirement counting towards the maximum coverage period for COBRA continuation will count towards the maximum coverage period for COBRA continuation; and
•
upon reaching the age of Medicare eligibility or becoming eligible for other group medical coverage, the Tier I Legacy Retiree (and spouse if applicable), would cease to be eligible for the CBL group medical insurance plan.

Any tax obligations imposed on a Tier I Retiree as a result of the benefit under this program will be the sole responsibility of such retiree (and his or her spouse, if applicable). The Company may elect to discontinue the Tier I Legacy Retiree benefit on a prospective basis on each annual renewal of the Company’s overall group health insurance plan.

Currently, should they retire from the Company, both Stephen D. Lebovitz and Michael I. Lebovitz would meet the criteria to be covered under the Tier I Legacy Retiree Program. The projected benefit to any covered Tier I Retiree under that program will depend on the then-current costs of participation in CBL’s group medical insurance plan on the date of his or her retirement from CBL.

Potential Payments Upon Termination or Change in Control for Named Executive Officers

Based on the foregoing, the table below summarizes the following potential payments to each Named Executive Officer pursuant to the Amended and Restated Executive Employment Agreements as described above, assuming in each case that the applicable triggering event occurred as of December 31, 2022:

•
the estimated value of the continuation of health insurance benefits for 18 months (24 months for the CEO) in the event of any termination of employment;
•
the value of cash severance payable in the event of a termination of the NEO’s employment (A) by the Company without Cause or (B) by the NEO for Good Reason upon a Change in Control; and
•
the value of cash severance payable in the event of a termination of the NEO’s employment due to death or disability.

Named Executive Officer	Termination of Employment Without Cause, or by NEO for Good Reason Upon a Change in Control Under Executive Employment Agreements		Termination of Employment Due to Retirement Under Executive Employment Agreements		Termination of Employment Due to Death/Disability Under Executive Employment Agreements
	Value of Continuation of Health Insurance Benefits ($)(1)	Value of Cash Severance Payable ($)	Value of Continuation of Health Insurance Benefits ($)(1)	Value of Cash Severance Payable ($)	Value of Continuation of Health Insurance Benefits ($)(1)	Value of Cash Severance Payable ($)
Stephen D. Lebovitz	46,861	3,344,884	46,861	—	46,861	1,672,442
Farzana Khaleel	12,119	1,671,584	12,119	—	12,119	1,045,584
Michael I. Lebovitz	43,628	1,483,382	43,628	—	43,628	857,382
Katie A. Reinsmidt	25,448	1,218,000	25,448	—	25,448	618,000
Jeffery V. Curry	25,448	1,214,886	25,448	—	25,448	812,886

(1) Under the terms of the Executive Employment Agreements, the 18-month continuation of health insurance benefits for 18 months (24 months in the case of CEO Stephen D. Lebovitz) is subject to the NEO not having been terminated for Cause. Estimated values are based on current premiums payable under CBL’s group medical insurance plan as of December 31, 2022.

The table below summarizes the following additional potential payments to each Named Executive Officer, assuming in each case that the applicable triggering event occurred as of December 31, 2022:

•
the value (based on the Company’s stock price) of the shares of restricted stock that would vest in the event of (i) termination by the Company upon a Change in Control of the

Company or (ii) termination of employment without Cause, or in the event of the NEO’s death or disability, pursuant to the terms of the Emergence restricted stock awards granted to the NEOs under the 2021 Equity Incentive Plan pursuant to the MIP, in each case assuming that such event occurred as of December 31, 2022 (and using the NYSE closing price of $23.08 per share on December 30, 2022, the last trading day of the year); and
•
the value (based on the Company’s stock price) of the number of shares of Common Stock that would have been issuable pursuant to the pro rata portion of any PSUs earned for the then-current Annual Performance Period in the event of termination of employment without Cause, or in the event of the NEO’s death or disability, pursuant to the terms of the PSUs granted to the NEOs under the 2021 Equity Incentive Plan in February 2022, in each case assuming that such event occurred as of December 31, 2022 (and using the NYSE closing price of $23.08 per share on December 30, 2022, the last trading day of the year); and
•
the estimated value of any applicable benefits under the Tier I Legacy Retiree Program.

Named Executive Officer	Termination by the Company Upon a Change in Control (1)	Termination Without Cause (1)	Termination Due to Retirement		Termination Due to Death/Disability
	Vesting of Equity Awards ($)(2)	Vesting of Equity Awards ($)(2)	Value of Tier I Retiree Benefits ($)(3)	Vesting of Equity Awards ($)(2)	Value of Tier I Retiree Benefits ($)(3)(4)	Vesting of Equity Awards ($)(2)
Stephen D. Lebovitz	5,193,000	2,596,500	—	—	—	5,193,000
Farzana Khaleel	1,038,600	519,300	—	—	—	1,038,600
Michael I. Lebovitz	865,500	432,750	8,486	—	8,483	865,500
Katie A. Reinsmidt	865,500	432,750	—	—	—	865,500
Jeffery V. Curry	865,500	432,750	—	—	—	865,500

(1) The Tier I Legacy Retiree Program does not provide for any benefits upon the occurrence of a Change in Control, or a termination of the NEO’s employment without Cause, in the absence of an eligible employee retiring and otherwise satisfying its requirements (as described above). Accordingly, for purposes of the foregoing table, the only consequences of either of these events would be the immediate vesting of the applicable number of shares of restricted stock each NEO would retain pursuant to the Emergence restricted stock awards granted under the MIP, as shown in note (2) below.

(2) As further detailed in the table below, this value is calculated based on (A) the number of unvested shares of restricted stock each Named Executive Officer would retain in the event his or her employment were terminated during the restricted period (i) without Cause (50% vesting) or (ii) upon the occurrence of the recipient’s death, disability or termination by the Company upon a Change in Control as defined in the 2021 Equity Incentive Plan (100% vesting), had such contingency occurred on December 31, 2022, plus (B) the number of shares of Common Stock that would have been issuable pursuant to the pro rata portion of any PSUs earned for the then-current Annual Performance Period in the event of termination of employment without Cause, or in the event of the NEO’s death or disability, in each case assuming that such event occurred as of December 31, 2022. However, it is important to note that because SEC disclosure rules require that these tables assume all relevant triggering events occurred on December 31, 2022, and the initial Annual Performance Period under the PSUs did, in fact, conclude on December 31, 2022, amounts shown below for shares earned pursuant to the PSUs are effectively “zero.” This is because the amounts actually earned by each Named Executive Officer for the initial Annual Performance Period would have already been fully earned notwithstanding the NEO’s termination, and all remaining PSUs would have been forfeited since the next Annual Performance Period had not yet commenced. Accordingly, there would be no additional pro-rata vesting of the February 2022 PSU awards associated with a termination event occurring on December 31, 2022.

Named Executive Officer	Number of Shares of Restricted Stock Retained Upon Termination Without Cause	Number of Shares of Restricted Stock Retained Upon Death/Disability or Termination by the Company Upon a Change in Control	Number of Shares Earned for Pro Rated PSU Payout Upon Death/Disability or Termination by the Company Without Cause
Stephen D. Lebovitz	112,500	225,000	—
Farzana Khaleel	22,500	45,000	—
Michael I. Lebovitz	18,750	37,500	—
Katie A. Reinsmidt	18,750	37,500	—
Jeffery V. Curry	18,750	37,500	—

In the event of a NEO’s retirement prior to the vesting of any shares subject to the Emergence restricted stock awards granted under the MIP, all such unvested shares would be forfeited. In the event of a NEO’s retirement, or termination due to a Change in Control of the Company prior to the end of any applicable Annual Performance Period pursuant to the February 2022 PSU awards received under the LTIP, all remaining PSUs would be forfeited.

(3) Represents the estimated value of the continuation of health insurance benefits under the Tier I Legacy Retiree Program, if applicable, following the expiration of any applicable continuation of health insurance benefits for 18 months (24 months for the CEO) in the event of any termination pursuant to the Amended and Restated Executive Employment Agreements as described above. Estimated based on current premiums payable under CBL’s group medical insurance plan as of December 31, 2022. For Stephen D. Lebovitz, while he is currently eligible for the Tier I Legacy Retiree Program, he would have received no incremental benefit under that program if he retired on December 31, 2022, because the 24-month period of continued health insurance coverage he would have received under the Amended and Restated Executive Employment Agreements discussed above would have fully superseded and replaced his Tier I Legacy Retiree Program benefit. For Michael I Lebovitz, the amount shown represents the value of the additional 6 months of continued of health insurance coverage he would receive for himself and his spouse under the Tier I Legacy Retiree Program, following the expiration of the 18-month continuation of his current family health insurance coverage that he would have received under the terms of the Amended and Restated Employment Agreements discussed above, if he had retired as of December 31, 2022. Currently, NEOs Farzana Khaleel, Katie A. Reinsmidt and Jeffery V. Curry are not eligible for benefits under the Tier I Legacy Retiree Program.

(4) Retirement due to disability by any Named Executive Officer who otherwise satisfies the requirements of the Tier I Legacy Retiree Program would result in the same benefits as retirement for any other reason; however, there would be no benefits under such program in the event of the death of a Named Executive Officer.

Actual Compensation and Post-Employment Consulting Agreement for Farzana Khaleel

In accordance with the Company’s previously announced CFO transition plan, Farzana Khaleel served as Executive Vice President – Chief Financial Officer and Treasurer of CBL through December 31, 2022, and Benjamin W. Jaenicke assumed the duties of Executive Vice President – Chief Financial Officer and Treasurer of the Company effective January 1, 2023. In connection with the completion of this transition process, effective December 31, 2022, the Company and Ms. Khaleel entered into the two agreements described below:

Consulting Agreement

In order to ensure the completion of a smooth transition process, the Company entered into a Consulting Agreement with Ms. Khaleel the terms of which may be summarized as follows:

•
Ms. Khaleel will be available, on reasonable notice, to consult with the Company and its personnel regarding the matters formerly under her oversight as an executive and Chief Financial Officer, to assist with the transition of such matters to other Company personnel and to provide related information and advice.
•
The Consulting Agreement will extend through June 30, 2023 (the “Extended Term”). The Company may terminate the Consulting Agreement as of March 31, 2023 (the “Initial Term”) by notice given on or before the last day of the Initial Term. Otherwise, the Consulting Agreement will continue through the Extended Term.
•
Ms. Khaleel shall receive the following compensation under the Consulting Agreement: (i) base compensation of $225,000, payable in three $75,000 monthly installments, for services rendered during the Initial Term; (ii) an Initial Term Incentive of $150,000 payable on April 17, 2023; (iii) base compensation of $225,000, payable in three $75,000 monthly installments, for services rendered during the Extended Term; and (iv) an Extended Term Incentive of $150,000 payable on July 17, 2023. The Company may elect to forego payment of the Initial Term Incentive and/or the Extended Term Incentive, subject to advance notice to Ms. Khaleel as provided in the agreement.
•
The Consulting Agreement includes customary covenants pursuant to which Ms. Khaleel agrees to protect the confidentiality of the Company’s proprietary information to which she will have continued access while performing services under the agreement.
•
The Consulting Agreement is subject to early termination by the Company in the event of Ms. Khaleel’s death or disability, in which event (except as the Company may otherwise determine with respect to the Initial Term Incentive or the Extended Term Incentive as described above), all remaining compensation payable under the agreement would be paid to Ms. Khaleel or her estate, as applicable.
•
The Company may terminate the Consulting Agreement at any time for Cause, in which case all remaining unpaid amounts provided for in the agreement would be forfeited. “Cause” for this purpose means: (i) fraud, theft, embezzlement or willful malfeasance by Ms. Khaleel with respect to the Company, its assets or personnel; (ii) Ms. Khaleel’s willful and continued refusal to substantially perform her duties under the agreement, after written notice by the Company and her failure or refusal to take reasonable steps to cure any such failure within 10 days of receipt of such notice; or (iii) any breach by Ms. Khaleel of the covenants designed to protect the Company’s confidential information.
•
Ms. Khaleel will continue to be entitled to indemnification by the Company in her performance of services under the Consulting Agreement pursuant to the terms of her existing executive Indemnification Agreement.

Separation and General Release Agreement; Miscellaneous Items

The Company also entered into a Separation and General Release Agreement with Ms. Khaleel, which included customary releases by the Company for the benefit of Ms. Khaleel and by Ms. Khaleel for the benefit of the Company and reiterated that Ms. Khaleel would remain entitled to receive the following in connection with her termination without cause effective December 31, 2022, in each case as described and reflected in the tables above: (i) the severance benefit payment and continuation of health insurance benefits to which she was entitled under her Amended and Restated Executive Employment Agreement, (ii) the vesting of 50% of the shares of restricted stock that remained unvested pursuant to the terms of her Emergence Restricted Stock Award, (iii) the additional cash compensation the Compensation Committee determined she had earned pursuant to the Company’s 2022 Annual Incentive Compensation Plan and (iv) the Common Stock the Compensation Committee determined she had earned pursuant to the conclusion of the First Annual Performance Period under her outstanding PSUs. Ms. Khaleel also received the following miscellaneous compensation in connection with her termination without cause: (a) a $10,000 travel voucher provided to Ms. Khaleel in recognition of her service to the Company, together with a related tax gross-up payment of $3,000 and (b) $16,085 of additional cash compensation related to payment for unused paid time off.

The following table summarizes the full dollar value of all compensation received by Ms. Khaleel in connection with the termination of her employment (i) valuing all equity earned as described in the tables above at $23.08 per share, the closing price for the Company’s Common Stock on December 30, 2022, the last trading day of the year and (ii) assuming that neither party terminates the arrangements pursuant to the Consulting Agreement described above and she receives all payments contemplated thereunder for both the Initial Term and the Extended Term:

Compensation Under Amended & Restated Executive Employment Agreement		Value of AIP and PSU Award Payouts Certified by Compensation Committee		Value of 50% of Shares of Restricted Stock Vested	Value of Cash Paid Under Consulting Agreement	Additional Miscellaneous Items	TOTAL
Cash Severance Payment	Continuation of Health Insurance Benefits	Value of Cash AIP Award Payout	Value of Stock Received for PSUs Vested
$1,671,584	$12,119	$366,793	$392,498	$519,300	$750,000	$29,085	$3,741,379

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following reasonable estimate of the ratio of the annual total compensation of our Chief Executive Officer (our “CEO”) to the median of the annual total compensation of our other employees.

For 2022, our last completed fiscal year:

•
the annual total compensation for our median employee was $71,887; and
•
the annual total compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $11,213,094.

Based on this information, for 2022 the ratio of annual total compensation of our CEO to the median of the annual total compensation of all employees was 156 to 1.

To identify the median employee, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

1. We identified the median employee using our employee population as of December 31, 2022, which consisted of approximately 467 individuals, all located in the United States.

2. To identify the “median employee” from our employee population, we examined the amount of total compensation (annual salary/wages as of December 31, 2022, plus bonus compensation in 2022) of each employee (other than the CEO) as reflected in payroll records. Salaries/wages were annualized for all permanent employees who were employees for less than the full year. We did not make any cost-of-living adjustments in identifying the “median employee”.

3. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

4. Once we identified our median employee, we calculated annual total compensation for this employee of $71,887 using the same methodology we use for our CEO in the Summary Compensation Table as set forth in this Proxy Statement.

5. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2022 Summary Compensation Table included in this Proxy Statement.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance Disclosure

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of SEC Regulation S-K (the “PvP Rules”), we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last three completed calendar years. In determining the “compensation actually paid” (“CAP”) to our NEOs, we are required to make various adjustments, as summarized below, to amounts that have been previously reported in the Summary Compensation Table (“SCT”), as the SEC’s valuation methods for stock compensation in this section differ from the methods required to be utilized in the SCT. The table below summarizes compensation values both previously reported in our SCT, as well as the adjusted values required in this section for the 2022, 2021, and 2020 calendar years, together with information concerning total shareholder return (“TSR”) and the Company’s reported Net Loss, as well as our Gross Net Operating Income, which the Company believes represents its most important financial performance measure in evaluating pay-for-performance, other than TSR and Net Loss, for the most recently completed fiscal year.

The Compensation Committee did not consider the pay versus performance data presented below in making its compensation decisions for any of the years shown. For a detailed discussion concerning the design of our executive compensation programs, CBL’s pay-for-performance philosophy and how we align executive compensation with the Company’s performance, please refer to the “Compensation Discussion and Analysis” section above.

PAY VERSUS PERFORMANCE TABLE

Year	SCT Total Comp. for PEO (1) ($)	Compensation Actually Paid to PEO (2) ($)	Average SCT Total Comp. for Non-PEO NEOs (3) ($)	Average Compensation Actually Paid to Non-PEO NEOs (2)(3) ($)	Value of Initial Fixed $100 Investment Based On:		Net Loss (5) ($ in thousands)	Gross Net Operating Income (“NOI”) (5) ($ in thousands)
					Total Share-holder Return (4) ($)	Peer Group Total Share-holder Return (4) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	11,213,094	7,924,741	2,692,700	1,773,405	85.32	80.34	(99,515)	459,704
2021	10,359,985	11,358,031	2,174,763	2,353,588	104.00	107.05	(152,731)*	89,046*
							(486,413)**	368,304**
2020	3,455,604	704,682	1,189,426	445,700	N/A	N/A	(335,529)	446,268

* Results for Successor Period, November 1 – December 31, 2021. See Footnote (5) below for additional information.

** Results for Predecessor Period, January 1 – October 31, 2021. See Footnote (5) below for additional information.

(1) The principal executive officer (“PEO”) for all three years included in the table is Stephen D. Lebovitz, our Chief Executive Officer. The dollar amounts reported in column (b) are the amounts of total compensation reported for Stephen D. Lebovitz for each corresponding year in the “Total Compensation” column of the Summary Compensation Table presented above in this proxy statement.

(2) The dollar amounts reported in column (c) and (e) reflect CAP as computed in accordance with SEC rules. Stock compensation in the SCT is reflective of the grant date fair value of awards granted in the respective years. See tables below for the detail of the adjustments made to the SCT in the calculation of CAP. The CAP reflected below does not reflect the actual amount of compensation paid out to our NEOs during the applicable year as it includes changes in the value of stock compensation for awards which remained unvested at the end of the applicable year.

PEO Reconciliation of SCT Total Compensation to CAP
	2022	2021	2020
SCT Total Compensation for PEO	$11,213,094	$10,359,985	$3,455,604
Adjustments:
Remove stock compensation included in SCT Total Compensation (A)	(9,046,372)	(8,271,000)	(1,709,128)
Add fair value as of vesting date of awards granted during the year that vested during the year (B)	2,355,037	—	67,947
Add fair value of awards granted during the year that were outstanding and unvested as of year-end (B)	5,454,982	9,216,000	13,938
Add (subtract) changes in fair value from prior year-end to current year-end for awards granted in prior years that were outstanding and unvested as of year-end (B)	(1,838,250)	—	(906,093)
Add (subtract) changes in fair value from prior year-end to vesting date of awards granted in prior years that vested during the year (B)	(438,750)	53,046	(24,659)
Subtract fair value as of prior year-end for awards granted in prior years that are deemed to fail to meet the applicable vesting conditions during the year (B)	—	—	(192,927)
Add dividends paid on unvested awards (C)	225,000	—	—
Total Adjustments	(3,288,353)	998,046	(2,750,922)
CAP for PEO	$ 7,924,741	$11,358,031	$ 704,682

Non-PEO Reconciliation of Average SCT Total Compensation to Average CAP
	2022	2021	2020
Average SCT Total Compensation for Non-PEO NEOs	$2,692,700	$2,174,763	$1,189,426
Adjustments:
Remove stock compensation included in SCT Total Compensation (A)	(1,507,724)	(1,447,425)	(490,166)
Add fair value as of vesting date of awards granted during the year that vested during the year (B)	392,498	—	23,273
Add fair value of awards granted during the year that were outstanding and unvested as of year-end (B)	681,875	1,612,800	4,774
Add (subtract) changes in fair value from prior year-end to current year-end for awards granted in prior years that were outstanding and unvested as of year-end (B)	(229,781)	—	(215,879)
Add (subtract) changes in fair value from prior year-end to vesting date of awards granted in prior years that vested during the year (B)	(122,738)	13,450	(10,076)
Subtract fair value as of prior year-end for awards granted in prior years that are deemed to fail to meet the applicable vesting conditions during the year (B)	(172,800)	—	(55,652)
Add dividends paid on unvested awards (C)	39,375	—	—
Total Adjustments	(919,295)	178,825	(743,726)
Average CAP for Non-PEO NEOs	$1,773,405	$2,353,588	$ 445,700
(A)
The amounts included in this row are the amounts reported in the “Stock Awards” column of the SCT for each applicable year.
(B)
The equity award adjustments for each applicable year were calculated in accordance with the methodology required by the SEC’s PvP Rules. In calculating the necessary adjustments to the SCT, fair values of equity awards were determined as follows:

•
The fair values of PSUs granted in years 2017 through 2021 reported for CAP purposes were determined in accordance with FASB ASC 718 and were estimated using a Monte Carlo Simulation model, which consisted of computing the fair value using the Company’s simulated stock price as well as TSR over the applicable performance period. These PSUs ultimately vest based on measured performance through the end of the three-year performance period for both metrics. The fair value of PSUs granted in 2022 was estimated using a Monte Carlo Simulation model, which consisted of computing the fair value using the Company’s simulated stock price as well as TMR during each annual performance period, with the exception of the PSUs that vested for each of our NEOs on December 31, 2022 (as shown in the 2022 Option Exercises and Stock Vested Table on page 61 in this proxy statement), which are valued based on the closing price for our Common Stock on the NYSE on the last trading day of fiscal year 2022 (December 30) of $23.08 per share.
•
The fair value of restricted stock reflects the average of the high and low sales prices of our Common Stock as of December 31, for each respective year multiplied times the number of shares outstanding or, for awards that vested during the year, the average of the high and low sales prices of our Common Stock as of the vesting date multiplied by the number of shares that vested.
•
For additional information, refer to Note 16 – Share-Based Compensation in the Company’s audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC, that accompanies this Proxy Statement (the “2022 Form 10-K”).
(C)
For outstanding shares of restricted stock that have not vested, the recipients of such awards, including our NEOs, receive dividend payments on restricted stock prior to vesting. These amounts reflect the dividends actually paid with respect to unvested restricted stock in the applicable year.

(3) The dollar amounts reported in column (d) represent the average of the total compensation amounts reported for the Company’s NEOs as a group (excluding the PEO) in the “Total Compensation” column of the Summary Compensation Table in each applicable year. The non-PEO NEOs for 2021 and 2022 are Farzana Khaleel, Michael I. Lebovitz, Katie A. Reinsmidt and Jeffery V. Curry. The non-PEO NEOs for 2020 are Farzana Khaleel, Charles B. Lebovitz, Michael I. Lebovitz and Jeffery V. Curry.

(4) CBL total shareholder return in column (f) is based on an assumed $100 invested on November 2, 2021 (the first day of trading on the NYSE following the Company’s emergence from Chapter 11 reorganization and the NYSE listing), at the market close, through December 31, 2021 and December 31, 2022, respectively, with all dividends reinvested. Peer group total shareholder return in column (g) is based on a similar $100 investment on November 2, 2021, in the FTSE NAREIT All Equity REITs Index, with all dividends reinvested (the same industry peer group utilized in the stock performance graph presented in Part II, Item 5 of our 2022 Form 10-K). Pursuant to applicable SEC guidance, total shareholder return information for periods prior to November 2, 2021 is not included in the PvP table due to the impact of our Chapter 11 reorganization.

(5) Amounts shown in column (h) represent Net Loss (dollars in thousands) as reported in the Company’s Consolidated Statements of Operations in the 2022 Form 10-K: (i) for the Successor periods comprised of fiscal year ended December 31, 2022 and the two months ended December 31, 2021 and (ii) for the Predecessor periods comprised of the ten months ended October 31, 2021 and the fiscal year ended December 31, 2020.

Amounts shown in column (i) represent the Operating Partnership’s Share of Total NOI (“Gross NOI”) as reported in the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section in the 2022 Form 10-K: (i) for the Successor periods comprised of the fiscal year ended December 31, 2022 and the two months ended December 31, 2021 and (ii) for the Predecessor period comprised of the ten months ended October 31, 2021. The Gross NOI for the Predecessor period comprised of the fiscal year ended December 31, 2020 represents the amount reported in the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as previously filed with the SEC.

As discussed in Note 1 – Organization and in Note 19 – Fresh Start Accounting in the Company’s audited financial statements contained in the 2022 Form 10-K, upon the Company’s emergence from Chapter 11 reorganization pursuant to the Chapter 11 Cases, the Company adopted fresh start accounting, which resulted in a new basis of accounting and the Company becoming a new entity for financial reporting purposes. As a result of the application of fresh start accounting and the effects of the implementation of the Plan, the consolidated financial statements after the Effective Date (November 1, 2021) are not comparable with the consolidated financial statements on or before that date. The lack of comparability is emphasized in the Company’s Consolidated Statements of Operations included in the 2022 Form 10-K by the use of a “black line” to separate the Predecessor (defined below) and Successor (defined below) Periods in the consolidated financial statements and footnote tables. References to “Successor” or “Successor Company” relate to the financial position and results of operations of the Company after the Effective Date. References to "Predecessor" or "Predecessor Company" refer to the financial position and results of operations of the Company on or before the Effective Date. See Note 1 – Organization and in Note 19 – Fresh Start Accounting in the Company’s audited financial statements contained in the 2022 Form 10-K, filed with the SEC (which accompanies this proxy statement), for additional information.

Relationship Between Financial Performance Measures

The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our Non-PEO NEOs, with (i) our cumulative TSR and our Peer Group TSR,

(ii) our Net Loss, and (iii) our Gross NOI, in each case as calculated in accordance with (and subject to the limitations described in) the footnotes to the Pay Versus Performance Table above, for the fiscal years ended December 31, 2020, 2021 and 2022:

COMPARISON OF COMPENSATION ACTUALLY PAID AND CUMULATIVE TOTAL RETURN

COMPARISON OF COMPENSATION ACTUALLY PAID AND CUMULATIVE TOTAL RETURN
$12,000,000.0
$10,000,000.0
$8,000,000.0
$6,000,000.0
$4,000,000.0
$2,000,000.0
$-
CAP
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$-
Cumuliatve Total Return
2021
2022
CEO CAP
Other NEOs CAP (Average)
CBL TSR
Peer Group TSR

COMPARISON OF COMPENSATION ACTUALLY PAID GAAP NET LOSS

COMPARISON OF COMPENSATION ACTUALLY PAID AND GAAP NET LOSS
CAP
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
GAAP Net Loss
$-
$(100,000)
$(200,000)
$(300,000)
$(400,000)
$(500,000)
$(600,000)
2020
2021
2022
CEO CAP
Other NEOs CAP (Average)
Successor GAAP Net Loss (in thousands)
Predecessor GAAP Net Loss (in thousands)

COMPARISON OF COMPENSATION ACTUALLY PAID GROSS NET OPERATING INCOME

COMPARISON OF COMPENSATION ACTUALLY PAID AND GROSS NET OPERATING INCOME
CAP
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
Gross NOI
$500,000
$400,000
$300,000
$200,000
$100,000
$-
2020
2021
2022
CEO CAP
Other NEOs CAP (Average)
Successor Gross NOI (in thousands)
Predecessor Gross NOI (in thousands)

Tabular List of Financial Performance Measures

The most important financial performance measures used by the Company in setting pay-for-performance compensation for the most recently completed fiscal year are described in the table below. The manner in which these measures, together with certain non-financial performance measures, determine the amounts of incentive compensation paid to our named executive officers is described above in the Compensation Discussion and Analysis section of this proxy statement.

Significant Financial Performance Measures
Total Shareholder Return
Gross NOI
Adjusted Funds From Operations (AFFO)

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation of each Non‑Employee Director for the Company’s fiscal year ended December 31, 2022. Directors who are employees of the Company do not receive any separate compensation for service in their capacity as a director.

2022 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Jonathan M. Heller (3)	130,000	225,003	355,003
Marjorie L. Bowen	100,000	125,021	225,021
David J. Contis	120,000	1,509,636	1,629,636
David M. Fields	100,000	125,021	225,021
Robert G. Gifford	115,000	125,021	240,021
Jeffrey Kivitz (4)	23,750	125,021	148,771
Kaj Vazales (5)	324,768	125,021	449,789

(1) This column reports the aggregate amount of all cash compensation earned by each Non-Employee Director during 2022 for Board and committee service, determined as described below under “Additional Information Concerning Director Compensation.”

(2) This column represents the grant date fair value of restricted stock awards granted to the Non-Employee Directors during 2022 under the 2021 Equity Incentive Plan, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. Effective December 15, 2022, each Non-Employee Director other than Jonathan M. Heller was granted 5,028 shares of restricted Common Stock under the 2021 Equity Incentive Plan; Mr. Heller was granted 9,049 shares in connection with his service as the then-current Non-Executive Chairman of the Board of Directors. Such shares had a grant date fair value of $24.865 per share. In the case of Mr. Contis, also includes an award of 50,000 shares of restricted Common Stock under the 2021 Equity Incentive Plan effective February 17, 2022, as described below under “Role and Compensation for Our Independent Lead Non-Employee Director,” with a grant date fair value of $27.692 per share. In each case, grant date fair values are determined based on the average of the high and low price of the Company’s Common Stock as reported on the NYSE on the relevant grant date. Additional terms of these awards are described below under “Post-Emergence Director Compensation – Non-Employee Director Annual Awards.” For more information, refer to Note 16 – Share-Based Compensation in the Company’s audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC, that accompanies this Proxy Statement. The grant date fair value represents the amount that the Company expects to expense in its financial statements over the vesting schedule for these awards and does not correspond to the actual value that will be realized by each Non-Employee Director. The aggregate number of outstanding shares of restricted Common Stock held by each Non-Employee Director as of December 31, 2022, was as follows: Jonathan M. Heller – 17,383 shares; Marjorie L. Bowen – 13,362 shares; David J. Contis – 63,362 shares; David M. Fields – 13,362 shares; Robert G. Gifford – 13,362 shares; Jeffrey Kivitz – 5,028 shares; and Kaj Vazales – 5,028 shares.

(3) In connection with Mr. Heller’s resignation from the Board of Directors effective January 25, 2023 due to a change in his principal business association, the Board of Directors determined that 5,655 of the shares of restricted common stock he held would be fully vested as of such date and the remaining 3,394 shares would be forfeited.

(4) Mr. Kivitz was appointed to the Board of Directors effective August 10, 2022.

(5) At the time of his original appointment to the Board of Directors, Kaj Vazales was Managing Director and Co‑Head of North America for Oaktree’s Global Opportunities strategy. The Non-Employee Director fees payable to Mr. Vazales for his service on our Board prior to his resignation from that position effective January 3, 2023 were paid to OCM FIE, LLC, an affiliate of Oaktree, and Mr. Vazales did not participate in equity awards made to Non-Employee Directors. In lieu of a restricted stock grant in December 2021, Mr. Vazales was granted deferred cash compensation of $229,768 that was to be earned only if he remained a director until January 1, 2023 and, upon being earned, was paid to OCM FIE, LLC. Oaktree had previously agreed that Mr. Vazales could be included in the Company’s December 2022 annual restricted stock grant to Non-Employee Directors. In connection with Mr. Vazales’ resignation from the Board of Directors effective January 26, 2023 due to a change in his principal business association, the Board of Directors determined that 3,143 of the shares of restricted common stock he held would be fully vested as of such date and the remaining 1,885 shares would be forfeited.

Additional Information Concerning Director Compensation

Both the Company’s senior management and the Compensation Committee intend for the compensation of the Company’s Non-Employee Directors to be competitive and reasonable in relation to the directors’ responsibilities for supervising the overall management and policies of the Company, and in relation to the compensation of Non-Employee Directors at the same group of peer companies reviewed by the Compensation Committee in setting base salaries for the Named Executive Officers (taking into account differences in size and scope of operations between the Company and certain of its peers).

On the Emergence Date, upon recommendation by the Compensation Committee, the Board of Directors approved Non-Employee Director Compensation (as further summarized below) that resumed the Company’s historical compensation program consisting of (i) annual cash retainers and (ii) an annual grant of restricted stock. The Non-Employee Director compensation was determined to remain in-line with market in relation to Non-Employee director compensation for the Asset-Based Peer Group and Size-Based Peer Group outlined under “Summary of the KERP” in the Compensation Discussion and Analysis section of the Company’s 2021 Annual Meeting Proxy Statement.

Post-Emergence Director Compensation

Effective as of November 1, 2021, in conjunction with the Effective Date of the Plan, the Company’s new post-Emergence Board of Directors approved the initial compensation framework for the Company’s Non-Employee Director Compensation reflected in the table below. Following a review of peer director compensation compiled by Ferguson during the fourth quarter of 2022, the Board of Directors approved increases to certain elements of the Non-Employee Director Compensation to be effective as of January 1, 2023 and going forward, as reflected in the table below:

Non-Employee Director Fees Paid in Cash

Description	Non-Employee Director Fees Effective Nov. 1, 2021	Non-Employee Director Fees Effective Jan. 1, 2023
Annual Cash Retainer for each Non-Employee Director	$65,000	$75,000
Additional Annual Committee Member Fee (Audit Committee, Compensation Committee; Nominating/Corporate Governance Committee)	$15,000	$15,000
Additional Annual Committee Chairperson Fee (Compensation Committee; Nominating/Corporate Governance Committee)*	$20,000	$20,000
Additional Annual Committee Chairperson Fee (Audit Committee)*	$20,000	$25,000
Additional Annual Fee – Lead Independent Director**	$25,000	—
Additional Annual Fee – Non-Employee Chairman of the Board**	$50,000	$50,000

* Committee Chairperson receives these fees in lieu of the applicable Committee Member fee.

** While maintaining the cash portion of the Additional Annual Fee for the Non-Employee Chairman at $50,000 for 2023, the Board added another $100,000 in the form of an additional grant of restricted shares of Common Stock on December 15 preceding the beginning of the year to which such fee is applicable, vesting as of January 1 of the following year. In connection with the resignation of Jonathan M. Heller in January 2023, the Board of Directors appointed the Company’s then-current Lead Independent Director, David J. Contis, as Chairman of the Board and eliminated the separate position of Lead Independent Director at the present time. As discussed further below, pursuant to Mr. Contis’ request, he will not receive the incremental $100,000 equity grant as Chairman of the Board.

All cash fees are paid to the Non-Employee Directors on a quarterly basis. Each Non-Employee Director also receives reimbursement of expenses incurred in attending meetings.

Non-Employee Director Annual Equity Awards

The initial Non-Employee Director Compensation schedule approved by the Board in November 2021 also provided that on December 15th of each year of service (the “Grant Date”), beginning on December 15, 2022, each Non-Employee Director of the Company serving on such Grant Date would receive a grant of shares of restricted Common Stock of the Company pursuant to the 2021 Equity Incentive Plan, as amended (the “Non-Employee Director Annual Award”), having a value of $100,000, for their prospective service in the upcoming calendar year (the “Annual Service Period”). In connection with the adjustments to Non-Employee Director Compensation approved during the fourth quarter of 2022 as discussed above: (i) the value of this Non-Employee Director Annual Award was increased to $125,000 prior to the first Grant Date on December 15, 2022, and (ii) a further equity component was added to increase the Annual Fee for the Non-Employee Chairman of the Board from $50,000 to $150,000, with the full amount of such $100,000 increase to be payable in the form of an additional grant of restricted shares of Common Stock (the “Annual Board Chair Grant”) on same Grant Date as the Non-Employee Director Annual Awards. (As discussed further below, upon succeeding Jonathan Heller as Non-Employee Chairman of the Board when Mr. Heller resigned in February 2022, Mr. Contis asked that he be allowed to waive the Annual Board Chair Grant, and the Company will honor this request. Accordingly, Mr. Contis will continue to receive only the Non-Employee Director Annual Award beginning with the December 2023 grants and going forward.)

The number of shares to be granted pursuant to each Non-Employee Director Annual Award, as well as the number of shares included in the Board Chair Grant, will be based on the average of the high and low trading prices for the Company’s Common Stock on the Grant Date, but if the Grant Date shall not be a date upon which the shares trade, then the number of shares will be based on the average of the high and low trading prices for the Company’s Common Stock on the last preceding trading date prior to the Grant Date. The shares granted under both the Non-Employee Director Annual Award and the Annual Board Chair Grant will vest on January 1 of the calendar year following the conclusion of the Annual Service Period.

Generally, unless the Board of Directors should determine otherwise (as occurred in January 2023 in connection with the resignations of both Jonathan Heller and Kaj Vazales due to a change in each such director’s principal business association), a Non-Employee Director who ceases to be a member of the Board prior to the conclusion of the Annual Service Period will forfeit any unvested shares except in the event such Non-Employee Director ceased to be a member of the Board due to such Non-Employee Director’s death or disability or on a Change in Control of the Company (as defined in the 2021 Equity Incentive Plan). As in the case of the Restricted Stock Awards to Company officers described above, the Non-Employee director generally will have all of the rights of a stockholder during the vesting/restricted period, including the right to receive dividends on the same basis and at the same rate as all other outstanding shares of Common Stock and the right to vote such shares on any matter on which holders of the Company’s Common Stock are entitled to vote, and the shares generally will not be transferable during the restricted period, except for any transfers which may be required by law (such as pursuant to a domestic relations order).

Role and Compensation for Our Independent Lead Non-Employee Director for 2022

In February 2022, the Compensation Committee reviewed the fact that, as Independent Lead Non-Employee Director, David Contis would be expected to have an expanded role assisting the Company in executing CBL’s post-Emergence strategy. The additional services include, but are not limited to, assisting primarily the CEO and also the executive management team in identifying and maximizing redevelopment opportunities, assessing leasing prospects and results, reviewing internal operations including capital expenditures and other property-level expenses, enhancing tools to review key performance indicators, evaluating acquisition and other external growth opportunities, discussing financings and other capital market activities, providing introductions to individuals and organizations to broaden the Company’s range of contacts and general advice and counsel. These additional duties are expected to continue in connection with Mr. Contis’ assumption of the role of Non-Employee Chairman of the Board following Mr. Heller’s resignation in January 2023 and the elimination of the separate position of Lead Independent Director.

In connection with the consideration of these issues, the Compensation Committee approved a special one-time award to Mr. Contis effective February 17, 2022, of 50,000 shares of time-vested restricted stock intended to cover a multi-year period. The Compensation Committee deemed it appropriate to compensate Mr. Contis for the significant time, effort and expertise that is above the expectation of typical lead director service and was deemed reasonable based on additional compensation awarded in similar circumstances. The award vests in equal installments over four years, with the first installment vesting in February 2023, subject to Mr. Contis’ continued service as a Non-Employee Director. Apart from the vesting schedule, the material terms of this award are the same as those described above for the Non-Employee Director Annual Awards.

When Jonathan M. Heller resigned as a Director due to a change in his principal business association in January 2023, the Board of Directors appointed Mr. Contis as Chairman of the Board. In conjunction with this decision, the Board also voted to eliminate the separate position of Lead Independent Director at the present time. Upon succeeding Mr. Heller as Non-Employee Chairman of the Board, Mr. Contis asked that he be allowed to waive the Annual Board Chair Grant, and the Company will honor this request. Accordingly, Mr. Contis will continue to receive only the Non-Employee Director Annual Award beginning with the December 2023 grants and going forward.

Equity Compensation Plan Information as of December 31, 2022

The following table sets forth information as to the Company’s equity compensation plans as of the end of the Company’s 2022 fiscal year:

Plan Category	(a) Number of securities to be issued upon exercise of the outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	None	N/A	N/A
Equity compensation plans not approved by security holders (1)	None	N/A	2,414,625
TOTAL	None	N/A	2,414,625

(1) Represents securities available under the 2021 Equity Incentive Plan, which was not required to receive separate shareholder approval because it was approved by the Bankruptcy Court pursuant to the Plan. Totals shown as of December 31, 2022, do not include 953,403 additional shares of Common Stock that became issuable under the 2021 Equity Incentive Plan as of January 1, 2023, by operation of the “evergreen” provision contained in Section 4.1 thereof, resulting in a total of 3,368,028 shares remaining available for future issuance under the 2021 Equity Incentive Plan as of January 1, 2023.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors currently consists of Robert G. Gifford (Chairman), David J. Contis, David M. Fields and Jeffrey Kivitz. Kaj Vazales also served as a member of the Compensation Committee prior to his resignation from the Board in January 2023. None of such current or former members of the Compensation Committee are or have been officers or employees of the Company or any of its subsidiaries and each member of the Compensation Committee (both current and former) is or was an Independent Director during the time of his or her service.

No executive officer of the Company served on any board of directors or compensation committee of any entity (other than the Company or its subsidiaries) with which any current or former member of the Compensation Committee, or any other director of the Company, is affiliated.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Compensation Committee of the Board of Directors of the Company currently is composed of four Independent Directors, Robert G. Gifford (Chairperson), David J. Contis, David M. Fields and Jeffrey Kivitz. The Compensation Committee operates under a second amended and restated written charter adopted by the Board of Directors on November 10, 2022. A copy of the second amended and restated charter is available and can be accessed in the “Investor Relations – Governance – Governance Documents” section of the Company’s website at cblproperties.com. The Company’s Board of Directors has determined that each of the members of the Compensation Committee is “independent” pursuant to the listing standards of the NYSE as currently applicable.

The Compensation Committee has reviewed and discussed with Management of the Company the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K and presented elsewhere in this Proxy Statement.

Based on the Compensation Committee’s review and discussions referred to above, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in the Company’s Proxy Statement for its 2023 Annual Meeting and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC.

COMPENSATION COMMITTEE

Robert G. Gifford (Chairperson)

David J. Contis

David M. Fields

Jeffrey Kivitz

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee of the Board of Directors of the Company currently is composed of three Independent Directors, Marjorie L. Bowen (Chairperson), David J. Contis and Robert G. Gifford. The Audit Committee operates under the second amended and restated written charter adopted by the Board of Directors on August 14, 2013. A copy of the second amended and restated charter is available and can be accessed in the “Investor Relations – Governance – Governance Documents” section of the Company’s website at cblproperties.com. The Company’s Board of Directors has determined that each of the members of the Audit Committee is “independent” pursuant to the listing standards of the NYSE as currently applicable.

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with Management and the Company’s independent auditors. Management reported to the Audit Committee that the Company’s consolidated financial statements for the Company’s 2022 fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed these consolidated financial statements with Management and the Company’s independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors their firm’s independence. The Audit Committee considered whether the provision of services by the independent auditors (other than audit services) is compatible with maintaining the independent auditors’ independence.

Pursuant to the mandates of the Sarbanes-Oxley Act of 2002, the Company’s Board of Directors has determined that Marjorie L. Bowen, an Independent Director and Chairman of the Audit Committee, as well as David J. Contis and Robert G. Gifford, both Independent Directors and members of the Audit Committee, each qualify as an “audit committee financial expert” as such term is defined by the SEC.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC and provide in such Annual Report on Form 10-K the disclosure of Marjorie L. Bowen, David J. Contis and Robert G. Gifford as “audit committee financial experts.”

AUDIT COMMITTEE

Marjorie L. Bowen (Chairperson)

David J. Contis

Robert G. Gifford

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions Involving Securities Issued Pursuant to the Chapter 11 Cases and the Plan

As previously disclosed, new securities issued by the Company or certain of its subsidiaries on the Effective Date, in connection with the Company’s Emergence from Chapter 11 reorganization, included (i) $455,000,000 of new 10% senior secured notes due 2029 issued by CBL & Associates Holdco II LLC (“Holdco II”), a wholly-owned subsidiary of the Operating Partnership (the “Secured Notes”) and (ii) $150,000,000 of new 7.0% exchangeable senior secured notes due 2028 issued by Holdco II (the “Exchangeable Notes”). Persons and entities that are considered to be “related persons” of the Company under applicable SEC rules received the following amounts of these new debt securities on the Effective Date pursuant to the previously disclosed terms of the Plan:

•
Canyon Capital Advisors LLC and its related parties, as described in Footnote (3) to the table above in the section of this Proxy Statement titled “Security Ownership of Certain Beneficial Owners and Management” (collectively, the “Canyon Parties”) received $80,941,502 in aggregate principal amount of the Secured Notes and $54,629,212 in aggregate principal amount of the Exchangeable Notes.

•
Oaktree Capital Management and its related parties, as described in Footnote (4) to the table above in the section of this Proxy Statement titled “Security Ownership of Certain Beneficial Owners and Management” (collectively, the “Oaktree Parties”) received $53,467,166 in aggregate principal amount of the Secured Notes and $32,852,258 in aggregate principal amount of Exchangeable Notes.

•
Cetus Capital VI, L.P. and its related parties, as described in Footnote (7) to the table above in the section of this Proxy Statement titled “Security Ownership of Certain Beneficial Owners and Management” (collectively, the “Cetus Capital Parties”) received $35,789,124 in aggregate principal amount of the Secured Notes and $10,073,713 in aggregate principal amount of Exchangeable Notes.

CBL Exercise of Optional Exchange Rights for the Exchangeable Notes

Prior to December 31, 2021, the Company announced that HoldCo II exercised its optional exchange right with respect to all of the $150,000,000 outstanding principal amount of the Exchangeable Notes. The exchange date was January 28, 2022, and settlement occurred on February 1, 2022. In accordance with the terms of the indenture governing the Exchangeable Notes, HoldCo II elected to settle the exchange in shares of the Company’s Common Stock plus cash in lieu of fractional shares. As a result, on February 1, 2022, the Company issued an aggregate of 10,982,795 shares of Common Stock to holders of the Exchangeable Notes in satisfaction of principal, accrued interest and the makewhole payment, and all of the Exchangeable Notes were cancelled in accordance with the terms of the indenture. As a result:

•
the Canyon Parties received an aggregate of 3,999,882 additional shares of Common Stock in exchange for the Exchangeable Notes they held at the time of such exchange;

•
the Oaktree Parties received an aggregate of 2,405,403 additional shares of Common Stock in exchange for the Exchangeable Notes they held at the time of such exchange; and

•
the Cetus Capital Parties received an aggregate of 1,313,323 additional shares of Common Stock in exchange for the Exchangeable Notes they held at the time of such exchange.

CBL Redemptions of Secured Notes

On the Effective Date, Holdco II delivered a conditional notice of optional redemption with respect to the redemption of $60 million of Secured Notes at a redemption price of par plus accrued and unpaid interest. The redemption was completed on November 8, 2021 (the “Initial Secured Notes Redemption Date”). On the Initial Secured Notes Redemption Date:

•
the Canyon Parties received $14,588,980 in cash related to their pro rata share of the Secured Notes that were redeemed;

•
the Oaktree Parties received $7,064,311 in cash related to their pro rata share of the Secured Notes that were redeemed; and

•
the Cetus Capital Parties received $4,719,385 in cash related to their pro rata share of the Secured Notes that were redeemed.

On May 27, 2022, the Company announced that Holdco II delivered a conditional notice of optional redemption with respect to the redemption of the remaining $335.0 million aggregate outstanding balance of the Secured Notes at a redemption price of par plus accrued and unpaid interest. The redemption was completed on June 7, 2022 (the “Final Secured Notes Redemption Date”). On the Final Secured Notes Redemption Date:

•
the Canyon Parties received $79,399,768 in cash related to their pro rata share of the Secured Notes that were redeemed; and

•
the Oaktree Parties received $6,289,998 in cash related to their pro rata share of the Secured Notes that were redeemed.

•
the Cetus Capital Parties received $16,485,624 in cash related to their pro rata share of the Secured Notes that were redeemed.

Review and Approval of Other Related Person Transactions

The Company’s Code of Business Conduct contains provisions concerning conflicts of interest and related party transactions which may be summarized as follows:

Company employees (and their immediate family members, as defined in the Code of Business Conduct) may not engage in any of the following activities unless and until the material facts as to the activity and the employee’s relationship or interest therein are fully disclosed to the Company's Compliance Officer – currently the Chief Legal Officer – and written approval is obtained as set forth below:

•
Contracts/Agreements With Employees.

(i) Except for employment agreements, severance agreements, stock restriction agreements, performance stock unit agreements, indemnity agreements or similar types of agreements related to the employee’s employment or position with the Company, the entering into by an employee of any contract or arrangement with the Company; and

(ii) Except for the ownership of non-controlling interests in publicly traded entities, the ownership by an employee of any interest in or serving as a director, officer, consultant or attorney in or for (A) any entity which has entered into or enters into any contract or arrangement with the Company, or (B) any entity in which the Company may own a partnership interest or membership interest or other similar interest, but subject to exceptions in those situations specifically approved by the Company's Board of Directors pursuant to previously-adopted polices of the Company on those matters.

•
Competing Activities – Commercial Real Estate Projects. Except for interests owned prior to the date of issuance of this Code and as disclosed to the Company’s Compliance Officer in writing and except for development, operational or other efforts exerted on behalf of the Company or on behalf of retail shopping centers, mixed-use developments, residential/apartment developments, hotel developments, storage center developments, office buildings, entertainment developments and other commercial real estate projects (each referred to herein as a “Commercial Real Estate Project”) of the Company, any of the following activities by an employee:

-
developing, owning or acquiring Commercial Real Estate Projects in competition with the Company (except for non-controlling interests in publicly traded entities and passive interests in private investment funds); and/or

-
owning or acquiring an interest in any entity that owns or develops Commercial Real Estate Projects in competition with the Company (except for non-controlling interests in publicly traded entities and passive interests in private investment funds).

Such activities must be disclosed in writing to the Company’s Compliance Officer, who then has the responsibility to (i) approve or disapprove any such matters (giving due considerations to the provisions of the Code of Conduct and to whether the proposed activity or investment could or will have an adverse impact on the Company, the Company’s assets and/or business plans), subject to the exceptions described below and (ii) provide written notification of such approval or disapproval to the employee who submitted the required disclosure as promptly as practicable.

The Code of Conduct also provides, however, that the Compliance Officer shall not be authorized to approve the following transactions:

-
Transactions involving the Compliance Officer or members of his/her immediate family, which must be submitted to the chairperson of the Nominating/Corporate Governance Committee for approval/disapproval; and

-
Any transaction involving the Company and/or the Company’s assets which involves (i) an amount equal to or greater than $120,000 and (ii) a direct or indirect interest in such transaction on the part of an employee who has been a director (or nominee for director), an executive officer or a beneficial owner of greater than 5% of the Company’s Common Stock, in either case, at any time since the beginning of the previous fiscal year of the Company (even if the employee does not currently occupy such role) (any such employee being herein referred to as an “Executive Level Employee”) or an immediate family member (as “immediate family member” is defined for purposes of Item 404 of SEC Regulation S-K or any successor to such regulation) of such Executive Level Employee. Any such transactions must be reviewed for approval or disapproval by the Company’s Nominating/Corporate Governance Committee, which may delegate such approvals between its scheduled meetings to the chairperson or any other member of such Committee who has no interest (and has no immediate family member who has an interest) in the subject transaction.

The Code of Conduct also provides that Company employees should refrain and are prohibited from (i) taking for themselves or for their personal benefit opportunities that could advance the interests of the Company or that could benefit the Company when such opportunities are discovered through the use of Company property, information or position; (ii) using Company property, information or position for personal gain; or (iii) competing with the Company in other businesses or matters other than Commercial Real Estate Projects (which are covered by the review and approval process described above).

However, the Company’s Certificate of Incorporation – in recognition and anticipation that (i) certain directors, principals, officers and employees and/or other representatives of stockholders of the Company and their respective Affiliates (as defined in the Certificate of Incorporation) may serve as directors or officers of the Company, (ii) stockholders of the Company and their respective Affiliates and/or Related Funds (as defined in the Certificate of Incorporation) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those of the Company, and (iii) Non-Employee Directors (including, for the avoidance of doubt, the Chairman of the Board if he or she is not otherwise an employee, consultant or officer of the Company), and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as the Company and/or that overlap with or compete with those of the Company – also includes a provision to the effect that:

•
no contract or other transaction of the Company with any other person, firm, corporation or other entity in which the Company has an interest shall be affected or invalidated by the fact that any one or more of the directors or officers of the Company, individually or jointly with others, may be a party to or may be interested in such contract or transaction so long as the contract or other transaction is approved by the Company’s Board or a duly authorized committee thereof in accordance with the Delaware General Corporation Law (“DGCL”) and

•
relieving any director or officer of the Company, in his or her capacity as such, from any personal liability relating solely to the fact that such matter was contracted for the benefit of any such person or any such firm or corporation.

The Certificate of Incorporation also provides that neither the Company’s stockholders nor any of their Affiliates or Related Funds, nor any Non-Employee Director or his or her Affiliates (all as defined in the Certificate of Incorporation), shall have any duty to refrain from (x) engaging in a corporate opportunity in the same or similar business activities or lines of business as the Company or any of its Affiliates is engaged or proposes to engage, (y) making investments in any kind of property in which the Company makes or may make investments or (z) otherwise competing with the Company or any of its Affiliates, and provides that, to the fullest extent permitted by the DGCL, no such person shall (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Company or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Company or its stockholders or (B) be liable to the Company or its stockholders for breach of any fiduciary duty, in each case, by reason of any such activities. The Certificate of Incorporation further states that, to the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of the Company shall be deemed to have notice of and to have consented to these provisions.

The application of these provisions to the review and approval of those transactions and relationships reported for fiscal 2022 is described in pertinent detail below.

Management Company and Management Agreement

The Company is party to a management agreement with the Management Company pursuant to which the Management Company renders management and administrative services with respect to the Company’s properties. The Management Company also provides management services for certain properties owned by CBL’s Predecessor and certain other third parties for which the Management Company is paid a management fee. See “Retained Property Interests.” The following individuals, collectively, own 100% of the equity interests in CBL’s Predecessor: Charles B. Lebovitz (53.12%); the four children of Charles B. Lebovitz (Stephen D. Lebovitz (12.03%), Michael I. Lebovitz (12.03%), Alan L. Lebovitz (7.79%), and Beth Lebovitz-Backer (7.79%)); and Charles B. Lebovitz Grantor Trust (7.24%). The Operating Partnership owns 100% of Holdco II, which owns 100% of the Management Company’s outstanding preferred stock and common stock.

Retained Property Interests and Management Services

CBL’s Predecessor owns interests in outparcels at certain of the Company’s malls and a 21.25% minority interest in Jacksonville Avenues Limited Partnership (“the Avenues”), the majority interest of which is owned by third parties. A portion of the annual property insurance premiums paid by the Avenues is paid to a captive insurance subsidiary that is wholly owned by the Operating Partnership. Such payments totaled $344,049 in 2022. Additionally, while the Avenues is managed by a third party, the Avenues paid the Management Company approximately $124,092 in management consulting fees during 2022. CBL’s Predecessor also paid the Management Company $90,000 during 2022 as reimbursement for the cost of certain management and administrative services provided to CBL’s Predecessor by employees of the Management Company. All of the agreements related to such payments were reviewed by the Company’s Audit Committee in accordance with the Company’s Related Party Transactions Approval Policy in effect prior to its Chapter 11 reorganization.

Assignment to Management Company of Partnerships Involved in Certain Retail Leases

Certain Company officers and employees historically were partners in 3 partnerships that had 5 leases of space, representing 3,849 square feet in 4 of the Company’s malls during 2021, as well as one lease of space in a non-Company owned mall. Such spaces have been operated as food service establishments.

As previously reported by the Company in a Form 8-K filed with the SEC, on March 23, 2022, a series of assignments were made to the Management Company of partnership interests in these partnerships, which partnership interests previously were held by the following executive officers or their affiliated entities:

Executive Officer’s Name and Title	Number of Partnership Interests Assigned to Management Company
Stephen D. Lebovitz, Chief Executive Officer	1
Charles B. Lebovitz, Chairman Emeritus*	3
Michael I. Lebovitz, President	1

*These assignments were in Mr. Lebovitz’ capacity as President of two private entities controlled by members of the Lebovitz family, CBL & Associates, Inc. (assignee of a 1% managing partner interest in two partnerships) and The Avenues Corporation (assignee of a 1% managing partner interest in one partnership).

These assignments, which were approved by the Company’s Compliance Officer pursuant to the updated related party transaction approval provisions in the Company’s Code of Business Conduct as described above, were effective retroactively as of January 1, 2022 and were made for no consideration, in order to eliminate ongoing related party transaction considerations related to the operation of the establishments involved in the leases held by these partnerships. In the case of the three private entity assignments of partnership interests to the Management Company, they also included an agreement to indemnify the Management Company for any liability or claim resulting from any event, cause of action or other circumstance related to the partnership interest being assigned that arose or occurred prior to the effective date of these assignments.

Simultaneously with these assignments of partnership interests, and in recognition that the distributions from these partnerships would be received by the Management Company following such assignments, the Company’s Compensation Committee approved increases, effective as of March 23, 2022, in the 2022 annual base salaries of Stephen D. Lebovitz (from $698,803 per year to $719,442 per year) and Michael I. Lebovitz (from $423,441 per year to $428,691 per year). The amount of these increases in annual base salaries ($20,639 for Stephen D. Lebovitz and $5,250 for Michael I Lebovitz) was determined based on averaging the amount of distributions such officers received from their interests in these partnerships for the years 2019 and 2021, with 2020 not being utilized due to the impact of numerous COVID-related business interruptions during the year.

Certain Employment Relationships

Charles B. Lebovitz, who is the father of Stephen D. Lebovitz, Michael I. Lebovitz and Alan L. Lebovitz, serves as the Company’s Chairman Emeritus. He receives compensation from the Company commensurate with his level of experience and seniority as an officer of the Company, and based upon an annual review of his individual performance conducted in the same manner as for all Company executive officers. During 2022, the aggregate compensation paid to Charles B. Lebovitz was $362,765, which consisted entirely of cash compensation paid to Mr. Lebovitz during 2022, including base salary and matching contributions by the Management Company under the 401(k) Plan.

Alan L. Lebovitz, a son of Charles B. Lebovitz and brother of Stephen D. Lebovitz and Michael I. Lebovitz, serves as the Company’s Executive Vice President – Management. He receives compensation from the Company commensurate with his level of experience and seniority as an officer of the Company, and based upon an annual review of his individual performance conducted in the same manner as for all Company executive officers. During 2022, the aggregate compensation paid to Alan L. Lebovitz was $629,442, which consisted entirely of cash compensation paid to Mr. Lebovitz during

2022, including base salary, a cash bonus paid for his service as an executive officer in 2022 and matching contributions by the Management Company under the 401(k) Plan.

Both Charles B. Lebovitz and Alan Lebovitz also have been eligible for equity awards under the Company’s equity compensation plans and the Company’s insurance and other employee benefit programs on the same basis as other similarly situated executive officers. The compensation of Charles B. Lebovitz and Alan L. Lebovitz is subject to approval by the Compensation Committee in connection with that Committee’s approval of the compensation of all executive officers of the Company.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee evaluates the selection of the Company’s independent auditor each year, and has determined to recommend the appointment of Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Deloitte has served as the independent auditors for the Company since May 7, 2002. In determining whether to recommend the re-appointment of Deloitte as the Company’s independent auditor, the Audit Committee considered various factors, including:

•
Deloitte’s performance on prior audits, and the quality and efficiency of the services provided by Deloitte;
•
an assessment of the firm’s professional qualifications, resources and expertise;
•
Deloitte’s knowledge of the Company’s business and industry;
•
the quality of the Audit Committee’s ongoing communications with Deloitte and of the firm’s relationship with the Audit Committee and Company management;
•
Deloitte’s independence; the appropriateness of Deloitte’s fees; the length of time the firm has served in this role;
•
the impact on the Company of changing auditors; and
•
data on audit quality and performance, including recent PCAOB reports on Deloitte and peer firms.

Considered together, these factors enable the Audit Committee to evaluate whether the selection of Deloitte as the Company’s independent auditor, and the retention of Deloitte to perform other services, will contribute to and enhance audit quality. Based on its evaluation, the Audit Committee believes that the continued retention of Deloitte to serve as the Company’s independent registered public accounting firm is in the best interest of our shareholders. Accordingly, the Audit Committee has recommended, subject to ratification by the shareholders, that Deloitte serve as the Company’s independent auditors for the fiscal year ending December 31, 2023. A representative of Deloitte will attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

Independent Registered Public Accountants’ Fees and Services

The Company was billed for professional services provided during fiscal years 2021 and 2022 by Deloitte in the amounts set forth in the following table.

	2021	2022
Audit Fees (1)	$4,095,268	$1,492,725
Audit-Related Fees (2)	212,810	221,450
Tax Fees – Compliance (3)	265,000	250,000
Tax Fees – Consulting (4)	1,067,538	591,789
All Other Fees (5)	3,790	3,790
Total	$5,644,406	$2,559,754

(1) Consists of fees billed for professional services in connection with the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2021 and 2022 (including incremental fees related to the Company’s bankruptcy proceedings in the fiscal year ended December 31, 2021, which included the implementation of fresh start accounting), reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during the 2021 and 2022 fiscal years, and other services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2) Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include audits of the Company’s subsidiaries pursuant to requirements of certain loan agreements and joint venture agreements and other consultations.

(3) Consists of fees billed for professional services for assistance regarding federal and state tax compliance.

(4) Consists of fees billed for professional services for tax advice and tax planning, which consists of tax services related to joint ventures and tax planning. The fiscal year ended December 31, 2021 includes incremental fees related to the Company’s bankruptcy proceedings.

(5) Consists of subscription fees for an online accounting research tool.

The Audit Committee of the Board of Directors has considered the services rendered by Deloitte for services other than the audit of the Company’s financial statements and has determined that the provision of these services is compatible with maintaining the independence of Deloitte.

The Audit Committee has adopted a policy that it is required to approve all services (audit and/or non-audit) to be performed by the independent auditor to assure that the provision of such services does not impair such auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees, must be approved by the Audit Committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing such auditor’s independence and that such tax services do not constitute prohibited services pursuant to SEC and/or NYSE rules. The authority to approve services may be delegated by the Audit Committee to one or more of its members including the Chairman of the Audit Committee, but may not be delegated to management. If authority to approve services has been delegated to an Audit Committee member, any such approval of services must be reported to the Audit Committee at its next scheduled meeting. The Audit Committee has not relied on the de minimis exception under applicable SEC rules in approving any of the non-audit fees described above.

Recommendation and Vote Necessary to Approve the Proposal

The Board of Directors, in concurrence with the Audit Committee, proposes and recommends that the shareholders ratify the selection of Deloitte to serve as the independent auditors for the Company’s fiscal year ending December 31, 2023. Unless otherwise directed by the shareholder submitting such proxy, proxies received in response to this solicitation by the Board of Directors will be voted for approval of the selection of Deloitte to serve as the Company’s independent auditors for the 2023 fiscal year.

The ratification of the selection of Deloitte as the Company’s independent auditors for the 2023 fiscal year must be approved by a majority of the votes cast by shares of Common Stock present or represented at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE SELECTION OF

DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT AUDITORS FOR 2023

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Description of Advisory Vote

In accordance with the advisory recommendation of our shareholders at the 2017 Annual Meeting, our Board of Directors has determined that we will hold a nonbinding, advisory vote (a “say-on-pay vote”) to approve the compensation paid to our Named Executive Officers pursuant to Section 14A of the Exchange Act once every year. Accordingly, we are including a proposal for our shareholders to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as described in the “Executive Compensation” section comprising pages 32 through 74 of this Proxy Statement (including the Compensation Discussion and Analysis as well as the related compensation tables and narrative discussions set forth in the “Executive Compensation” section).

The Company has statutory officers, but no employees. Our officers, including the Named Executive Officers, receive all of their compensation in their capacity as employees of the Management Company, which also employs all of the other personnel engaged in the operation of our business. Apart from the terms of (i) the Amended and Restated Employment Agreements with each of our Named Executive Officers and (ii) the Separation and General Release Agreement and Consulting Agreement discussed above for Farzana Khaleel, none of our Named Executive Officers is compensated pursuant to any other employment agreement with the Company and the Company does not pay them salaries or bonuses or provide them other compensation or benefits, except for the grants of equity awards under our 2021 Equity Incentive Plan as described above in the “Executive Compensation” section of this Proxy Statement.

As described in greater detail in the Compensation Discussion and Analysis above, our Compensation Committee has approved incentive compensation programs for the Company’s Named Executive Officers designed to balance short-term and long-term performance and operational goals as well as stock price performance and to provide the appropriate level of objectivity with subjectivity in an effort to support our Company’s business plan and strategy. The Compensation Committee’s objectives in administering our executive compensation programs are to ensure that pay levels and incentive compensation are effective in attracting and retaining highly qualified personnel, while also linking overall compensation to the Compensation Committee’s evaluation of both executive and Company performance and serving our objective of linking management’s long-term economic interests with those of CBL’s shareholders. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation philosophy, policies, and practices described in this Proxy Statement.

Shareholder Resolution

Under this Proposal 3, shareholders have the opportunity to vote for, against, or abstain from voting with respect to the following resolution:

RESOLVED, that the compensation paid to the Named Executive Officers of CBL & Associates Properties, Inc. (the “Company”), as disclosed pursuant to Item 402 of SEC Regulation S-K in the “Executive Compensation” section of the Company’s Proxy Statement for its 2023 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis as well as the related compensation tables and narrative discussions set forth therein, is hereby approved by the Company’s shareholders on a nonbinding, advisory basis.

Recommendation and Vote Necessary to Approve the Advisory Proposal; Advisory Nature

Approval of the “say-on-pay” shareholder resolution that is the subject of this Proposal 3 will require the affirmative vote of a majority of the votes cast by shares of our Common Stock present or represented at the Annual Meeting. Unless otherwise directed by the shareholder submitting such proxy, proxies received in response to this solicitation by the Board of Directors will be voted for approval of such resolution. The shareholder vote on this proposal is advisory and nonbinding in nature, serves only as a recommendation to our Compensation Committee and Board of Directors, and will not overrule any decisions previously made by the Company, the Compensation Committee or the Board of Directors with respect to executive compensation, nor will it create any duty for the Company, the

Compensation Committee or the Board of Directors to take any action in response to the outcome of the vote. Director compensation disclosed in this Proxy Statement is not subject to or covered by this advisory vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
APPROVAL OF THE FOREGOING ADVISORY RESOLUTION RELATING TO
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF
FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

Description of Advisory Vote

As required by Section 14A of the Exchange Act, we are including a proposal for our shareholders to vote to approve, on a nonbinding, advisory basis, the frequency with which they wish to have a nonbinding, advisory vote on the compensation paid to our Named Executive Officers – in other words, how often a proposal similar to this year’s Proposal 3 will be included in the matters to be voted on at our future annual meetings. The choices available under this “say-on-pay frequency proposal” under Section 14A of the Exchange Act are “every one year,” “every two years” or “every three years.” Section 14A of the Exchange Act also requires that, at least once every six years, we hold a separate advisory vote similar to this Proposal 4 on whether our shareholders prefer to hold advisory votes on the compensation of our Named Executive Officers every one, two or three years.

In both 2011 and 2017, our shareholders voted in favor of, and the Company subsequently adopted, annual frequency as the interval for holding these advisory say-on-pay votes concerning the compensation of our Named Executive Officers. Accordingly, we have submitted such proposals to our shareholders at each annual meeting since 2011. After careful consideration, our Board of Directors continues to believe that holding these “say-on-pay” votes each year is the most appropriate alternative for the Company, and therefore our Board of Directors recommends that you vote for a one-year interval for future advisory votes on Named Executive Officer compensation. In formulating this recommendation, our Board considered the fact that annual say-on-pay votes, which are favored by the proxy advisory services Glass Lewis and Institutional Shareholder Services, Inc. (ISS) and by many of the Company’s largest shareholders, will allow our shareholders to continue to provide us with direct input each year on our compensation objectives, policies and practices for the Named Executive Officers.

Recommendation and Vote Necessary to Approve the Advisory Proposal; Advisory Nature

Under the Company’s Bylaws, the approval of a majority of the shares of our Common Stock present or represented at the Annual Meeting is required for the non-binding approval by stockholders of the selection of the “one year,” “two year” or “three year” alternatives for holding future advisory votes on Named Executive Officer compensation under this Proposal 4. Due to the nature of this proposal, however, if none of the alternatives (one year, two years or three years) receive a majority vote we will consider the highest number of votes cast by stockholders to be the frequency that has been selected on an advisory basis. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of the Company and our stockholders to hold future advisory votes on Named Executive Officer compensation more or less frequently than the option approved by our stockholders. As described above, the Board of Directors recommends that stockholders vote in favor of the selection of every “one year” as the frequency for holding future advisory votes on the compensation of the Company’s Named Executive Officers. Please mark your proxy card to indicate your preference on this Proposal 4, or your abstention if you wish to abstain.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF
“ONE YEAR” AS THE FREQUENCY FOR HOLDING FUTURE ADVISORY VOTES
ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICER

DATE FOR SUBMISSION OF SHAREHOLDER
PROPOSALS AND RELATED MATTERS

In accordance with requirements established by the SEC pursuant to Rule 14a-8(e)(2) under the Exchange Act, shareholder proposals to be included in the Company’s Proxy Statement with respect to the 2024 Annual Meeting of Shareholders must be received by the Company at its executive offices located at 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee 37421-6000, Attention: Corporate Secretary no later than December 26, 2023, which is 120 days before the anniversary of the date this proxy statement is being released to shareholders in connection with the 2023 Annual Meeting, and must comply with other applicable SEC rules.

In addition, the Company’s Bylaws provide that any shareholder of record desiring to nominate a director, or to have a shareholder proposal considered at an annual meeting outside the processes of SEC Rule 14a-8, must provide written notice of such nomination or proposal and prescribed supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 90 days (e.g., January 25, 2024) nor more than 120 days (e.g., December 26, 2023) prior to the anniversary date of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting; provided, however, that in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the date on which the Company held the prior year’s annual meeting, such notice and prescribed supporting documentation must be provided not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The Bylaws also provide that the public announcement of a postponement or adjournment of an annual meeting does not commence a new time period for the giving of any such notice.

In addition to complying with the procedures described above, shareholders who intend to solicit proxies in support of a director candidate other than the Company’s director nominees for consideration by shareholders at the 2024 Annual Meeting pursuant to the requirements of the SEC’s “universal proxy” Rule 14a-19 under the Exchange Act must comply with the related requirements of the Company’s Bylaws, including providing the Corporate Secretary of the Company with a notice setting forth all of the related information and disclosures required by Rule 14a-19 no later than January 25, 2024, in accordance with the timetable described in the preceding paragraph.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement (together, the “proxy materials”). This practice is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our proxy materials to your address. If you wish to revoke your consent to householding, or to request householding if you are receiving multiple copies of our proxy materials, you must contact your broker, bank or other nominee.

If you did not receive proxy materials, you can obtain a copy by contacting your bank or broker or other nominee. Or, you may contact our Executive Vice President – Chief Investment Officer, either by mail or telephone at our corporate office, as listed on the first page of this Proxy Statement, or by e‑mail to Investor.Relations@cblproperties.com.

OTHER BUSINESS OF THE MEETING

Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, if any matters of which management is not now aware should come before the meeting or any adjournment, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

By Order of the Board of Directors

STEPHEN D. LEBOVITZ
Chief Executive Officer

Chattanooga, Tennessee

April 24, 2023

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2022, MAY BE OBTAINED WITHOUT CHARGE BY ANY SHAREHOLDER TO WHOM THIS PROXY STATEMENT IS SENT UPON WRITTEN REQUEST TO CBL INVESTOR RELATIONS, CBL PROPERTIES, 2030 HAMILTON PLACE BLVD., SUITE 500, CBL CENTER, CHATTANOOGA, TENNESSEE 37421-6000.

cbl & associates properties, inc. 2030 hamilton place blvd, suite 500 chattanooga, tn 37421-6000scan to view materials & vote vote by internet -www.proxyvote.com or scan the qr barcode above use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. eastern time, on may 23, 2023 the day before the meeting date. follow the instructions to obtain your records and to create an electronic voting instruction form.during the meeting - go to www.virtualshareholdermeeting.com/cbl2023 you may attend the meeting via the internet and vote during the meeting. have the information that is printed in the box marked by the arrow available and follow the instructions. vote by phone - 1-800-690-6903 use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. eastern time, on may 23, 2023 the day before the meeting date. have your proxy card in hand when you call and then follow the instructions. vote by mail mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to vote processing, c/o broadridge, 51 mercedes way, edgewood, ny 11717. to vote, mark blocks below in blue or black ink as follows: keep this portion for your records detach and return this portion only this proxy card is valid only when signed and dated. the board of directors recommends you vote for the following: for withhold for all all all except to withhold authority to vote for any individual nominee(s), mark “for all except” and write the number(s) of the nominee(s) on the line below. 1. to re-elect six directors to serve for one year and until their respective successors have been duly elected and qualified. nominees 01) marjorie l. bowen 02) david j. contis 06) stephen d. lebovitz 03) david m. fields 04) robert g. gifford 05) jeffrey kivitz the board of directors recommends you vote for proposals 2 and 3. 2. to ratify the selection of deloitte & touche, llp as the independent registered public accountants for the company's fiscal year ending december 31, 2023. 3. an advisory vote on the approval of executive compensation. the board of directors recommends you vote 1 year on the following proposal: 4. an advisory vote on the frequency of future stockholder advisory votes relating to our executive compensation. note: such other business as may properly come before the meeting or any adjournment thereof. please sign exactly as your name(s) appear(s) hereon. when signing as attorney, executor, administrator, or other fiduciary, please give full title as such. joint owners should each sign personally. all holders must sign. if a corporation or partnership, please sign in full corporate or partnership name by authorized officer. for against abstain 1 year 2 years 3 years abstain signature please sign within box date signature (joint owners) date important notice regarding the availability of proxy materials for the annual meeting: the notice and proxy statement and annual report are available at www.proxyvote.com cbl & associates properties, inc.annual meeting of stockholders on may 24, 2023 this proxy is solicited on behalf of the board of directors the undersigned hereby appoints stephen d. lebovitz and jeffery v. curry, and each or any of them proxies, with power of substitution, to vote all shares of the undersigned at the annual meeting of stockholders to be held on wednesday, may 24, 2023 at 3:00 p.m., edt, at www.virtualshareholdermeeting.com/cbl2023 or at any adjournment thereof, upon the matters set forth in the proxy statement for such meeting, and in their discretion, on such other business as may properly come before the meeting.if no contrary specification is made, this proxy will be voted for proposals 1, 2, 3 and 1 year for proposal 4. (please mark, sign and return this proxy card promptly using the enclosed envelope.) continued and to be signed on reverse side